SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box: ☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

    ☐    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

LOUDCLOUD, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:
$63,500,000

(5)	Total fee paid:
$5,842

☐	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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Loudcloud, Inc.
599 N. Mathilda Avenue
Sunnyvale, California 94085
(408) 744-7300

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                 , 2002 AT          A.M.

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Loudcloud, Inc. will be held at                         , at          a.m., local time, on                 , 2002, for the following purposes:

1.
To consider and vote upon a proposal to approve the sale of our Managed Services Business pursuant to the asset purchase agreement dated as of June 14, 2002 between us, and our subsidiary, Loudcloud UK, Ltd. and Electronic Data Systems Corporation, EDS Information Services, L.L.C. and EDS Resource Management Corporation, as further described in the attached proxy statement, which for the purpose of §271 of the Delaware General Corporation Law would constitute a sale of substantially all of our assets;

2.	To consider and vote upon a proposal to amend our Amended and Restated Certificate of Incorporation to change our name to Opsware Inc.

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement.

Holders of record of our common stock and at the close of business on                 , 2002 will be entitled to vote at the special meeting or any adjournment or postponement. A list of stockholders entitled to vote will be kept at our offices for inspection prior to the special meeting. This list will also be available at the special meeting. Approval of each of the sale and corporate name change requires the affirmative vote of the holders of a majority of our issued and outstanding shares of common stock. Each share of common stock is entitled to one vote on all matters to come before the special meeting.

All of the above matters are more fully described in the accompanying proxy statement. Under the General Corporation Law of the State of Delaware, stockholders do not have appraisal rights in connection with the proposed sale of our Managed Services Business.

Our board of directors has determined that the asset purchase agreement, the sale of our Managed Services Business and the corporate name change referred to above are fair to and in the best interests of our stockholders and recommends that stockholders vote for approval and adoption of the asset purchase agreement and approval of the sale and the corporate name change.

Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card, and mail it promptly using the enclosed envelope. Returning your proxy does not deprive you of your right to attend the special meeting and vote your shares in person. Please do not send us your share certificates. Your prompt attention will be greatly appreciated.

Sincerely,

Marc Andreessen
Chairman of the Board

Sunnyvale, California
                 , 2002

This Notice of Special Meeting and the attached proxy statement are dated                 , 2002 and were first mailed to stockholders on or about                  , 2002.

i

GENERAL INFORMATION	59

INDEX TO FINANCIAL STATEMENTS	F-1

ANNEX A -
Asset Purchase Agreement dated as of June 14, 2002, between Loudcloud, Inc., Loudcloud UK, Ltd., Electronic Data Systems Corporation, EDS Information Services, L.L.C. and EDS Resource Management Corporation

ANNEX B -	Opinion of Credit Suisse First Boston Corporation

ANNEX C -	Form of Certificate of Amendment to Amended and Restated Certificate of Incorporation

ii

SUMMARY TERM SHEET

This summary term sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. To understand fully the details of the sale of our Managed Services Business to Electronic Data Systems Corporation, EDS Information Services, L.L.C. and EDS Resource Management Corporation (collectively referred to as “EDS”), and for a more complete description of the terms of the sale, you should read carefully this entire document and the documents we have referred you to. See “Where You Can Find More Information.”

THE PARTIES TO THE SALE

Loudcloud, Inc. 599 N. Mathilda Avenue Sunnyvale, California 94085 (408) 744-7300
We are a provider of managed Internet services for corporations and governmental agencies that operate mission-critical Internet applications. Our managed Internet services, which we refer to in this proxy statement as our Managed Services Business, allow customers to outsource the deployment, configuration, hosting, management and support of their Internet applications and web sites.

We deliver our services using our proprietary Opsware automation technology, which automates formerly manual tasks, such as provisioning and managing a customer’s Internet operations. In this proxy statement, we refer to the business of licensing our Opsware technology to end-users for management of their own Internet applications, as well as to hosting service providers and system integrators, as our Software Business. To date, we have limited experience in conducting the Software Business.

If the sale is approved by our stockholders and is consummated, we will no longer be engaged in the Managed Services Business and will be engaged principally in the Software Business. You can find more information about us in the documents that are incorporated by reference in this proxy statement. See “Where you Can Find More Information.”

Loudcloud UK, Ltd.	Loudcloud UK, Ltd. is a UK private limited company and is our wholly-owned UK subsidiary.

Electronic Data Systems Corporation
EDS, the leading global services company, provides strategy, implementation, business transformation and operational solutions for clients managing the business and technology complexities of the digital economy. EDS brings together the world’s best technologies to address critical client business imperatives.

EDS Information Services, L.L.C.	EDS Information Services, L.L.C. is a wholly-owned subsidiary of EDS.

EDS Resource Management Corporation	EDS Resource Management Corporation is a wholly owned subsidiary of EDS.

THE SPECIAL MEETING

Time and Place	The special meeting will take place at on 2002 at a.m., local time.

The Proposals
At the special meeting, our stockholders will consider and vote upon:

1.    A proposal to approve the sale of our Managed Services Business pursuant to the asset purchase agreement dated as of June 14, 2002 between us and EDS; and

2.    A proposal to amend our Amended and Restated Certificate of Incorporation to change our name to Opsware Inc.

Voting and Revocation of Proxies
All stockholders of record as of                     , 2002 are entitled to vote at the special meeting. Approval of the sale of our Managed Services Business and approval of the name change each require the affirmative vote of the holders of a majority of our outstanding common stock. See “The Special Meeting—Record Date; Voting at the Special Meeting” and “—Quorum; Vote Required For Approval.”

Any proxy given may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by submitting a new proxy on a later date, notifying our Secretary in writing or attending the special meeting and voting in person. See “The Special Meeting—Voting and Revocation of Proxies.”

PROPOSAL NO. 1:    THE SALE OF OUR MANAGED SERVICES BUSINESS

Overview

Reasons for the Sale of our Managed Services Business

We are proposing to sell our Managed Services Business to EDS because we believe the terms of the asset purchase agreement are in the best interests of our company and our stockholders. The board of directors has identified various benefits that are likely to result from the sale of our Managed Services Business. The board of directors believes the sale will:

•     allow us to devote substantially all of our energies and resources to development of our Software Business;

•     provide substantial cash proceeds and allow us to reduce substantially the cash requirements of operating our Software Business, relative to those required to operate both our Managed Services and Software Businesses; and

•   allow us to exploit the significant market opportunity we see for our Software Business.

These and other reasons for approving and recommending the sale of our Managed Services Business are discussed further in this document. See “Proposal No. 1: The Proposed Sale—Reasons for the Sale” and “—Recommendation of the Board of Directors.”

Opinion of Financial Advisor
In deciding to approve the sale, our board of directors considered the opinion of its financial advisor, Credit Suisse First Boston, that, as of June 14, 2002, based upon and subject to the various considerations set forth in its opinion, the aggregate payment of $63.5 million in cash, subject to adjustments as set forth in the asset purchase agreement, was fair to us from a financial point of view. See “Proposal No. 1: The Proposed Sale—Opinion of Loudcloud’s Financial Advisor.”

Recommendation of our Board of Directors
Our board of directors has determined that the sale is fair to and in the best interests of our stockholders and has unanimously approved the asset purchase agreement with EDS. Accordingly, our board of directors unanimously recommends that our stockholders vote to approve the asset purchase agreement and the sale. In reaching its conclusions, our board of directors considered the factors described under “Proposal No. 1: The Proposed Sale—Reasons for the Sale” and “—Recommendation of the Board of Directors.”

Required Vote	The approval of the sale of the Managed Services Business requires the vote of the holders of a majority of shares of our outstanding common stock.

Absence of Dissenters’ Rights of Appraisal
Delaware General Corporate Law (“DGCL”) governs stockholders’ rights in connection with the proposed sale. Under the applicable provisions of the DGCL, our stockholders will have no right in connection with the proposed transaction to seek appraisal of their shares of common stock.

See “Risk Factors” for a discussion of some important considerations you should take into account before deciding how to vote.

The Asset Purchase Agreement

The following description is qualified in its entirety by reference to the complete text of the asset purchase agreement, which is incorporated by reference and attached to this proxy statement as Annex A.

Purchase Price
Under the terms of the asset purchase agreement, EDS has agreed to pay us $63.5 million for the assets primarily used to conduct the Managed Services Business, subject to certain adjustments that could increase or decrease the price depending on the occurrence of certain events. See “The Asset Purchase Agreement—Purchase Price.”

In addition, EDS has agreed to assume certain of the liabilities relating to or arising out of the Managed Services Business, as described below.

Assets Being Sold
We are selling to EDS substantially all of the assets primarily used to conduct our Managed Services Business. These assets include customer contracts, vendor contracts, fixed assets, accounts receivable and other assets of our Managed Services Business.

Assumed Liabilities
EDS will assume certain specified liabilities relating to or arising out of the conduct of the Managed Services Business, including:

•     subject to certain limitations, all obligations, debts and liabilities incurred in our operation of the Managed Services Business;

•     all obligations, debts and liabilities arising after the closing date of the asset purchase agreement pursuant to the contracts assumed by EDS;

•     all obligations, debts and liabilities incurred in EDS’s operation or control of the assets it acquires that relate to events occurring after the closing date; and

•     certain post-closing environmental, tax and employee benefit obligations.

Assets Being Retained
We will retain our cash, cash equivalents and restricted cash as of the closing and all of our proprietary Opsware automation technology. We will also retain certain vendor contracts, fixed assets, facility leases and other assets related to our Software Business.

Retained Liabilities
Generally, we will retain all liabilities associated with the Software Business and all liabilities associated with our conduct of the Managed Services Business prior to the closing that are not assumed by EDS.

Certain Covenants of EDS and Loudcloud

Other offers	We have agreed not to solicit other offers for the assets of the Managed Services Business. However, we may enter into negotiations or an agreement with respect to an unsolicited superior proposal.

Conduct of the Managed Services Business prior to Closing	We have agreed to operate the Managed Services Business in the ordinary course and consistent with past practice prior to the closing date.

Managed Services Business License and Maintenance Agreements

Effective upon closing, and as part of the purchase price, we have agreed to grant EDS a license to use our technology to service our customers that are transferred to EDS, and to certain maintenance obligations with respect to this license.

Non-Solicitation	EDS has agreed not to solicit any employees of Loudcloud for a period of one year after the closing date.

Non-Competition	We have agreed not to compete with EDS in the Managed Services Business for three years after the closing date.

Conditions to Completion of the Sale
The asset purchase agreement contains various customary conditions to closing, including:

•     expiration or termination of any Hart-Scott-Rodino Act (“HSR”) waiting period;

•     absence of any law, court order or decree prohibiting the transaction;

•     approval by our stockholders;

•     effectiveness of the Opsware license agreement and Opsware maintenance agreement we signed with EDS;

•     accuracy of representations and warranties given by us to EDS;

•     accuracy of representations and warranties given by EDS to us;

•     performance in all material respects of obligations under the asset purchase agreement by us and by EDS; and

•     the absence of a material adverse effect with respect to our Managed Services Business.

See “The Asset Purchase Agreement—Conditions to Completion of the Sale.”

Termination of the Purchase Agreement
The asset purchase agreement may be terminated at any time prior to the closing:

•     by mutual written consent;

•     by either party if the transactions contemplated by the asset purchase agreement are not consummated by October 31, 2002;

•     by either party if any governmental entity issues a law or court order that permanently prohibits the sale;

•     by either party if approval of our stockholders is not obtained; and

•     by either party if we determine to enter into an agreement with respect to a superior proposal.

See “The Asset Purchase Agreement—Termination.”

Obligation upon Termination
All obligations of either party will cease upon termination of the asset purchase agreement except that each of our confidentiality, arbitration, and expense obligations will survive any termination of the asset purchase agreement. In addition, if the asset purchase agreement is terminated by us or EDS because we decide to enter into an agreement with respect to a superior proposal, we will be obligated to pay EDS $2.0 million within two business days after the termination.

Indemnity
We have agreed to indemnify EDS and other related persons, and EDS has agreed to indemnify us, for any damages incurred in connection with a breach of our or EDS’s respective representations and warranties (other than with respect to intellectual property), covenants or obligations contained in the asset purchase agreement.

We have also agreed to indemnify EDS in connection with any action or investigation relating to liabilities and for any obligation to pay taxes that we will retain after the sale of the Managed Services Business, and EDS has agreed to indemnify us against any action or investigation relating to liabilities and for any tax obligations that EDS will assume upon purchase of the Managed Services Business.

In certain circumstances and for a limited period of time, we have agreed to indemnify EDS for (i) customer claims under our customer contracts, (ii) direct damages resulting from infringement by our technology of certain patents, copyrights and trade secrets and (iii) certain claims our stockholders may assert against EDS.

In some of the instances listed above, we will not indemnify EDS, and EDS will not indemnify us, until the other party has suffered losses in excess of $500,000, at which time that party will be entitled to indemnification for the full amount in excess of $500,000. The maximum liability of either party for such matters will not exceed $27.0 million. See “The Asset Purchase Agreement—Indemnification.”

Additional Agreements Related to The Asset Purchase Agreement

Opsware License and Maintenance Agreements
In addition to the license and maintenance agreements entered into pursuant to the asset purchase agreement, contemporaneous with the execution of the asset purchase agreement, we executed an Opsware license agreement with EDS pursuant to which we granted EDS a non-exclusive, worldwide hosting and integration license whereby EDS will have certain rights to license our Opsware technology. Under the Opsware license agreement, EDS will pay us minimum license fees of $52 million in the aggregate over the three-year term of the license. We must develop specified features and functionality under this license agreement. The agreement includes restrictions on our ability to enter into certain licensing arrangements with certain competitors of EDS for a limited period of time and enables EDS to maintain the minimum fees under the license agreement at the then-existing revenue commitment levels in the event we assign our rights and obligations thereunder to certain competitors of EDS.

Contemporaneous with the execution of the asset purchase agreement, we also executed an Opsware maintenance agreement with EDS pursuant to which we are required to provide support and maintenance services in connection with the license to our Opsware technology. Under this agreement, we will provide EDS with training and assistance, which will be included in the license fees paid under the Opsware license agreement.

Both the Opsware license agreement and the Opsware maintenance agreement become effective upon the closing of the sale of the Managed Services Business.

Sublease
In conjunction with the closing of the sale of our Managed Services Business, EDS is expected to enter into a sublease for approximately one-third of our current headquarters facility located at 599 N. Mathilda Avenue, Sunnyvale, CA for a period of two years. EDS is also expected to enter into an agreement under which it will guarantee the performance of our obligations under our lease for our current headquarters facility. However, the signing of these agreements is not a condition for closing the sale.

System Integrator Termsheet	We have agreed to negotiate an agreement that will enable EDS to act as a system integrator for our Opsware technology. However, the signing of this agreement is not a condition for closing the sale.

Other Considerations

Regulatory Matters
The sale is subject to review under federal antitrust law and may not be completed until applicable notification and waiting period requirements have been satisfied. See “Proposal No. 1: The Proposed Sale—Conditions to Completion of the Sale.”

Use of Proceeds
We will use the proceeds of the sale for general working capital purposes related to the Software Business and to pay expenses related to the sale of the Managed Services Business. None of the proceeds of the sale will be distributed to our stockholders. See “Proposal No. 1: The Proposed Sale—Use of Proceeds.”

Federal Income Tax Consequences
The sale should not have any direct federal income tax consequences to you. However, the sale will constitute a taxable sale of assets and we will recognize taxable income with respect to the sale. See “Proposal No. 1: The Proposed Sale—Material Federal Income Tax Consequences.”

PROPOSAL NO. 2:    CHANGE OF CORPORATE NAME

Reason for the Change of our Name	We are proposing to amend our Amended and Restated Certificate of Incorporation to change our corporate name to Opsware Inc. because we believe this new name better reflects our new corporate focus.

Recommendation of our Board of Directors
Our board of directors has determined that changing our name to Opsware Inc. is in the best interests of our stockholders, and has unanimously approved the name change. Accordingly, our board of directors unanimously recommends that our stockholders vote to approve the name change.

Required Vote	The approval of the changing of our corporate name requires the vote of holders of a majority of our outstanding common stock.

SUMMARY FINANCIAL DATA

Below is a summary of our unaudited pro forma combined condensed consolidated financial information included elsewhere in this proxy statement. Please see the section entitled “Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.”

Our unaudited pro forma combined condensed financial information consists of the Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations for the year ended January 31, 2002 and for the three-months ended April 30, 2002 and the Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet as of April 30, 2002 (collectively, the Pro Forma Statements). The Pro Forma Statements give effect to the sale of all of the assets relating to the Managed Service Business to EDS for $63.5 million in cash, subject to a purchase price adjustment depending on the occurrence of certain events, plus the assumption of certain liabilities. In addition, the Pro Forma Statements give effect to the repurchase of our 13% Senior Discount Notes due 2005 (collectively, the Senior Discount Notes) for $42.0 million in cash and the issuance of approximately 2.0 million shares of our common stock, valued at $3.0 million. The Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations for the year ended January 31, 2002 and the three-months ended April 30, 2002 reflect these transactions as if they had taken place on February 1, 2001. The Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet gives effect to these transactions as if they had taken place on April 30, 2002.

In addition, the Pro Forma Statements combine our consolidated statements of operations for the year ended January 31, 2002 and the unaudited consolidated statement of operations for the three months ended April 30, 2002 with the historical statement of operations for the year ended December 31, 2001 and historical statements of operations for the three months ended March 31, 2002 of Frontera Corporation, which we agreed to acquire in February 2002. Also, the Pro Forma Statements combine our April 30, 2002 consolidated balance sheet with Frontera’s March 31, 2002 balance sheet.

The unaudited pro forma combined condensed consolidated financial statements are provided for informational purposes only and are not necessarily indicative of our past or future results of operations or financial condition. Assumptions were used in preparation of the unaudited pro forma combined condensed consolidated financial statements and the pro forma results would differ had alternative assumptions been used. Additionally, the unaudited pro forma combined condensed consolidated financial statements have been prepared based on preliminary estimates of the taxable gain and taxes payable from the proposed sale of the Managed Services Business to EDS. The actual results may change as additional facts become known.

Balance Sheet Data as of April 30, 2002
(in thousands, unaudited)

	As Reported	Combined Condensed Pro Forma
Total assets	$144,134	$132,945
Total liabilities	110,032	25,180
Total stockholders’ equity	34,102	107,765

Statement of Operations Data for year ended January 31, 2002
(in thousands, except per share amounts)

	As Reported	Combined Condensed Pro Forma (unaudited)
Net revenue	$56,012	$2,956
Net loss	(210,675)	(143,634)
Basic and diluted loss per share	(3.45)	(2.11)

Statement of Operations Data for three months ended April 30, 2002
(in thousands, except per share amounts, unaudited)

	As Reported	Combined Condensed Pro Forma
Net revenue	$17,438	$475
Net loss	(30,380)	(20,720)
Basic and diluted net loss per share	(0.46)	(0.28)

LOUDCLOUD, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA
(in thousands, except per share amounts)

	Year Ended January 31,		Period from Inception (September 9, 1999) to January 31, 2000	Three Months Ended April 30,
	2002	2001		2002	2001
				(unaudited)
Consolidated Statements of Operations Data:
Net revenue	$56,012	$15,486	$—	$17,438	$11,662
Restructuring costs	31,471	—	—	—	—
Amortization of deferred stock compensation	42,666	71,725	2,208	5,936	16,900
Net loss	(210,675)	(166,420)	(4,981)	(30,380)	(60,313)
Series C convertible preferred stock deemed non-cash dividend	—	(67,530)	—	—	—
Net loss applicable to common stockholders	(210,675)	(233,950)	(4,981)	(30,380)	(60,313)
Basic and diluted net loss per share applicable to common stockholders	$(3.45)	$(165.57)	$(1,815.23)	$(0.46)	$(1.25)

	As of January 31,			As of April 30,

	2002	2001	2000	2002

Consolidated Balance Sheet Data:
Cash, cash equivalents, short-term investments and restricted cash	$115,638	$80,422	$20,479	$93,530
Working capital	48,928	19,643	16,088	38,765
Total assets	174,297	148,212	25,763	144,134
Long-term obligations and senior discount notes, net of current portion	56,657	43,063	—	58,484
Stockholders’ equity	57,476	58,591	20,690	34,102

COMPARATIVE PER SHARE DATA

Set forth below are our historical loss per share and book value per share data and our unaudited pro forma combined per share data. The data set forth below should be read in conjunction with our audited consolidated financial statements, unaudited combined condensed consolidated interim financial statements, and the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements, including the notes thereto, which are included elsewhere within this Proxy Statement.

	Year ended January 31, 2002	Three months ended or as of April 30, 2002
Historical:
Basic and diluted net loss per share	$(3.45)	$(0.46)
Book value per share(1)		$0.51

Pro Forma:
Pro forma combined net loss per share(2)	$(2.11)	$(0.28)
Pro forma combined book value per share(3)		$1.47

(1)	The historical book value per share is computed by dividing total stockholders’ equity by the number of weighted average shares of common stock outstanding during the period.
(2)
Pro forma combined net loss per share reflects our net loss for the year ended January 31, 2002 and the three months ended April 30, 2002 and is based upon (i) our weighted average common stock outstanding for the periods presented, (ii) 4,988,000 shares of our common stock assumed to be issued for all of the outstanding shares of Frontera Corporation and (iii) 2,046,385 shares of our common stock issued in connection with the settlement of the Senior Discount Notes.

(3)	The pro forma combined book value per share is computed by dividing total pro forma stockholders’ equity by the number of weighted average shares of common stock outstanding during the period.

QUESTIONS AND ANSWERS ABOUT THE SALE

Q.	When and where is the special meeting?

A.	The special meeting will take place at on , 2002 at a.m.

Q.	Who is entitled to vote at the annual meeting?

A.	Only holders of record of our common stock as of the close of business on , 2002 will be entitled to notice of and to vote at the special meeting.

Q.	What is being sold?

A.
Under the asset purchase agreement dated as of June 14, 2002 between us and EDS, we have agreed to sell to EDS our Managed Services Business for a total purchase price of $63.5 million, subject to certain adjustments, and the assumption of certain liabilities of the Managed Services Business. Following the sale, we will no longer be involved in the Managed Services Business.

Q.	Why is our company proposing to sell its Managed Services Business?

A.
We are proposing to sell our Managed Services Business to shift our company from providing managed Internet services through our proprietary Opsware automation technology to licensing and further developing that technology through our Software Business. The sale of the Managed Services Business will allow us to focus principally on the Software Business. We believe that greater overall growth and profit opportunities exist in the Software Business than retaining the Managed Services Business would permit. In addition, selling the Managed Services Businesses substantially reduces the cash operating requirements of our Software Business, relative to those required to operate both our Managed Services and Software Businesses.

Q.	Will any of the proceeds from the sale of the Managed Services Business be distributed to me as a stockholder?

A.	No. We intend to retain the proceeds and use them for general working capital purposes.

Q.	What will Loudcloud’s business be after the sale?

A.	As previously stated, we intend to focus on expanding our Software Business.

Q.	Will I continue to be able to sell my shares?

A.	The sale of our Managed Services Business will not affect your right to sell or otherwise transfer your shares of our common stock.

Q.	Will I have appraisal rights?

A.	No. Under the applicable provisions of the DGCL, the Company’s stockholders will have no right in connection with the proposed transaction to seek appraisal of their shares of common stock.

Q.	When do you expect the sale to be completed?

A.	We are working towards completing the sale as quickly as possible. We hope to complete the sale in September 2002.

Q.	What are the United States federal income tax consequences of the sale of our Managed Services Business to the stockholders?

A.	We do not expect that the sale of our Managed Services Business will result in any federal income tax consequences to our stockholders.

Q.	What will happen if the sale of our Managed Services Business is not approved?

A.
If the sale is not approved, we will not complete the proposed sale, we will retain and continue to operate the Managed Services Business and we will continue to assess the feasibility of available alternatives, including other disposition alternatives that may arise, if any. In this event, we would require additional financing to operate our business and we may not be able to continue as a going concern.

Q.	What do I need to do now?

A.
Mail your signed proxy card in the enclosed return envelope, as soon as possible, so that your shares may be represented at the special meeting. In order to assure that your vote is obtained, please give your proxy as instructed on your proxy card even if you currently plan to attend the special meeting in person. Our board of directors recommends that you vote in favor of the sale and the corporate name change.

Q.	What do I do if I want to change my vote?

A.
Send in a later-dated, signed proxy card to our Secretary, Jordan J. Breslow, Loudcloud, Inc., 599 N. Mathilda Avenue, Sunnyvale, California 94085, before the special meeting. Alternatively, you can attend the special meeting in person and vote. You may also revoke your proxy by sending a notice of revocation to our Secretary, as noted above.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.
If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote them. You should, therefore, be sure to provide your broker with instructions on how to vote your shares.

RISK FACTORS

You should carefully consider the risk factors described below as well as other information provided to you in this document in deciding how to vote on the proposal to sell our Managed Services Business. The risk factors described below are not the only ones facing our company. Additional considerations not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the risks discussed below come to fruition, our business, financial condition or results of operations could be materially and adversely affected, the value of our common stock could decline and you may lose all or part of your investment.

Risks Relating to the Proposal to Sell Our Managed Services Business

If we fail to complete the sale of our Managed Services Business, we will need to raise additional capital and such failure will create substantial doubt as to our ability to continue as a going concern.

We cannot assure you that the sale of our Managed Services Business will be completed. If we fail to complete the sale of our Managed Services Business, we will need to raise additional funds. Additional financing may not be available on terms that are acceptable to us, or at all. If adequate funds are not available on acceptable terms, our ability to finance our operations would be significantly limited. We have incurred significant expenses and made certain cash payments, including a cash payment of $42.0 million in connection with the repurchase of our Senior Discount Notes, in anticipation of closing the sale of our Managed Services Business, the cumulative effect of which have been to reduce substantially our available cash resources. As a result of our announcement of the sale of our Managed Services Business, we may be unable to enter into material additional customer service agreements with respect to our Managed Services Business. As a result of the factors described above, failure to complete the sale of our Managed Services Business in a timely manner or at all creates substantial doubt about our ability to continue as a going concern.

Selling our Managed Services Business will constitute a sale of substantially all of our assets.

Pursuant to the asset purchase agreement, we plan to sell all of the assets related to our Managed Services Business to EDS. For the year ended January 31, 2002, our Managed Services Business accounted for approximately 95% of our revenues. Upon consummation of the sale of our Managed Services Business, all of our revenues will be generated by our Software Business. We have very limited experience in licensing our software, and we cannot provide any assurance that our software will achieve market acceptance. If we are not successful in operating and growing our Software Business, our business, results of operations and financial condition will be adversely affected.

The purchase price for our Managed Services Business is subject to adjustment, and we may receive less proceeds than we expect.

Under the asset purchase agreement, the purchase price may be reduced by up to $10 million if the contractual revenue we deliver to EDS is less than a certain amount. In addition, the purchase price may be adjusted based upon the final determination of the total net assets of the Managed Services Business transferred at closing, and EDS will withhold $3 million of the purchase price for up to approximately five months pending this determination. To the extent the purchase price is reduced under these provisions, we will have less cash available to operate the Software Business, and we may be required to seek additional financing. Such financing may not be available on acceptable terms, if at all.

The asset purchase agreement will expose us to contingent liabilities.

Under the asset purchase agreement, we have retained various liabilities relating to the Managed Services Business and have agreed to indemnify EDS for any breach or default of our representations and warranties contained in the asset purchase agreement and for other matters, including all liabilities retained by us under that agreement, subject to certain limitations. See “The Asset Purchase Agreement—Retained Liabilities” and “The Asset Purchase Agreement—Indemnification.” For example, an indemnification claim by EDS might result if we breach or default on any of our representations about the assets comprising our Managed Services Business. If any claim is made by EDS, we may be required to expend significant cash resources in defense and settlement of the claim.

Management could spend or invest the proceeds from the sale of our Managed Services Business in ways with which our stockholders may not agree.

Our management could spend or invest the proceeds from the sale of our Managed Services Business in ways with which our stockholders may not agree. The investment of these proceeds may not yield a favorable return. Furthermore, because our Software Business is evolving, in the future we may discover new opportunities that are more attractive. As a result, we may commit resources to these alternative market opportunities. If we change our business focus we may face risks that are different from the risks currently associated with our Software Business.

Risk Factors Relating to Our Company if our Managed Services Business is Sold

We have limited experience operating our Software Business and our business model is new and unproven, which makes it difficult to evaluate our future prospects.

If the sale of our Managed Services Business is completed, our business model will shift from providing managed Internet services to licensing our Opsware technology. Due to our limited experience operating our Software Business, we have limited ability to forecast future demand for our products and limited financial data upon which you may evaluate our business and prospects. Our potential for future profitability must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets. Some of these risks relate to our potential inability to:

•	sign contracts with and deploy a sufficient number of customers, particularly in light of current unfavorable economic conditions;

•	provide high levels of software support;

•	develop new service or product offerings to extend the functionality of our existing technology;

•	extend our Opsware technology to support a wide range of hardware and software to meet the needs of a large range of customers;

•	develop a direct sales channel to sell our Opsware technology;

•	develop additional strategic partnerships to facilitate our ability to market and sell our Opsware technology;

•	develop modules that permit our Opsware technology to be integrated with the variety of existing management systems that customers may already have deployed; and

•	establish awareness of our brand.

We may not successfully address these risks. If we do not successfully address these risks, we may not realize sufficient revenue or net income to reach or sustain profitability.

Our financial results may fluctuate significantly, which could cause our stock price to decline.

Our revenue and operating results could vary significantly from period to period. These fluctuations could cause our stock price to fluctuate significantly or decline. Important factors that could cause our quarterly and annual results to fluctuate materially include:

•	our ability to obtain new customers and retain existing customers;

•	the timing of signing contracts with new and existing customers;

•	the timing and magnitude of operating expenses and capital expenditures;

•	costs related to the various third-party technologies we may incorporate into our technology and services;

•	changes in our pricing policies or those of our competitors;

•	any downturn in our customers’ and potential customers’ businesses;

•	the timing of product releases or upgrades by us or by our competitors; and

•	changes in the mix of revenue attributable to higher-margin software products as opposed to substantially lower-margin services.

We expect that a majority of our software revenue in any quarter will depend on orders booked and shipped in the last month, weeks or days of that quarter. If an order does not occur or is deferred, our revenue in that quarter could be substantially reduced, and we may be unable to proportionately reduce our operating expenses during a quarter in which this occurs. Our current and future levels of operating expenses and capital expenditures are based to an extent on our growth plans and estimates of future contract signings and revenue. These expenditure levels are, to a large extent, fixed in the short term. We may not be able to adjust spending in a timely manner to compensate for any unexpected contract signings or revenue shortfall, and any significant shortfall in contract signings or revenue relative to planned expenditures could negatively impact our business and results of operations.

Due to these and other factors, period-to-period comparisons of our operating results may not be meaningful. You should not rely on our results for any one period as an indication of our future performance. In future periods, our operating results may fall below the expectations of public market analysts or investors. If this occurs, the market price of our common stock would likely decline.

Our operating results will be highly dependent upon our relationship with EDS and any deterioration of our relationship with EDS could adversely affect the success of our Software Business.

We expect that our operating results will be largely dependent on our relationship with EDS for the foreseeable future. In addition, we are obligated to develop specified features and functionality under our agreements with EDS. If the health of our relationship with EDS were to deteriorate or if we are unable to deliver the specified features and functionality, our business and results of operations would be adversely affected.

Our license agreement with EDS is for an initial term of three years and we cannot predict whether EDS will extend the license beyond three years. Whether or not EDS continues to license our software will depend, in large part, on its level of customer satisfaction. If EDS does not renew its license, our operating results will be adversely affected. In addition, if EDS does not renew its license, this may negatively impact our reputation and our ability to license our Opsware technology to customers more broadly.

As we redeploy our assets, we may continue to incur significant operating losses and negative cash flow, and we may never be profitable.

We will have to spend significant funds to continue developing our software products and refocus our operations, research and development and sales and marketing organizations to fit the needs of our Software

Business. We have incurred significant operating and net losses and negative cash flow and have not achieved profitability. As of April 30, 2002, we had an accumulated deficit of $480.0 million, which includes approximately $195.5 million related to non-cash deferred stock compensation. In addition, in connection with the sale of the Managed Services Business, we are undertaking a significant restructuring of our business, resulting in expected charges in future periods. We expect to continue to experience operating losses through at least the first several quarters following closing.

To achieve operating profitability, we will need to establish a customer base for our software and decrease our costs per customer. We may not be able to increase our revenue or increase our operating efficiencies in this manner. If our revenue grows more slowly than we anticipate or if our operating expenses increase more than we expect, our operating results will suffer. Consequently, it is possible that we will not achieve profitability. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future.

If we do not develop and expand our direct sales organizations, we will have difficulty acquiring and retaining customers.

Our products require a sophisticated sales effort targeted at a limited number of key people within our prospective customers’ organizations. Because the market for our technology and services is new, many prospective customers are unfamiliar with the products and services we offer. As a result, our sales effort requires highly trained sales personnel. We need to continue to expand our sales organization in order to increase market awareness of our services to a greater number of organizations and, in turn, to generate increased revenue. We are in the process of developing our direct sales force, and we may require additional qualified sales personnel. Competition for these individuals is intense, and we may not be able to hire the type and number of sales personnel we need. Moreover, even after we hire these individuals, they require extensive training. If we are unable to expand our direct sales force and train new sales personnel as rapidly as necessary, we may not be able to increase market awareness and sales of our products, which may prevent us from growing our revenue and achieving and maintaining profitability.

If we do not develop our distribution channels, we will have to rely more heavily on our direct sales force to develop our business, which could limit our ability to increase revenue and grow our business.

Our ability to sell our products will be impaired if we fail to develop our distribution channels. We expect to establish multiple indirect marketing channels to increase the number of customers licensing our products. Moreover, our channel partners must market our products effectively and be qualified to provide timely and cost-effective customer support and service, which requires us to provide proper training and technical support. If our channel partners do not effectively market and sell our products or choose to place greater emphasis on products offered by our competitors, our ability to grow our business and sell our products will be negatively affected.

If we do not develop and maintain productive relationships with systems integrators, our ability to generate sales leads and increase our revenue sources will be limited.

We expect to develop and rely on additional relationships with a number of computing and systems integration firms to enhance our sales, support, service and marketing efforts, particularly with respect to the implementation and support of our products, as well as to help generate sales leads and assist in the sales process. Many such firms have similar, and often more established, relationships with our competitors. These systems integrators may not be able to provide the level and quality of service required to meet the needs of our customers. If we are unable to develop and maintain effective relationships with systems integrators, or if they fail to meet the needs of our customers, our business could be harmed.

The market for our services is competitive and we may not have the resources required to compete effectively.

The market for our automation technology is relatively new and therefore subject to rapid and significant change. While we believe our technology is superior to that of our competitors, we cannot assure you of the success of our strategy going forward. Our competitors may succeed in developing technologies and products that are more effective than our software, which could render our products obsolete and noncompetitive. Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, more developed infrastructures, greater name recognition and more established relationships in the industry than we have. As a result, many of our competitors may be able to develop and expand their technology offerings more rapidly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisitions and other opportunities more readily, achieve greater economies of scale, devote greater resources to the marketing and sale of their technology and adopt more aggressive pricing policies than we can.

Furthermore, because many of our current competitors have pre-existing relationships with our current and potential customers, we might not be able to achieve sufficient market penetration to achieve or sustain profitability. These existing relationships can also make it difficult for us to obtain additional customers due to the substantial investment that these potential customers might have already made based on our competitors’ technology. Furthermore, our competitors may be able to devote substantial resources aimed at preventing us from establishing or enhancing our customer relationships.

Our competitors and other companies may form strategic relationships with each other to compete with us. These relationships may take the form of strategic investments, joint-marketing agreements, licenses or other contractual arrangements, any of which may increase our competitors’ ability to address customer needs with their product offerings. Our competitors may consolidate with one another, or acquire other technology providers, enabling them to more effectively compete with us. This consolidation could affect prices and other competitive factors in ways that would impede our ability to compete successfully and harm our business.

Because our success depends on our proprietary technology, if third parties infringe our intellectual property, we may be forced to expend significant resources enforcing our rights or suffer competitive injury.

Our success depends in large part on our proprietary technology. We currently rely on a combination of copyright, trademark, trade secret and other laws and restrictions on disclosure to protect our intellectual property rights. These legal protections afford only limited protection, and our means of protecting our proprietary rights may not be adequate.

Our intellectual property may be subject to even greater risk in foreign jurisdictions, as the laws of many countries do not protect proprietary rights to the same extent as the laws of the United States. If we cannot adequately protect our intellectual property, our competitive position may suffer.

We may be required to spend significant resources to monitor and police our intellectual property rights. We may not be able to detect infringement and may lose our competitive position in the market before we are able to ascertain any such infringement. In addition, competitors may design around our proprietary technology or develop competing technologies. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Any such litigation could result in substantial costs and diversion of resources, including the attention of senior management.

Other companies, including our competitors, may obtain patents or other proprietary rights that would prevent, limit or interfere with our ability to make, use or sell our services. As a result, we may be found to infringe on the proprietary rights of others. Intellectual property litigation or claims could force us to do one or more of the following:

•	pay costly damages;

•	stop licensing technologies that incorporate the challenged intellectual property;

•	obtain a license from the holder of the infringed intellectual property right, which may not be available on reasonable terms or at all; and

•	redesign our technology and products and services if feasible.

If we are forced to take any of the foregoing actions, our business may be seriously harmed. In addition, any of these could have the effect of increasing our costs and reducing our revenue. Our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed.

Our business will suffer if we do not enhance or introduce new products, services and upgrades to meet changing customer requirements.

The market for our automation technology is characterized by rapid technological change, uncertain product life cycles, changes in customer demands and evolving industry standards. Any delays in responding to these changes and developing and releasing enhanced or new products, services and upgrades could hinder our ability to retain existing and obtain new customers. In particular, our technology is designed to support a variety of hardware, software and networking products that we believe to be proven and among the most widely used. We cannot be certain, however, that present and future customers will continue to use these products. Even if they do, new versions of these products are likely to be released and we will need to adapt our technology to these new versions. We must, therefore, constantly modify and enhance our technology to keep pace with changes made to our customers’ hardware and software configurations and network infrastructures. If we fail to promptly modify or enhance our technology in response to evolving customer needs and demands, fail to introduce new products and upgrades or fail to fully develop our new product offerings, our technology may not achieve widespread acceptance and could become obsolete, which would significantly harm our business.

As we introduce new services or technologies into existing customer architectures, we may experience performance problems associated with incompatibility among different versions of hardware, software and networking products. To the extent that such problems occur, we may face adverse publicity, loss of sales, delay in market acceptance of our services or customer claims against us, any of which could harm our business.

The information technology automation software market is relatively new, and our business will suffer if the market does not develop as we expect.

The market for our automation technology is relatively new and may not grow or be sustainable. Potential customers may choose not to purchase automation software from a third-party provider due to concerns about security, reliability, cost or system compatibility. It is possible that our services may never achieve broad market acceptance. In addition, we have not yet sold or deployed our software on the scale that is anticipated in the future. We will incur operating expenses based to an extent on anticipated revenue trends that are difficult to predict given the recent emergence of the information technology automation software market. If this market does not develop, or develops more slowly than we expect, we may not achieve significant market acceptance for our software, our rate of revenue growth may decline and our operating results may suffer.

Sales efforts involving large enterprises and traditional businesses involve lengthy sales and deployment cycles, which may cause our financial results to suffer.

We intend to focus our sales efforts on enterprise businesses, government agencies, large system integrators and global 2000 companies. Sales to large enterprises generally have a long sales cycle and the length of this sales cycle has increased in response to current economic conditions. The length of the average sales cycle could make it more difficult for us to predict revenue and plan expenditures accordingly. The sales cycle associated with the purchase of our products is subject to a number of significant risks over which we have little or no control, including:

•	customers’ budgetary constraints and internal acceptance procedures;

•	concerns about the introduction or announcement of our competitors’ new products; and

•	potential downturns in the IT market and in economic conditions generally.

In addition, the time it takes to deploy our software with these accounts may be longer than a non-enterprise customer, which may delay our ability to recognize revenue from sales to these accounts.

We rely on third-party software to develop and deliver our product to our customers, and the loss of access to this software could harm our business.

As part of our normal operations in connection with the development and delivery of our software, we license software from third party commercial vendors. These products may not continue to be available on commercially reasonable terms, or at all. The loss of these products could result in delays in the sale of our software until equivalent technology, if available, is identified, procured and integrated, and these delays could result in lost revenue. Further, to the extent that we incorporate these products into our software and the vendors from whom we purchase these products increase their prices, our gross margins could be negatively impacted.

Defects in our products or claims asserted against us could result in decreases in customers and revenue, unexpected expenses and loss of competitive market share.

Our products depend on complex software, both internally developed and licensed from third parties. Also, our customers may use our products with other companies’ products that also contain complex software. If our software does not meet performance requirements, our customer relationships will suffer. Complex software often contains errors. Any failure or poor performance of our software or the third party software with which it is integrated could result in:

•	delayed market acceptance of our software products;

•	delays in product shipments;

•	unexpected expenses and diversion of resources to identify the source of errors or to correct errors;

•	damage to our reputation; and

•	product liability claims.

Our agreements with EDS contain provisions designed to limit exposure to potential product liability claims. For example, these agreements provide that we shall not be liable for indirect or consequential damages caused by the failure of our products. We expect to include similar liability limitations in our customer contracts generally. However, such limitation of liability provisions may not be effective under the laws of certain jurisdictions to the extent local laws treat certain warranty exclusions or similar limitations of liability as unenforceable. If any claim is made against us, we may be required to expend significant cash resources in defense and settlement of the claim.

We may require additional capital to fund our operations, and we may be unable to obtain additional financing.

If our licensing revenues do not meet our expectations, if we encounter unforeseen expenses or if our business plan changes, we may not be fully-funded through cash flow breakeven and may require additional debt or equity financing. Moreover, if existing or potential customers perceive that we are not fully-funded or that our cash balances are otherwise inadequate to support our operations, they may choose not to continue licensing our software. If we need to raise additional capital in the future, we cannot be sure that we will be able to secure additional financing on acceptable terms, or at all. Additionally, holders of any future debt instruments or preferred stock may have rights senior to those of the holders of our common stock, and any future issuance of common stock would result in dilution of existing stockholders’ equity interests. Any debt financing we raise could involve substantial restrictions on our ability to conduct the Software Business and to take advantage of new opportunities. If we are unable to obtain additional financing on acceptable terms or at all, our business and financial results may suffer.

Our revenue and operating results will be highly dependent upon our ability to provide high levels of customer satisfaction.

We intend to provide technical support to our customers subject to contracts that are renewable annually. Our customers’ willingness to renew their technical support agreements will depend in large part on our ability to provide high levels of customer satisfaction. Our inability to do so may cause customers not to renew their technical support agreements, which could have a material adverse impact on our revenue and operating results.

The rates we charge for our Opsware automation software may decline over time, which would reduce our revenue and adversely affect our financial results.

As our business model gains acceptance and attracts the attention of additional competitors, we may experience pressure to decrease the fees we charge for our Opsware automation software, which could adversely affect our revenue and our gross margin. If we are unable to sell our software at acceptable prices, or if we fail to offer additional products with sufficient profit margins, our revenue growth will slow, our margins may not improve and our business and financial results will suffer.

If we are unable to retain our executive officers and key personnel, we may not be able to successfully manage our business or achieve our objectives.

Our business and operations are substantially dependent on the performance of our key employees, all of whom are employed on an at-will basis. If we lose the services of one or more of our executive officers or key employees, in particular, Marc Andreessen, our Chairman, Benjamin Horowitz, our President and Chief Executive Officer or Timothy Howes, our Chief Technical Officer and Executive Vice President of Development, or if one or more of them decides to join a competitor or otherwise compete directly or indirectly with us, we may not be able to successfully manage our business or achieve our business objectives.

Our business will suffer if we are unable to retain our highly qualified employees.

Our future success depends on our ability to retain our highly qualified technical, sales and managerial personnel. In June 2002, we instituted a restructuring program which resulted in a workforce reduction of approximately 120 employees. As a result, employee morale may have suffered, and it may be more difficult to retain our highly qualified employees or recruit new employees. Our failure to retain our qualified personnel could seriously disrupt our operations and increase our costs by forcing us to use more expensive outside consultants and reduce the rate at which we can increase revenue. If our customer base and revenue grow, we may need to hire additional qualified personnel. Competition for qualified personnel can be intense, and we may not be able to attract, train, integrate or retain a sufficient number of qualified personnel if we need to do so in the future.

Important components of the compensation of our personnel are stock options and restricted stock, which typically vest over a four-year period. We may face significant challenges in retaining our employees if the value of our stock declines. To retain our employees, we expect to continue to grant new options subject to vesting schedules, which will be dilutive to our stockholders. A large number of our employees hold options at higher exercise prices than the price at which our common stock is currently trading. If our stock price does not increase in the future, we may need to exchange options for new options, issue new options or grant additional shares of stock in the future to motivate and retain our employees. To the extent we issue additional options or shares of stock, existing shareholders will be diluted.

Our stock price has been volatile and could decline substantially.

The market price of our common stock has fluctuated significantly in the past, will likely continue to fluctuate in the future and may decline. The market for technology stocks has been extremely volatile and frequently reaches levels that bear no relationship to the past or present operating performance of those companies. In addition, as an early stage company, small delays in contract signings, installations or revenue could result in material variations in our quarterly results and quarter-to-quarter growth in the foreseeable future. This could result in greater volatility in our stock price.

Among the factors that could affect our stock price are:

•	variations in our quarter-to-quarter operating results;

•	announcements by us or our competitors of significant contracts, new or enhanced products or services, acquisitions, distribution partnerships, joint ventures or capital commitments;

•	changes in financial estimates or investment recommendations by securities analysts following our business;

•	our sale of common stock or other securities in the future;

•	changes in economic and capital market conditions for companies in our sector;

•	changes in the enterprise software and Internet operations markets;

•	changes in market valuations or earnings of our competitors;

•	changes in business or regulatory conditions;

•	the trading volume of our common stock; and

•	the occurrence of any of the adverse events discussed elsewhere in these Risk Factors.

We are a defendant in class action lawsuits in which the plaintiffs claim that we and certain of our officers, directors and underwriters of our initial public offering violated federal securities laws.

We are currently defending a consolidated securities class action lawsuit related to our initial public offering. Beginning in August 2001, multiple lawsuits were filed in the U.S. District Courts for the Southern District of New York and the Northern District of California, claiming that we, certain of our officers, directors and the underwriters of our initial public offering violated federal securities laws by providing materially false and misleading information in our prospectus. These lawsuits were brought as a class action on behalf of all purchasers of our common stock from March 8, 2001 to May 1, 2001 and seek damages in unspecified amounts. Recently, these lawsuits were all consolidated in the Northern District of California. We strongly deny these allegations and will defend ourselves vigorously; however, the outcome of litigation is inherently uncertain, and there can be no assurance that we will not be materially affected. In addition, we anticipate that we will incur ongoing litigation expenses in connection with this consolidated lawsuit.

Insiders have substantial control over us and this could delay or prevent a change in control and may negatively affect your investment.

As of May 31, 2002, our executive officers, directors and their affiliates beneficially own, in the aggregate, approximately 38% of our outstanding common stock. These stockholders are able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could have the effect of delaying or preventing a third party from acquiring control over us and could affect the market price of our common stock. In addition, the interests of those holding this concentrated ownership may not always coincide with our interests or the interests of other stockholders, and, accordingly, they could cause us to enter into transactions or agreements that we would not otherwise consider.

We have implemented anti-takeover provisions that could make it more difficult to acquire us.

Our certificate of incorporation, our bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors, even if doing so would be beneficial to our stockholders. For example, our board of directors might reject a takeover bid otherwise favored by a majority of our stockholders. These provisions include:

•
classifying our board of directors into three groups so that the directors in each group will serve staggered three-year terms, which would make it difficult for a potential acquirer to gain control of our board of directors;

•	authorizing the issuance of shares of undesignated preferred stock without a vote of stockholders;

•	prohibiting stockholder action by written consent; and

•	limitations on stockholders’ ability to call special stockholder meetings.

Substantial sales of our common stock could depress our stock price.

If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. As of May 31, 2002, we have 76,267,477 shares of common stock outstanding. If we consummate the acquisition of Frontera Corporation, we will be obligated to issue shares of common stock equal to the final purchase price, which is currently expected to be approximately 4,988,000 shares. In addition, in connection with the repurchase of our Senior Discount Notes, we issued approximately 2.0 million shares of our common stock. Accordingly, a substantial number of shares of our common stock could be sold into the market and could depress our stock price. Approximately 15 million of our outstanding shares continue to be held by venture capital firms that have not yet distributed their shares to their limited partners. If these venture capital firms were to distribute their shares to their limited partners, the subsequent sale of shares by those limited partners could depress our stock price.

There is no plan to distribute any of the proceeds of the sale of our Managed Services Business to our stockholders.

We do not intend to distribute any portion of the proceeds from the sale of our Managed Services Business to our stockholders. Currently, we intend to use the proceeds from the sale to fund working capital requirements of our Software Business.

Recent unfavorable economic conditions and reductions in IT spending could limit our ability to grow our business.

Our business and operating results are subject to the effects of changes in general economic conditions. There has been a rapid and severe downturn in the worldwide economy during the past 18 months. We expect this downturn to continue, but are uncertain as to its future severity and duration. This uncertainty has increased because of the potential long-term impact of terrorist attacks, such as the attacks on the United States on September 11, 2001, and the resulting military actions against terrorism. In the future, fears of global recession, war and additional acts of terrorism in the aftermath of the September 11, 2001 attack may continue to impact global economies negatively. We believe that these conditions, as well as the decline in worldwide economic conditions, have led to reduced IT spending. If these conditions worsen, demand for our products and services may be reduced as a result of even further reduced spending on IT products such as ours.

Future changes in accounting standards, particularly changes affecting revenue recognition, could cause unexpected revenue fluctuations.

Future changes in accounting standards, particularly those affecting revenue recognition, could require us to change our accounting policies. These changes could cause deferral of revenue recognized in current periods to subsequent periods or accelerate recognition of deferred revenue to current periods, each of which could cause shortfalls in meeting securities analysts and investors’ expectations. Any of these shortfalls could cause a decline in our stock price.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy contains forward-looking statements. These statements relate to our, and in some cases our customers’, future plans, objectives, expectations, intentions and financial performance and the assumptions that underlie these statements. These forward-looking statements include, but are not limited to, statements regarding the following:

•	our expectations concerning the prospects for our Software Business;

•	our expectations concerning our cost of revenues;

•	our expectations concerning the timely closing of the sale;

•	the adequacy of our capital resources to fund our operations;

•	our expectations regarding our operating losses and negative cash flow; and

•	our dependence on EDS for a significant portion of our revenue in future periods.

These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements.

Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this proxy statement.

PROPOSAL NO. 1:
THE PROPOSED SALE

General

The asset purchase agreement, which was executed by us and EDS on June 14, 2002, provides for the sale to EDS of the assets primarily used to conduct our Managed Services Business and the assumption by EDS of certain of the liabilities relating to or arising out of the Managed Services Business. Subject to certain purchase price adjustments and indemnification obligations, each as described more fully below, we expect to receive $63.5 million from EDS. See “The Asset Purchase Agreement—Purchase Price.”

Background of the Sale

Beginning in the second half of 2001, we initiated discussions with several large hosting and information technology services players, including EDS. The principal objective of these discussions was to more fully understand the strategic objectives of these companies and to explore the potential for market collaboration. Through a series of meetings involving business development executives, we discussed a range of potential relationships, principally focusing on how our Managed Services Business could benefit from the distribution capabilities of these companies.

As the conversations developed, several of the companies with whom we were speaking, including EDS, expressed significant interest in licensing our Opsware automation technology for use in the delivery of managed services to their end-user customers. In furtherance of these conversations, during the course of the first calendar quarter of 2002, EDS and several other companies explored the functionality of Opsware and its potential fit with their operational requirements. These conversations typically involved both technical-oriented and business-oriented individuals from the various companies.

We first discussed the concept of a strategic transaction involving a sale of the Managed Services Business combined with an Opsware license to EDS during the week of April 1 and with two other companies—Company A and Company B—during the week of April 8. We had an additional meeting with Company B during the week of April 18, at which time we discussed more fully the technology underlying Opsware as well as our success to date in managing our customers using Opsware. We commenced more detailed business discussions regarding the proposed relationship with both EDS and Company A during the week of April 22.

On April 22, Ben Horowitz, our President and Chief Executive Officer, John O’Farrell, our Executive Vice President of Business Development, and Scott Kupor, our Vice President, Corporate Development and Financial Planning, held a conference call with Jeff Kelly, President, Global Hosting Services & Information Solutions, John Wilkerson, President, Global Alliances and Steve Lapekas, Vice President, Operations Solutions, of EDS. We reviewed the history of our discussions to date and described in more detail the proposed relationship that we were contemplating.

On April 23, Horowitz, O’Farrell and Kupor, along with Marc Andreessen, our Chairman, and In Sik Rhee, our Chief Tactician, held a meeting in Chicago, Illinois, with Company A. The purpose of the meeting was to discuss in more detail the proposed relationship and to agree upon a plan by which representatives of both companies would conduct business due diligence to determine whether the proposed relationship should be pursued. As a result of this meeting, Company A agreed to send both technical and business representatives to our headquarters in Sunnyvale, CA, during the week of April 30 to begin its diligence process.

On April 24, Andreessen, Horowitz, O’Farrell and Kupor attended a dinner in Plano, Texas, with Kelly and Wilkerson of EDS. The parties discussed the proposed relationship in general and planned the agenda for a broader meeting scheduled for the following day. On April 25, we met with Kelly, Wilkerson, Tom Egan, President, Global Service Production Facilities, Lapekas and Glenn Romanello, Systems Architect. During the

meeting, we discussed with EDS the technology underlying Opsware and the financial and operational results achieved to date in our Managed Services Business as a result of our utilization of Opsware. We also discussed our views on the potential financial impact to EDS of both a potential acquisition of the Managed Services Business as well as the broad deployment of Opsware across the EDS organization. As a result of this meeting, EDS agreed to send both technical and business representatives to our headquarters in Sunnyvale, California, during the week of April 30 to begin its business due diligence.

On April 30 and May 1, we hosted technical and business representatives of Company A at our headquarters. During the course of the two days, we discussed in detail the technological framework of Opsware, the process by which we utilized Opsware in our Managed Services Business and the resulting financial impact to our Managed Services Business. We made available to representatives of Company A a variety of financial and operational records by which they could perform due diligence on the Managed Services Business. In addition to the more detailed diligence of our Managed Services Business, Company A and we also held several business meetings during which we discussed potential structures for the proposed relationship.

On May 2, we hosted technical and business representatives of EDS at our headquarters. In meetings throughout the day, we discussed in detail the technological framework of Opsware, the process by which we utilized Opsware in our Managed Services Business and the resulting financial impact to our Managed Services Business. We made available to representatives of EDS a variety of financial and operational records by which they could perform due diligence on the Managed Services Business. In addition to the more detailed diligence of our Managed Services Business, EDS and we also held several business meetings during which we discussed potential structures for the proposed relationship.

On May 7, Horowitz, O’Farrell and Kupor spoke by conference call with Kelly and Egan of EDS to review the progress to date resulting from EDS’s visit on May 2 and to discuss timelines regarding the proposed relationship. On the same day, Kupor and O’Farrell also spoke by conference call with representatives of Company B to answer operational and financial questions resulting from their analysis of the proposed relationship.

On May 8, Horowitz, O’Farrell, Tim Howes, our Chief Technology Officer, Rod Sherwood, our Chief Financial Officer, and Kupor, spoke on multiple occasions by conference call with representatives from Company A to review a variety of financial and operational questions arising out of Company A’s due diligence inquiries on April 30 and May 1 and to discuss timelines regarding the proposed relationship.

On May 9, Sherwood and Kupor spoke by conference call with representatives from Company A to answer questions regarding financial matters related to the Managed Services Business and the proposed relationship.

On May 10, Horowitz and O’Farrell spoke by conference call with Kelly of EDS to review progress to date. On the same day, O’Farrell, Sherwood and Kupor spoke with representatives of Company A regarding potential transaction structures surrounding the proposed relationship. In addition, O’Farrell, Howes, Sharmila Shahani, our Senior Vice President, Marketing, and Kupor spoke by conference call with representatives of Company A regarding potential distribution relationships with respect to our Opsware automation technology.

On May 13, O’Farrell, Howes, Shahani and Kupor spoke by conference call with representatives of Company A in follow-up to the May 10 discussion regarding potential market distribution relationships with respect to our Opsware automation technology.

On May 13-14, Sherwood and Kupor led legal and accounting due diligence meetings with technical representatives of EDS at the Menlo Park, California offices of Davis Polk & Wardwell, our legal counsel.

From mid-May through the completion of negotiations on June 14, management held regular informal conference calls with members of the board of directors to keep the board up to date on the status of negotiations.

In addition, management had numerous calls and meetings with individual directors during this period for the same purpose.

On May 14, Horowitz, O’Farrell, Howes and Jordan Breslow, our General Counsel, met in Plano, Texas, with Kelly, Lapekas, Helio Rasteiro, Manager, Centralized Systems Services, and Robert Keahey, Director, Web Hosting, Enterprise Information & Technology, of EDS, to discuss business terms regarding EDS’s potential interest in licensing our Opsware automation technology to use in its delivery of services to EDS customers. At this meeting, EDS agreed to send technical and business representatives to our headquarters during the week of May 27 to perform additional due diligence.

From May 15 to May 20, Horowitz, O’Farrell and Kupor held regular conference calls with Kelly and other representatives of EDS to discuss progress to date. The purpose of these calls was to answer any questions that arose during the course of EDS’s due diligence and to ensure that each of the parties had the requisite information to evaluate the proposed relationship.

From May 17 through May 22, Horowitz, Sherwood, O’Farrell, Howes, Kupor and Shahani spoke regularly by conference call with representatives of Company A regarding potential distribution relationships with respect to our Opsware automation technology, progress on the proposed relationship, potential distribution relationships and various financial matters.

During the week of May 20, we provided EDS with initial drafts of the Opsware license and maintenance agreements and EDS provided to us an initial draft of the asset purchase agreement.

On May 21, O’Farrell and Kupor spoke by conference call with Rasteiro of EDS in preparation for the planned visit to our headquarters by EDS representatives during the week of May 27.

On May 24, Jim Dimitriou, our Executive Vice President, Customer Operations, Kupor and Jamie Erbes, our Vice President, Global Operations, spoke by conference call with representatives of Company B to review our operational processes and utilization of Opsware in our Managed Services Business.

On May 28 and May 29, we hosted Kelly, Lapekas, Rasteiro and other technical representatives of EDS at our headquarters. In meetings throughout the day, we discussed in detail employee, customer and technology integration plans with respect to the proposed relationship. We also discussed financial and operational questions regarding the Managed Services Business. We also made available to representatives of EDS various financial and legal due diligence information the Managed Services Business. EDS agreed to send representatives to California during the week of June 3 to continue our discussions regarding the proposed relationship.

On May 30, O’Farrell, Sherwood and Kupor spoke by conference call with representatives of Company A to discuss various financial matters in connection with Company A’s due diligence.

On May 31, we held a regularly scheduled meeting of our board of directors at our headquarters. Among other things, we discussed with the board the progress of our discussions on the proposed relationship, principally with EDS and Company A. Davis Polk & Wardwell advised the board regarding a variety of legal considerations related to the proposed relationship and reviewed with the board its fiduciary duties in considering a transaction. In addition, Kelly of EDS spoke with the board via teleconference to discuss EDS’s views with respect to the proposed relationship. At the meeting, our independent directors determined to engage Munger Tolles & Olson as special counsel in connection with the proposed transaction.

On June 3 and June 4, we hosted Kelly, Tim Hatfield, Managing Director, Business Development, Rasteiro and other EDS technical and legal representatives to negotiate the principal business terms of the proposed relationship at the offices of Davis Polk & Wardwell. The negotiations continued on June 5 with a smaller number of EDS representatives.

During the week of June 3, Shahani and Howes spoke by conference call with Company A regarding the proposed relationship.

On June 6, we hosted a number of representatives from EDS, including Rasteiro and Lapekas, to discuss employee, customer and technology integration plans with respect to the proposed relationship at our headquarters.

On June 7 and June 8, Horowitz, O’Farrell, Breslow, Sherwood and Kupor spoke by conference call with Kelly and Lapekas of EDS to continue negotiations regarding the business and legal terms surrounding the proposed relationship.

Effective as of June 7, our board of directors engaged Credit Suisse First Boston as our financial advisor to conduct an evaluation of the fairness, from a financial point of view, to us of the consideration to be received by us in the sale of our Managed Services Business.

During the week of June 10 and leading up to the signing of the transaction on June 14, we exchanged several drafts of the legal documents contemplating the proposed relationship and negotiated a variety of business and legal terms surrounding the documents.

On June 11, our board of directors met telephonically to discuss a variety of matters. During the call, management updated the board on the progress of negotiations with EDS and members of the board discussed a variety of issues. Breslow and Davis Polk & Wardwell reviewed the status of the legal documentation and other legal considerations related to the transaction. Munger Tolles & Olson also participated in the discussions. Credit Suisse First Boston discussed with the board the scope of its mandate in reviewing the proposed transaction.

On June 13, we held a special meeting of our board of directors at our headquarters. In addition to members of the board and certain members of senior management, this meeting was attended by representatives from Credit Suisse First Boston, Davis Polk & Wardwell and Munger Tolles & Olson. At this meeting, the board reviewed in detail the terms of the proposed relationship with EDS. Munger Tolles & Olson once again reviewed the board’s fiduciary obligations in considering the transaction, and Davis Polk & Wardwell and Breslow reviewed the legal structure and terms of the transaction. Credit Suisse First Boston reviewed its financial analysis of the transaction, and provided its oral opinion, to be confirmed in writing the next day, that the aggregate payment of $63.5 million in cash, subject to adjustments as set forth in the asset purchase agreement, was fair to Loudcloud from a financial point of view. After careful deliberation, the board unanimously approved the sale of the assets of our Managed Services Business to EDS and the licensing of our Opsware technology to EDS.

On June 14, Horowitz, on our behalf, and Kelly, on EDS’s behalf, executed the legal documents memorializing our sale of the assets of our Managed Services Business and the licensing of our Opsware technology to EDS. Also on June 14, Credit Suisse First Boston delivered its written fairness opinion to the board.

Use of Proceeds

The gross proceeds from the sale to EDS are expected to be $63.5 million in cash, subject to certain purchase price adjustments. See “The Asset Purchase Agreement—Purchase Price.” After transaction expenses, which are estimated to total approximately $2.0 million, the net cash proceeds from the sale will be approximately $61.5 million.

We do not intend to distribute any of the net proceeds of the sale to our stockholders. We will use the proceeds to pay taxes and expenses related to the sale as well as for general working capital purposes.

Reasons for the Sale

We are proposing to sell our Managed Services Business to EDS because we believe that the sale and the terms of the related asset purchase agreement are in the best interests of our company and our stockholders. The board of directors has identified various benefits that are likely to result from the sale of our Managed Services Business. The board of directors believes the sale of the Managed Services Business will:

•	allow us to devote substantially all of our energies and resources to development of our Software Business;

•
provide substantial cash proceeds and allow us to reduce substantially the cash requirements of operating our Software Business, relative to those required to operate both our Managed Services and Software Businesses; and

•	allow us to exploit the significant market opportunity we see for our Software Business.

In arriving at its determination that the sale is in the best interest of our company and its stockholders, the board of directors carefully considered the terms of the asset purchase agreement, the Opsware license agreement and the other transaction documents, as well as the potential impact of the sale on our company. As part of this process, the board of directors considered the advice and assistance of its outside financial advisor and legal counsel. In authorizing the sale, the board of directors considered the factors set out above as well as the following factors:

•
the opinion of Credit Suisse First Boston that, as of June 14, 2002, based upon and subject to the various considerations set forth in its opinion, the aggregate payment of $63.5 million in cash, subject to the adjustments as set forth in the asset purchase agreement, was fair to Loudcloud from a financial point of view;

•	the absence of other offers that are superior to EDS’s offer in light of all the terms and conditions presented by EDS;

•
the terms and conditions of the asset purchase agreement, including the fiduciary out provisions, which allow the board to consider unsolicited offers to purchase Loudcloud or the Managed Services Business prior to the closing and to terminate the asset purchase agreement to enter into an agreement for a superior proposal;

•
the fact that there is a reasonable termination fee payable to EDS if the asset purchase agreement is terminated by us or EDS if we determine to enter into an agreement with respect to a superior proposal, which we believe provides us with additional flexibility if it becomes necessary to terminate the agreement;

•
the fact that the asset purchase agreement requires that the sale be approved by holders of a majority of our outstanding stock, which ensures that the board will not be taking actions of which the stockholders disapprove;

•
the risk that after the sale our company will have a less diversified business that will leave our company dependent on the performance of our Software Business and that we have very limited experience in licensing our software;

•	the risk that our company could be exposed to future indemnification payments under the asset purchase agreement; and

•	the risk that the purchase price for the Managed Services Business assets may be adjusted down.

Our board of directors also considered the factors described in the section entitled “Risk Factors” in this proxy statement in deciding to approve the sale and recommend that stockholders approve the sale.

In view of the variety of factors considered in connection with its evaluation of the sale, the board of directors did not find it practical to, and did not quantify or otherwise attempt to assign, relative weight to the specific factors considered in reaching its conclusions. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather conducted an overall analysis of the factors described above. In considering the factors described above, individual members of our board of directors may have given different weight to different factors.

Recommendation of the Board of Directors

The board of directors has determined that the sale of our Managed Services Business is in the best interests of our company and our stockholders. The board of directors has unanimously approved the asset purchase agreement and unanimously recommends that stockholders vote in favor of the proposal to approve the sale of substantially all of the assets of our Managed Services Business to EDS pursuant to the asset purchase agreement and the transactions contemplated by the asset purchase agreement.

Required Vote

The approval of the sale of our Managed Services Business requires the vote of the holders of a majority of shares of our outstanding common stock.

Opinion of Loudcloud’s Financial Advisor

Loudcloud retained Credit Suisse First Boston to act as its financial advisor solely in connection with an evaluation of the fairness, from a financial point of view, to Loudcloud of the consideration to be received by Loudcloud in the sale of the assets primarily used to conduct the business of providing managed Internet services to third party customers. In connection with Credit Suisse First Boston’s engagement, Loudcloud requested that Credit Suisse First Boston evaluate the fairness of the consideration to be paid to Loudcloud pursuant to the asset purchase agreement from a financial point of view. On June 13, 2002, the Loudcloud board of directors met to review the proposed asset sale and the terms of the asset purchase agreement. During this meeting, Credit Suisse First Boston reviewed with the Loudcloud board of directors certain financial analyses, as described below, and rendered its oral opinion to the Loudcloud board of directors, subsequently confirmed in writing on June 14, 2002, that, as of June 14, 2002 and based upon and subject to the various considerations set forth in the Credit Suisse First Boston opinion, the aggregate payment of $63.5 million in cash, subject to adjustments as set forth in the asset purchase agreement, referred to as the “consideration,” was fair to Loudcloud, from a financial point of view.

The full text of the Credit Suisse First Boston opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Credit Suisse First Boston in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. Loudcloud stockholders are urged to, and should, read the Credit Suisse First Boston opinion carefully and in its entirety. The Credit Suisse First Boston opinion addresses only the fairness of the consideration to Loudcloud, from a financial point of view, as of the date of the Credit Suisse First Boston opinion, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the asset sale. The summary of the Credit Suisse First Boston opinion in this proxy statement is qualified in its entirety by reference to the full text of the Credit Suisse First Boston opinion.

In connection with its opinion, Credit Suisse First Boston, among other things:

•	reviewed the asset purchase agreement and certain related documents;

•	reviewed certain publicly available business and financial information relating to Loudcloud;

•
reviewed certain other information relating to Loudcloud and the Managed Services Business, including financial forecasts of the Managed Services Business, provided to or discussed with Credit Suisse First

Boston by Loudcloud, and met with the management of Loudcloud to discuss the businesses and prospects of Loudcloud and the Managed Services Business;

•
considered certain financial data of Loudcloud and the Managed Services Business and certain stock market data of Loudcloud, and compared those data with similar data for other publicly held companies in businesses which Credit Suisse First Boston deemed similar to those of Loudcloud and the Managed Services Business;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse First Boston deemed relevant.

In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts of the Managed Services Business that Credit Suisse First Boston reviewed, Credit Suisse First Boston was advised, and Credit Suisse First Boston assumed, that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Loudcloud as to the future financial performance of the Managed Services Business.

Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Loudcloud or the Managed Services Business (including, without limitation, the Transferred Assets and the Assumed Liabilities, as such terms are defined in the asset purchase agreement), nor was Credit Suisse First Boston furnished with any such evaluations or appraisals. Credit Suisse First Boston also assumed, with Loudcloud’s consent, that in the course of obtaining necessary regulatory and third party approvals and consents for the asset sale, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on Loudcloud or the contemplated benefits of the asset sale. Credit Suisse First Boston has assumed that the asset sale will be consummated in accordance with the terms of the asset purchase agreement, without any further amendments thereto, without waiver by any party of any of the conditions to its obligations under the asset purchase agreement and without any material decrease in the consideration to be received by Loudcloud as a result of the indemnification provisions of the asset purchase agreement. Pursuant to discussions with Loudcloud, in rendering its opinion Credit Suisse First Boston did not take into account the financial terms of the Opsware License Agreement. The Credit Suisse First Boston opinion is necessarily based upon information made available to it as of the date of its opinion, and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the Credit Suisse First Boston opinion. The Credit Suisse First Boston opinion does not address the relative merits of the asset sale as compared to other business strategies that might be available to Loudcloud, nor does it address the underlying business decision of Loudcloud to proceed with the asset sale. Credit Suisse First Boston was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Managed Services Business. Credit Suisse First Boston did not express any opinion as to the price at which shares of Loudcloud common stock have traded or may trade at any future time or any effect of the announcement, pendency or consummation of the asset sale on Loudcloud.

In preparing its opinion, Credit Suisse First Boston performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Credit Suisse First Boston opinion. No company or transaction used in the analyses performed by Credit Suisse First Boston as a comparison is identical to Loudcloud, the Managed Services Business or the contemplated asset sale. In addition, Credit Suisse First Boston may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Credit Suisse First Boston’s view of the actual value of Loudcloud or the Managed Services Business. The analyses performed by Credit Suisse First Boston are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Credit Suisse First Boston’s analysis of the fairness of the consideration to Loudcloud, from a financial point of view, and were provided to the board of directors of Loudcloud in connection with the delivery of the Credit Suisse First Boston opinion.

The following is a summary of material financial analyses performed by Credit Suisse First Boston in connection with the preparation of its opinion, and reviewed with the Loudcloud board of directors at a meeting of the Loudcloud board of directors held on June 13, 2002. Certain of the following summaries of financial analyses that were performed by Credit Suisse First Boston include information presented in tabular format. In order to understand fully the material financial analyses that were performed by Credit Suisse First Boston, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

Discounted Cash Flow Analysis.    Credit Suisse First Boston performed a discounted cash flow analysis of the Managed Services Business to estimate the present value of the unlevered free cash flows that the Managed Services Business could generate for the remainder of calendar year 2002 following the anticipated closing of the transaction and for calendar years 2003 through 2007 for two scenarios.

The first scenario assumed no renewal of 100% of the Loudcloud managed services customer contracts assumed by EDS in conjunction with the asset sale upon expiration of the initial full-term of the respective contracts, based on internal estimates of Loudcloud’s management (referred to as the “no-renewal scenario”). For the no-renewal scenario, Credit Suisse First Boston calculated the present value of the cash flows using a range of discount rates of 10% to 14%, which discount rates were based on the weighted average costs of capital of selected comparable companies. This analysis indicated the following aggregate value reference range for the Managed Services Business as compared to the consideration:

Implied Aggregate Value Reference (in millions)	Consideration (in millions)
$14.5-$14.8	$63.5

The second scenario assumed renewal of 100% of the Loudcloud managed services customer contracts assumed by EDS in conjunction with this transaction upon expiration of the initial full-term of the respective contracts at each of 60%, 70% and 80% of the initial monthly recurring revenue, based on internal estimates of Loudcloud’s management (referred to as the “renewal scenario”).

For the renewal scenario, Credit Suisse First Boston calculated a range of estimated terminal values for the Managed Services Business by applying a perpetuity growth rate for the Managed Services Business of –5%, to the projected calendar year 2007 unlevered free cash flows of the Managed Services Business (assuming renewal of 100% of the Loudcloud managed services customer contracts assumed by EDS in conjunction with this transaction upon expiration of the initial full-term of the respective contracts at each of 60%, 70% and 80% of the initial monthly recurring revenue, as described above). The present value of the cash flows and terminal values were then calculated using a range of discount rates of 10% to 18%, which discount rates were based on the weighted average costs of capital of selected comparable companies. This analysis indicated the following aggregate value reference range for the Managed Services Business as compared to the consideration:

Implied Aggregate Value Reference Range at Renewal Rate of Initial Monthly Recurring Revenue of (in millions)			Consideration (in millions)
60%	70%	80%
$40.3-$52.5	$56.0-$77.0	$71.8-$101.6	$63.5

Selected Companies Analysis.    Credit Suisse First Boston reviewed the financial and stock market data of two companies deemed similar to Loudcloud’s Managed Services Business, Digex and Navisite. Credit Suisse First Boston compared the fully diluted aggregate value for Digex and Navisite, calculated as fully diluted equity value plus net debt, as multiples of the last quarter annualized revenue. Credit Suisse First Boston then applied the composite Digex/Navisite trading multiple, calculated as the average of the Digex and Navisite multiples, to the corresponding financial data of Loudcloud. All multiples were based on closing stock prices as of June 12, 2002. This analysis indicated the following aggregate value reference for the Managed Services Business, as compared to the consideration in the asset sale and the Loudcloud aggregate value, based on Loudcloud’s closing stock price as of June 12, 2002, of $74.0 million:

Implied Aggregate Value Reference (in millions)	Consideration (in millions)

$49.5	$63.5

Precedent Transactions Analysis.    Credit Suisse First Boston reviewed the aggregate values of the following nine publicly announced transactions involving companies in the data services industry:

Target	Acquiror
Guardian IT	SunGard Data Systems
Globix	Bondholders
USinternetworking	Bain Capital
Exodus Assets	Cable & Wireless
Data Return	Divine
Intira Assets	Divine
Integra	Genuity
Digital Island	Cable & Wireless
marchFirst assets	Divine

Credit Suisse First Boston compared the aggregate values in the transactions as multiples of latest 12 months and next 12 months revenue at the date of the announcement of the respective transactions and pro-forma adjusted for closing stock prices as of June 12, 2002. Credit Suisse First Boston then applied a range of pro-forma adjusted multiples of latest 12 months revenue and next 12 months revenue to corresponding financial data of Loudcloud, in the case of the latest 12 month data, and of Loudcloud and the Managed Services Business, in the case of the next 12 months data. All multiples for the selected transactions were based on information available at the time of the relevant transaction. Estimated financial data for the selected transactions and Loudcloud were based on publicly available research analysts’ estimates, and estimated financial data for the Managed Services Business was based on internal estimates of Loudcloud’s management. The results of this analysis indicated the following implied aggregate value reference range for the management services business, as compared to the consideration in the transaction:

Implied Aggregate Value Reference Range (in millions)	Consideration (in millions)
$30.6-$41.5	$63.5

Other Factors.    In the course of preparing its opinion, Credit Suisse First Boston also reviewed and considered other information and data, including:

•	research analysts’ reports for Loudcloud’s estimated revenue and earnings per share;

•	historical price performance and trading characteristics of Loudcloud common stock;

•	historical Loudcloud revenues as compared to historical revenue expectations; and

•	trends in the data services market.

Credit Suisse First Boston’s opinion and presentation to the Loudcloud board of directors was one of many factors taken into consideration by the Loudcloud board of directors in making its determination to engage in the asset sale. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Loudcloud board of directors or the management of Loudcloud with respect to the value of the business or whether the Loudcloud board of directors would have been willing to agree to different consideration.

The Loudcloud board of directors retained Credit Suisse First Boston to act as its financial advisor solely in connection with an evaluation of the fairness, from a financial point of view to Loudcloud of the consideration to be received by Loudcloud in the sale of the assets primarily used to conduct the business of providing managed Internet services to third party customers. Credit Suisse First Boston was selected by the Loudcloud board of directors based on Credit Suisse First Boston’s qualifications, expertise and reputation. Credit Suisse First Boston is an internationally recognized investment banking and advisory firm. Credit Suisse First Boston, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Credit Suisse First Boston and its affiliates have provided certain investment banking and financial services to EDS and its affiliates and may in the future provide certain investment banking and financial services to Loudcloud or EDS and their respective affiliates unrelated to the asset sale for which it received, and would expect to receive, compensation. In the ordinary course of its business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of Loudcloud and EDS for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Pursuant to an engagement letter dated as of June 7, 2002, Loudcloud engaged Credit Suisse First Boston to act as financial advisor to Loudcloud solely in connection with rendering its opinion to the Loudcloud board of directors. Pursuant to the terms of the engagement letter, Loudcloud has agreed to pay Credit Suisse First Boston a customary fee for rendering its opinion. In addition, Loudcloud has agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including attorney’s fees, incurred in connection with its engagement and to indemnify Credit Suisse First Boston and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

Antitrust

Transactions such as the sale of our Managed Services Business are reviewed by the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, the sale may not be completed until applicable notification and waiting-period requirements have been satisfied. We and EDS each filed our respective notification reports with the Department of Justice and Federal Trade Commission under the Hart-Scott-Rodino Act on June     , 2002.

Material Federal Income Tax Consequences

Proceeds from the sale will not be distributed to stockholders, and the sale should not have any direct federal income tax consequences to you. However, the sale will constitute a taxable sale of assets, and we and our subsidiary will recognize taxable income with respect to the sale.

UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed consolidated financial information consists of our Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations for the year ended January 31, 2002 and for the three-months ended April 30, 2002 and our Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet as of April 30, 2002 (collectively, the Pro Forma Statements). The Pro Forma Statements give effect to the sale of all of the assets relating to our Managed Services Business to EDS for $63.5 million, subject to a purchase price adjustment depending on the occurrence of certain events, plus the assumption of certain liabilities. In addition, the Pro Forma Statements give effect to the repurchase of our Senior Discount Notes for $42.0 million in cash and the issuance of approximately 2.0 million shares of our common stock, valued at $3.0 million. The Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations for the year ended January 31, 2002 and the three-months ended April 30, 2002 reflect these transactions as if they had taken place on February 1, 2001. The Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet gives effect to these transactions as if they had taken place on April 30, 2002.

On February 29, 2002, we entered into an agreement to acquire Frontera in exchange for approximately 4,988,000 shares of our common stock, valued at approximately $8.5 million. The transaction is subject to customary closing conditions, including Frontera stockholder approval and regulatory approvals. The Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations combine our consolidated statement of operations for the year ended January 31, 2002 and the unaudited consolidated statement of operations for the three months ended April 30, 2002 with Frontera’s historical statement of operations for the year ended December 31, 2001 and historical statement of operations for the three-months ended March 31, 2002. Also, the Pro Forma Statements combine our April 30, 2002 consolidated balance sheet with Frontera’s March 31, 2002 balance sheet.

The Frontera acquisition will be accounted for using the purchase method of accounting. The Pro Forma Statements have been prepared on the basis of assumptions described in the notes thereto and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Frontera based on preliminary estimates of their fair value. The actual allocation of such consideration may differ from that reflected in the Pro Forma Statements after valuation and other procedures to be performed after the closing of the Frontera acquisition have been completed. We do not expect that the final allocation of the purchase price will differ materially from the preliminary allocations. In the opinion of management, all adjustments necessary to present fairly such Pro Forma Statements have been made on the proposed terms and structure of the Frontera acquisition.

The Pro Forma Combined Condensed Consolidated Balance Sheet includes the effect of the gain on the sale of all of the assets and the transfer of certain liabilities relating to EDS of its Managed Services Business; however, the Pro Forma Combined Condensed Consolidated Statement of Operations does not reflect the gain. The gain will be reflected in our consolidated financial statements when the sale is consummated. In addition, we are restructuring operations in contemplation of the sale of the Managed Services Business to EDS. In June 2002, we reduced headcount by approximately 120 employees. In the future, we expect to write off certain assets and facilities. We are currently evaluating the amount of restructuring accrual and expect it to be significant. The effect of the restructuring is not included in the Pro Forma Statements as the restructuring charges will effect future operations. We and EDS also entered into a three-year license agreement whereby EDS will license from us for a fee Opsware automation technology, subject to a minimum commitment by EDS of $52 million. We must develop specified features and functionality under the license agreement. The license is limited to use of Opsware by EDS to manage its internal operations and to provide managed services to its customers. The license is non-transferable and all rights, title and interest in Opsware remain with us. The minimum commitment by EDS of $52 million over a three-year period is not reflected in the Pro Forma Financial Statements as the minimum commitment must be earned over a future period.

The Pro Forma Statements should be read in conjunction with the related notes included in this document and our audited consolidated financial statements including the notes thereto, included in this Proxy Statement.

The Pro Forma Statements are not necessarily indicative of what the actual financial results would have been had the transaction taken place on February 1, 2001 or April 30, 2002 and do not purport to indicate the results of future operations.

LOUDCLOUD, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands)
(unaudited)

			Pro Forma Adjustments
	As reported April 30, 2002	Frontera	Frontera(1)	Sale to EDS(2)		Repurchase of Notes(4)	Pro Forma April 30, 2002
ASSETS
Current assets:
Cash and cash equivalents	$76,948	$9,795	$—	$61,500		$(42,000)	$106,243
Accounts receivable, net	10,891	519	(96)	(11,314)		—	—
Prepaids and other current assets	2,474	240	(240)	(961)		—	1,513

Total current assets	90,313	10,554	(336)	49,225		(42,000)	107,756
Property and equipment, net	35,896	1,356	(1,356)	(28,334)		—	7,562
Restricted cash	16,582	—	—	—		—	16,582
Other assets	1,343	2,229	(2,229)	(298)		—	1,045

Total assets	$144,134	$14,139	$(3,921)	$20,593		$(42,000)	$132,945

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,165	$131	$—	$(2,682)		$—	$1,614
Other accrued liabilities	16,354	162	200	(7,460)		—	9,256
Deferred revenue	15,023	638	—	(15,661)		—	—
Accrued restructuring charges	14,310	—	—	—		—	14,310
Capital lease obligations, current portion	1,696	514	—	(2,210)		—	—

Total current liabilities	51,548	1,445	200	(28,013)		—	25,180
Capital lease obligations, net of current portion	17	73	—	(90)		—	—
Senior discount notes	52,936	—	—	—		(52,936)	—
Deferred revenue	5,531	—	—	(5,531)		—	—

Stockholders’ equity:
Common stock	535,506	60,240	(51,740)	(2,691)		3,000	544,315
Stockholder notes receivable	(2,942)	—	—	—		—	(2,942)
Deferred stock compensation	(18,603)	(380)	380	2,691	(5)	—	(15,912)
Accumulated deficit	(479,986)	(47,239)	47,239	54,227		7,936 (3)	(417,731)
				92	(6)
Accumulated other comprehensive income (loss)	127	—	—	(92	)(6)	—	35

Total equity	34,102	12,621	(4,121)	54,227		10,936	107,765

Total liabilities and equity	$144,134	$14,139	$(3,921)	$20,593		$(42,000)	$132,945

See Notes to Unaudited Combined Condensed Consolidated Financial Statements

LOUDCLOUD, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	As reported for the year ended January 31, 2002	Frontera(1)	Sale to EDS(2)		Repurchase of Notes		Pro Forma for the year ended January 31, 2002
Net revenue	$56,012	$3,234	$(56,290)		$—		$2,956
Costs and expenses:
Cost of revenue	109,676	4,593	(100,297)		—		13,972
Research and development	21,033	2,271	(8,748)		—		14,556
Sales and marketing	39,560	5,025	(5,857)		—		38,728
General and administrative	18,940	3,514	(5,444)		—		17,010
Restructuring costs	31,471	—	—		—		31,471
Impairment charges	—	192	(192)		—		—
Amortization of deferred stock compensation	42,666	597	(5,547	)(5)	—		37,716

Total costs and expenses	263,346	16,192	(126,085)		—		153,453

Loss from operations	(207,334)	(12,958)	69,795		—		(150,497)
Interest and other income (expense), net	(3,341)	1,371	1,178	(7)	7,655	(7)	6,863

Net income (loss)	$(210,675)	$(11,587)	$70,973		$7,655		$(143,634)

Basic and diluted net loss per share	$(3.45)						$(2.11)

Shares used in computing basic and diluted net loss per share	61,089						68,123

See Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

LOUDCLOUD, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	As reported for the three months ended April 30, 2002	Frontera(1)	Sale to EDS(2)		Repurchase of Notes		Pro Forma for the three months ended April 30, 2002
Net revenue	$17,438	$580	$(17,543)		$—		$475
Costs and expenses:
Cost of revenue	25,267	867	(22,306)		—		3,828
Research and development	3,926	399	(2,091)		—		2,234
Sales and marketing	6,615	541	(722)		—		6,434
General and administrative	4,108	813	(1,293)		—		3,628
Amortization of deferred stock compensation	5,936	—	(784	)(5)	—		5,152

Total costs and expenses	45,852	2,620	(27,196)		—		21,276

Loss from operations	(28,414)	(2,040)	9,653		—		(20,801)
Interest and other income (expense), net	(1,966)	(203)	(150	)(7)	2,400	(7)	81

Net income (loss)	$(30,380)	$(2,243)	$9,503		$2,400		$(20,720)

Basic and diluted net loss per share	$(0.46)						$(0.28)

Shares used in computing basic and diluted net loss per share	66,487						73,521

See Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

NOTES TO UNAUDITED PRO FORMA COMBINED
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The foregoing Pro Forma Statements give effect to the sale of all of the assets relating to the Managed Service Business to EDS for $63.5 million, subject to a purchase price adjustment depending on the occurrence of certain events, plus the assumption of certain liabilities. In addition, the Pro Forma Statements give effect to Loudcloud, Inc. repurchasing their 13% Senior Discount Notes due 2005 (collectively, the Notes) for $42.0 million in cash and the issuance of approximately 2.0 million shares of Loudcloud, Inc. common stock, valued at $3.0 million. The Unaudited Pro Forma Condensed Statement of Operations for the year ended January 31, 2002 and the three-months ended April 30, 2002 reflect these transactions as if they had taken place on February 1, 2001. The Unaudited Pro Forma Balance Sheet gives effect to these transactions as if they had taken place on April 30, 2002. In addition, the Pro Forma Statements combine Loudcloud, Inc.’s consolidated statements of operations for the year ended January 31, 2002 and the consolidated statement of operations for the three months ended April 30, 2002 with Frontera’s historical statement of operations for the year ended December 31, 2001 and historical statements of operations for the three months ended March 31, 2002.

The Unaudited Pro Forma Statements Give Effect To The Following Pro Forma Adjustments:

1.    Frontera

The Frontera acquisition will be accounted for using the purchase method of accounting. The purchase price is $8.5 million, subject to adjustment, in shares of Loudcloud’s common stock. The price per share is determined by averaging the closing price on the five days prior to the acquisition being final. The acquisition also includes a $2.00 per share floor where Loudcloud will issue more shares to Frontera if the average closing price over the five-day period is between $1.00 and $2.00 per share. As of June 14, 2002, the purchase price was based on 4,988,000 shares of common stock at $1.704 per share. The Pro Forma Statements have been prepared on the basis of assumptions described herein and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Frontera based on preliminary estimates of the fair value. The actual allocation of such consideration may differ from that reflected in the Pro Forma Statements after valuations and other procedures to be performed after the closing of the Frontera acquisition have been completed. Below is a table of the estimated acquisition cost, purchase price allocation and annual amortization of the intangible assets acquired (in thousands):

Estimated Acquisition Cost
Estimated purchase price	$8,500
Acquisition expenses	200

Total estimated acquisition cost	$8,700

Purchase Price Allocation
Historical net book value of Frontera at March 31, 2002	$12,621
Remeasurement	(3,921)

Total	$8,700

Tangible assets of Frontera to be acquired principally include cash, prepaid expenses, fixed assets and software licenses. Liabilities of Frontera assumed in the Frontera acquisition include accounts payable and short and long-term obligations.

The $8.7 million estimated acquisition cost was less than the $12.6 million tangible net assets of Frontera, so the Company remeasured the assets acquired and reduced them by $3.9 million, in accordance with Statement of Financial Accounting Standard No. 141, “Business Combinations.”

2.    Sale of Managed Service Business to EDS

Under the asset purchase agreement, the Company is selling all of the assets of its Managed Service Business for $63.5 million, subject to a purchase price adjustment, plus the assumption of certain liabilities .

(In thousands)
Purchase price		$63,500
Total assets	$40,907
Total liabilities	(33,634)
Transaction costs	2,000

		9,273

Gain on Sale		$54,277

The purchase price is also subject to adjustment in the following manner, with respect to the net assets of the Managed Services Business (“MSB”) at the closing:

•
Loudcloud agrees to deliver to EDS a balance sheet, referred to in the asset purchase agreement as the Seller MSB Balance Sheet, within 20 days after the closing date that presents the total assets and liabilities as well as the total net assets, referred to in the asset purchase agreement as Seller MSB Closing Net Assets, (being the difference between the two) of the Managed Services Business as of the closing date;

•
EDS may review and object to items on the Seller MSB Balance Sheet and notify us of its objections, at which point, we may review EDS’s objections and notify them regarding any of its objections with which we disagree;

•	with regard to any items on the Seller MSB Balance Sheet for which we cannot resolve our disagreement we agree to engage an independent accountant for final resolution of all unresolved disputes;

•
if, after all disputes have been resolved, the final net assets exceed by 110% the Seller MSB Closing Net Assets, then the purchase price we receive from EDS will be increased by the amount by which the final net assets exceed the Seller MSB Closing Net Assets;

•
if, after all the disputes have been resolved, the final net assets are greater than or equal to 90% and less than or equal to 110% of the Seller MSB Closing Net Assets, the purchase price we receive from EDS will be unchanged;

•
if, after all disputes have been resolved, the final net assets are less than 90% of the Seller MSB Closing Net Assets; the purchase price we receive from EDS will be reduced by an amount equal to the difference between the final net assets minus the product of 0.9 multiplied by the Seller MSB Closing Net Assets; and

•
EDS will retain $3.0 million as a holdback; pending final determination of the total net assets of the Managed Services Business which is anticipated to be up to approximately five months after closing as described above, provided that we may opt to substitute a $4.0 million standby letter of credit in favor of EDS.

The purchase price is subject to adjustment in the following manner:

•	we have provided EDS with a summary of the annualized average monthly revenue obligations of certain customers to us for the three months ended May 31, 2002;

•
if the aggregate annualized monthly revenues under these contracts, plus the annualized monthly revenues under certain new contracts we may enter into prior to closing and assign to EDS, is less than 87.5% of the annualized average monthly revenue summarized at signing, the purchase price will be reduced by 50% of the difference, up to a maximum adjustment of $10.0 million;

•
if the aggregate annualized monthly revenue described above at closing exceeds 112.5% of the annualized average monthly revenue summarized at signing, the purchase price will be increased by 50% of the excess, up to a maximum adjustment of $10.0 million.

3.    Gain of Sale of Managed Services Business

The $54.3 million represents the gain on the sale of all of the assets and certain liabilities relating to its Managed Services Business. No U.S. federal income taxes are anticipated due to the Company’s net operating loss carryforward.

4.    Repurchase of Notes

The Pro Forma Statements give effect to Loudcloud, Inc. repurchasing the Notes for $42.0 million of cash and the issuance of approximately 2.0 million shares of Loudcloud, Inc. common stock valued at $3.0 million. The Notes were repurchased on June 14, 2002. The repurchase of the Notes will result in an extraordinary gain of approximately $7.9 million for the period ended July 31, 2002.

5.    Deferred Compensation

The Company reversed $2.7 million of deferred Compensation in the pro forma balance sheet related to the employees that will be transferred to EDS under the terms of the asset purchase agreement. Additionally the pro forma statements give effect to the elimination of the amortization of deferred stock-based compensation related to these employees which had been recorded to the statement of operations of $5.5 million and $0.8 million for the year ended January 31, 2002 and the three-months ended April 30, 2002, respectively.

6.    Accumulated Other Comprehensive Income

The adjustment of $92,000 reduces other comprehensive income related to assets being sold to EDS and is being reflected as a reduction to the accumulated deficit.

7.    Interest Expense for 13% Senior Discount Notes

The pro forma statements give effect to the elimination of the interest expense recorded for the Notes for approximately $7.7 million and $2.4 million for the year ended January 31, 2002 and the three-months ended April 30, 2002, respectively.

8.    Interest Expense for Capital Lease Obligations

Under the terms of the asset purchase agreement, EDS assumes the capital lease obligations relating to the Company’s Managed Services Business. The pro forma statements give effect to the elimination of the interest expense of approximately $1.2 million and $0.2 million for the year ended January 31, 2002 and the three-months ended April 30, 2002, respectively.

THE ASSET PURCHASE AGREEMENT

The following is a brief summary of certain provisions of the asset purchase agreement. The description is qualified in its entirety by reference to the complete text of the asset purchase agreement, which is incorporated by reference and attached to this proxy statement as Annex A. The terms not otherwise defined in this summary or elsewhere in this proxy statement have the meanings set forth in the asset purchase agreement. All stockholders are urged to carefully read the asset purchase agreement in its entirety.

Purchase Price

In consideration of the transfer to EDS of the assets primarily used in our conduct of the Managed Services Business, EDS will pay to us $63.5 million in cash, subject to certain adjustments described below, and to assume the liabilities relating to or arising out of the conduct of the Managed Services Business, subject to certain exceptions.

The purchase price is subject to adjustment in the following manner:

•	we have provided EDS with a summary of the annualized average monthly revenue obligations of certain customers to us for the three months ended May 31, 2001;

•
if the aggregate annualized monthly revenues under these contracts, plus the annualized monthly revenues under certain new contracts we may enter into prior to closing and assign to EDS, is less than 87.5% of the annualized average monthly revenue summarized at signing, the purchase price will be reduced by 50% of the difference, up to a maximum adjustment of $10.0 million;

•
if the aggregate annualized monthly revenue described above at closing exceeds 112.5% of the annualized average monthly revenue summarized at signing, the purchase price will be increased by 50% of the excess, up to a maximum adjustment of $10.0 million.

The purchase price is also subject to adjustment in the following manner with respect to the net assets of the Managed Services Business at the closing:

•
we agree to deliver to EDS a balance sheet, referred to in the asset purchase agreement as the Seller MSB Balance Sheet, within 20 days after the closing date that presents the total assets and liabilities as well as the total net assets, referred to in the asset purchase agreement as Seller MSB Closing Net Assets, of the Managed Services Business as of the closing date;

•
EDS may review and object to items on the Seller MSB Balance Sheet and notify us of its objections, at which point, we may review EDS’s objections and notify them regarding any of its objections with which we disagree;

•	with regard to any items on the Seller MSB Balance Sheet for which we cannot resolve our disagreement we agree to engage an independent accountant for final resolution of all unresolved disputes;

•
if, after all disputes have been resolved, the final net assets exceed by 110% the Seller MSB Closing Net Assets, then the purchase price we receive from EDS will be increased by the amount by which the final net assets exceed the Seller MSB Closing Net Assets;

•
if, after all disputes have been resolved, the final net assets are less than 90% of the Seller MSB Closing Net Assets, the purchase price we receive from EDS will be reduced by an amount equal to the difference between the final net assets minus the product of 0.9 multiplied by the Seller MSB Closing Net Assets; and

•
EDS will retain $3.0 million as a holdback for up to approximately five months pending final determination of the total net assets of the Managed Services Business as described above, provided that we may opt to substitute a $4.0 million standby letter of credit in favor of EDS.

Transferred Assets

Subject to and upon the terms and conditions of the asset purchase agreement, we are selling to EDS substantially all of the assets used in our Managed Services Business, including the following:

•
our rights and obligations under all customer contracts, customer service agreements (including under reseller agreements) and professional services agreements associated with the Managed Services Business;

•	all accounts receivable related to the Managed Services Business that are outstanding on the closing date;

•	all prepaid expenses related to the Managed Services Business including prepaid ad valorem taxes and equipment leases;

•
all of our leasehold interests in and to our leased property located in Chantilly, Virginia; North Palm Beach, Florida; Chicago, Illinois; Boston, Massachusetts; Southfield, Michigan; Newark, New Jersey; New York, New York; Addison, Texas; Seattle, Washington; and Heathrow, UK.;

•
our rights and obligations under all supply agreements including raw materials, supplies and equipment as well as agreements with respect to intangible property provided by third parties, subject to certain exceptions, and including reseller, license or royalty agreements;

•	the personal property, including all furniture, fixtures and equipment necessary to conduct the Managed Services Business;

•	all originals or copies of all books and records, contracts, customer and supplier lists, sales and operating data as well as other similar property related to the Managed Services Business;

•	any other asset or right primarily related to or required for operation of the Managed Services Business;

•	any new customer service contracts or professional service agreements entered into between signing and closing; and

•	certain assets relating to employee benefit matters for all employees who accept and commence employment with EDS in connection with the Managed Services Business.

Retained Assets

We are retaining certain assets, including the following:

•	all cash, cash equivalents and restricted cash;

•	all intellectual property rights whether or not associated with the Managed Services Business;

•
all ownership rights in all computer software including software related to the Opsware automation technology and database software whether developed by us or a third party as well as all rights in licenses, royalties and other agreements regarding intellectual property rights provided by third parties related to or required to operate our Software Business;

•	all contracts that are not assumed by EDS including any licenses, agreements, consulting contracts, insurance policies and other agreements relating to the Software Business;

•	all corporate charters, minute books and stock records and any of our books and records or similar property that are not transferred to EDS;

•	any tax refunds, credits or other rights attributable to the ownership or operations of the Managed Services Business on or before the closing;

•	any rights, claims or recoveries under litigation against third parties pending as of the closing and arising from a matter pertaining to the liabilities we have agreed to retain;

•	any assets that we transfer or otherwise dispose of in the ordinary course of the Managed Services Business before the closing date;

•	all rights to recover damages or other payments from terminated customer and professional service agreements;

•	the personal property, including all furniture, fixtures and equipment necessary to conduct the Software Business; and

•	all of our other assets not included in the transferred assets or otherwise described above.

Assumed Liabilities

As partial consideration for the purchase of the assets, EDS will assume certain liabilities related to the Managed Services Business, including the following:

•	all obligations and liabilities associated with the Managed Services Business and the transferred assets with certain exceptions;

•	all liabilities under customer agreements assigned to EDS, subject to certain indemnifications from us (See “Indemnification.”);

•
certain environmental liabilities related to the Managed Services Business and the transferred assets and leases, except for liabilities occurring on or before the Closing Date and liabilities caused or contributed to by us, our affiliates or sublessees (other than EDS);

•	all liabilities and obligations related to the transferred employees attributable to their employment after the closing date as well as certain other employee benefit obligations; and

•
all taxes attributable to or incurred in connection with the ownership or operations of the Managed Services Business and the employment of the Managed Services Business employees after the closing date.

Retained Liabilities

We are retaining certain liabilities, including the following:

•
all taxes attributable to or incurred in connection with the ownership or operations of the Managed Services Business prior to the closing and the employment of Managed Services Business employees prior to the closing;

•	all compensation related and other liabilities related to or arising out of the employment of Managed Services Business employees prior to the closing;

•	all liabilities of the Software Business;

•	all liabilities under litigation pending as of the closing date;

•	all environmental liabilities caused or contributed to by us, our affiliates or sublessees (other than EDS) whenever arising; and

•	vacation liabilities for Managed Service Business employees accrued prior to the closing.

The Closing

The sale is expected to be consummated within 2 business days of the satisfaction or waiver, to the extent legally permissible, of all other conditions to closing, including the approval of the sale by our stockholders at the special meeting. We presently expect the closing to occur in September 2002.

Representations and Warranties

We have given various representations and warranties in the asset purchase agreement including, among others, representations and warranties relating to:

•	corporate organization and similar corporate matters;

•	authorization and enforceability of the asset purchase agreement;

•	non-contravention of our organizational documents or the organizational documents of our subsidiaries by the transactions contemplated by the asset purchase agreement;

•	necessary governmental consents and approvals;

•	absence of certain changes or events since April 30, 2002;

•	absence of certain undisclosed liabilities;

•	the accuracy of our publicly filed financial statements;

•	material contracts;

•	absence of legal proceedings;

•	compliance with laws;

•	certain accounts receivable;

•	sufficiency of assets relating to the Managed Services Business;

•	intellectual property matters;

•	labor matters;

•	employee benefit plans and other employee-related matters;

•	valid title to the assets being transferred pursuant to the asset purchase agreement;

•	taxes and tax returns;

•	absence of broker or other intermediary retained in connection with the transaction;

•	compliance with environmental laws and other environmental matters; and

•	documents required to be filed with the Securities Exchange Commission pursuant to federal securities laws.

The asset purchase agreement contains representations and warranties of EDS including, among others representations and warranties relating to:

•	corporate organization and similar corporate matters;

•	authorization and enforceability of the asset purchase agreement;

•	necessary governmental consents and approvals;

•	absence of broker or other intermediary retained in connection with the transaction;

•	availability of financing;

•	absence of legal proceedings;

•	sufficient inspection for informed decision to enter into the asset purchase agreement;

•	the accuracy of information to be supplied by EDS for inclusion in these proxy materials; and

•	documents required to be to filed with the Securities Exchange Commission pursuant to federal securities laws.

Covenants

Pursuant to the asset purchase agreement, we have agreed to conduct the Managed Services Business to be sold in the ordinary course, consistent with past practice.

In addition, we have agreed between signing and closing:

•
not to solicit certain alternative proposals for the acquisition of Loudcloud or our Managed Services Business, although we may entertain unsolicited proposals if we determine such proposals may lead to a superior proposal;

•	to provide EDS and its representatives access to personnel, premises, property and certain information with respect to our business, properties and personnel; and

•
to notify EDS prior to entering into any material agreement or taking any significant actions affecting the Managed Services Business or upon the occurrence of certain adverse events relating to the Managed Services Business or the asset purchase agreement.

We have also agreed:

•	to grant to EDS a license to use our technology to service our customers that are transferred to EDS, and certain maintenance obligations with respect to this license;

•	to use reasonable efforts to help EDS obtain recovery under our insurance for any losses it may experience related to the pre-closing conduct of the Managed Services Business; and

•	not to compete with EDS in the Managed Services Business for a period of 3 years after the closing date.

EDS has agreed:

•	to various commitments with respect to certain employees in our Managed Services Business;

•	to allow us access to certain corporate records;

•	not to solicit for employment any of our employees other than the Transferred Employees for a period of 1 year after the closing;

We and EDS have agreed:

•	to use all reasonable efforts to, among other things, take, or cause to be taken, all actions necessary in order to consummate and make effective the sale;

•
to cooperate with the other party and use our reasonable best efforts to prepare and file all necessary filings and other documents and to obtain all necessary consents of all third parties and governmental entities;

•	to limitations on the ability of each of us to issue public releases or announcements concerning the sale;

•	to negotiate and seek to enter into sublease and guaranty arrangements with respect to a portion of our leased property at 599 N. Mathilda Avenue, Sunnyvale, California;

•	to negotiate a system integrator agreement regarding our Software Business and to cooperate in certain marketing activities;

•	to certain commitments with respect to obtaining regulatory and stockholder approval for the transaction;

•	to refrain from disclosing any confidential information without the other party’s prior written consent, or unless required to by applicable law;

•	to explore alternatives for maximizing the tax efficiency of the sale of the United Kingdom operations of our Managed Services Business; and

•	that each of us will be responsible for our own costs and expenses in connection with the sale.

Taxes

In addition to the other provisions of the asset purchase agreement governing taxes, we and EDS have further agreed:

•	that EDS will be responsible for any transfer taxes arising out of the transactions and both parties will cooperate to file all relevant tax returns; and

•
that taxes related to the ownership of the Managed Services Business or the transferred assets will be borne by us for any pre-closing period and by EDS for any post-closing period; and we shall each pay to the other any refund or credit received in respect of the other’s ownership period.

Conditions to Completion of the Sale

Our obligations to effect the sale are subject to the satisfaction or, to the extent legally permissible, waiver of the following conditions:

•	the representations and warranties of EDS contained in the asset purchase agreement must be true in all material respects at and as of the closing;

•	EDS must have performed all of its obligations to be performed by it at or prior to the closing; and

•	We must have obtained all necessary third party and governmental approvals and authorizations in order to permit the transfer of the Transferred Assets.

The obligations of EDS to effect the purchase are subject to the satisfaction or, to the extent legally permissible, waiver of the following conditions:

•
our representations and warranties contained in the asset purchase agreement must be true in all material respects, except where inaccuracies would not reflect a material adverse effect on the Managed Services Business, at and as of the closing;

•	we must have performed all of our obligations required to be performed on or prior to the closing;

•	no Material Adverse Effect to the Managed Services Business shall have occurred; and

•	EDS shall have received an opinion as to certain matters from Davis Polk & Wardwell.

The obligations of each of us and EDS to effect the sale are subject to the satisfaction of the following conditions:

•	any applicable waiting period under the Hart-Scott-Rodino Act must have expired or been terminated;

•	no provision of any applicable law and no judgment order or decree shall prohibit the consummation of the Closing;

•	our stockholders must have approved the transactions contemplated in the asset purchase agreement; and

•	The Opsware License Agreement and the Opsware Maintenance Agreement that we signed with EDS shall be in full force and effect.

Termination

The asset purchase agreement may be terminated at any time prior to the closing:

•	by mutual written consent;

•
by EDS or us if the transactions contemplated by the asset purchase agreement are not consummated by October 31, 2002 or such later date as the parties may agree, unless the party seeking to terminate has delayed the closing through breach of its obligations under the asset purchase agreement;

•
by EDS or us if any governmental entity shall have issued an order, writ, injunction or decree or any law shall be enacted or become applicable which has the effect of prohibiting or making illegal the transactions contemplated by the asset purchase agreement and such order, writ, injunction, decree, law or regulation has become final or non-appealable;

•	by EDS or us if our stockholders do not approve the transactions contemplated by the asset purchase agreement at a duly held meeting;

•	by EDS or us if we determine to enter into an agreement with respect to a superior proposal with another party.

Obligations upon Termination

All obligations of the parties will cease upon termination except that each of our confidentiality, arbitration, and expenses obligations will survive any termination of the asset purchase agreement. In addition, if the asset purchase agreement is terminated because we decide to enter into an agreement with respect to a superior proposal, we have agreed to pay EDS $2,000,000 within two business days after the termination.

Indemnification

We have agreed to indemnify and hold harmless EDS and certain other related persons from all damages of every nature by reason of, arising out of or in connection with:

•	any covenants in the asset purchase agreement and any liabilities we have agreed to retain;

•	any tax liability relating to the assets to be transferred during the period prior to or ending on the closing date;

•
until 18 months after the closing any claims against EDS by our stockholders (but not costs of defending such claims) seeking to adversely affect the transactions contemplated by the asset purchase agreement;

•
until 90 days after the closing, or 180 days in certain circumstances, any current or future claim from our customers relating to any period prior to the closing date in excess of our accruals for such matters as of the closing date;

•	until 12 months after the closing, any other breach of our representations and warranties of ours contained in the asset purchase agreement; or

•	until 18 months after the closing, direct damages incurred by EDS to third parties under the Opsware License Agreement for certain matters related to our intellectual property.

Under certain of our indemnification obligations listed above, we are not responsible for paying any amounts unless the liability exceeds $500,000, and then only to the extent of such excess, and our maximum liability for these matters will not exceed $27.0 million.

EDS has agreed to indemnify us, including certain other related persons, against and in respect of all losses arising out of, relating to or in respect of:

•	any covenants of EDS in the asset purchase agreement and any liability arising out of the Managed Services Business that EDS has agreed to assume;

•	any tax liabilities that EDS has agreed to assume under the asset purchase agreement; and

•	until 12 months after the closing, any breach of any representation and warranty of EDS contained in the asset purchase agreement.

EDS will not be liable for certain indemnification obligations unless the amount exceeds $500,000, and then only to the extent of such excess, and EDS’s maximum liability for these matters will not exceed $27.0 million.

Related Agreements

•
Opsware License.    In addition to the license and maintenance agreements we entered into pursuant to the asset purchase agreement, contemporaneous with the execution of the asset purchase agreement, we executed an Opsware license agreement with EDS pursuant to which we granted EDS a non-exclusive, worldwide hosting and integration license whereby EDS will have certain rights to license our Opsware technology. Under the Opsware License Agreement, EDS agreed to pay us minimum license fees of $52 million in the aggregate over the three-year term of the license. We must develop specified features and functionality under the license agreement. The agreement includes restrictions on our ability to enter into certain licensing arrangements with certain competitors of EDS for a limited period of time and enables EDS to maintain the minimum fees under the license agreement at the then-existing revenue commitment levels in the event the agreement is assigned to certain competitors of EDS.

•
Maintenance Agreement.    Contemporaneous with the execution of the asset purchase agreement, we also executed an Opsware Maintenance Agreement with EDS pursuant to which we are required to provide support and maintenance services in connection with the license of our Opsware technology. Under this agreement, we will provide EDS with training and assistance, which will be included in the license fees paid under the Opsware license agreement.

Both the Opsware License Agreement and the Opsware Maintenance Agreement become effective upon the closing of the sale of the Managed Services Business.

•
Sublease.    In conjunction with the closing of the sale of our Managed Services Business, EDS is expected to enter into a sublease for approximately one-third of our leased property located at 599 N. Mathilda Avenue, Sunnyvale, CA for a period of two years. In addition, EDS is expected to enter into an agreement under which it will guarantee our performance of our obligations under our lease for property located at 599 N. Mathilda Avenue, Sunnyvale, CA. However, the signing of these agreements is not a necessary condition for closing the sale.

•
System Integrator Termsheet.    We have agreed to negotiate an agreement that will enable EDS to act as a system integrator for Opsware. However, the signing of this agreement is not a necessary condition for closing the sale.

PROPOSAL NO. 2

CHANGE OF OUR NAME TO OPSWARE INC.

We propose to amend our Amended and Restated Certificate of Incorporation to change our name to “Opsware Inc.” Once the sale of the Managed Services Business has been completed, our board of directors believes that the name Opsware Inc. better identifies the company and its primary business. The text of the proposed amendment is included herein as Annex C.

The change of our name will not affect the rights of any stockholder or the validity or transferability of stock certificates currently outstanding. Stockholders will not be required to surrender or exchange any stock certificates of the company that they currently hold. We intend to change our trading symbol to “OPSW” if the proposed amendment is approved. If approved, upon the closing of the sale of the Managed Services Business we will amend our Amended and Restated Certificate of Incorporation as provided above, which amendment will be effective upon filing with the Delaware Secretary of State.

Recommendation of Board of Directors

The board of directors has unanimously approved the name change and recommends that you vote in favor or changing the name of Loudcloud to “Opsware Inc.”

Required Vote

The approval of the name change requires the vote of the holders of a majority of shares of our outstanding common stock.

THE SPECIAL MEETING

We are furnishing this proxy statement to holders of our common stock in connection with the solicitation of proxies by our board of directors for use at the special meeting to be held on                 , 2002 at the time and place specified in the accompanying Notice of Special Meeting of Stockholders, and at any adjournment or postponement. The purpose of the special meeting is to:

•	consider and vote upon a proposal to approve the sale of our Managed Services Business pursuant to the asset purchase agreement;

•	to consider and vote upon a proposal to amend our Amended and Restated Certificate of Incorporation to change our corporate name to Opsware Inc; and

•	to transact such other business as may properly come before the special meeting.

Record Date; Voting at the Special Meeting

The board of directors has fixed the close of business on                 , 2002 as the record date for determination of the stockholders entitled to notice of and to vote at the special meeting and any postponement or adjournment. On the record date, there were outstanding approximately                  shares of common stock. Each holder of record of common stock on the record date is entitled to cast one vote per share. A stockholder may vote in person or by a properly executed proxy on each proposal put forth at the special meeting.

Quorum; Vote Required for Approval

The presence in person or by properly executed proxy of a majority of our common stock outstanding and entitled to vote at the special meeting is necessary to constitute a quorum. If a quorum is not present, the special meeting may be adjourned from time to time until a quorum is obtained. The approval of the sale of the Managed Services Business and the name change requires the affirmative vote of the holders of a majority of shares of our common stock outstanding.

Certain of our officers and directors will be present at the special meeting and available to respond to questions.

Under applicable rules, brokers that hold shares in street name for customers are precluded from exercising their voting discretion on those shares. Signed proxies held by brokers without instructions are referred to as “broker non-votes.” While broker non-votes will be counted for purposes of determining whether there is a quorum at the stockholders’ meeting, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote these shares. Since the affirmative vote of a majority of the common stock outstanding is required to approve the sale of the Managed Services Business and the name change, a broker non-vote or the failure to vote in person or by proxy will have the effect of a vote against the sale.

Voting and Revocation of Proxies

All stockholders should complete, sign and return the enclosed form of proxy. All shares of common stock represented at the special meeting by properly executed proxies received before or at the special meeting, unless those proxies have been revoked, will be voted in accordance with the instructions thereon at the special meeting, including any postponement or adjournment. If no instructions are indicated on a properly executed proxy, the proxies will be deemed to be FOR approval of the proposals.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by either:

•	submitting a new proxy with a later date;

•	notifying our Secretary in writing before the special meeting that you have revoked your proxy; or

•	attending the special meeting and voting in person.

Solicitation of Proxies

Proxies are being solicited by and on behalf of the board of directors. We may request by facsimile, mail, or other means of communication the return of the proxy cards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the shares of our common stock owned beneficially (as that term is defined by Rule 13d-3 issued by the SEC under the Securities Exchange Act of 1934), unless otherwise indicated, by each director and by all executive officers and directors of Loudcloud as a group on May 10, 2002.

Stockholder	Total Shares Beneficially Owned(1)	Percent of Shared Beneficially Owned(2)
Directors and Executive Officers:
Marc L. Andreessen(3)	10,694,950	14.0%
Benjamin A. Horowitz(4)	4,502,342	5.9
Timothy A. Howes(5)	3,696,923	4.8
Roderick M. Sherwood III(6)	974,107	1.3
John L. O’Farrell(7)	208,595	*
Shellye L. Archambeau(8)	293,551	*
James T. Dimitriou(9)	311,884	*
William V. Campbell(10)	97,916	*
Michael S. Ovitz(11)	321,528	*
Andrew S. Rachleff(12)	8,735,803	11.5
All directors and executive officers as a group(10 persons)(13)	29,837,599	38.5
Other Stockholders:
In Sik Rhee(14)	3,921,305	5.1
Entities affiliated with Benchmark Capital (15)	7,956,627	10.4
2480 Sand Hill Road, Suite 200 Menlo Park, CA 94025
Entities affiliated with Amerindo Investments Advisors, Inc. (16)	6,013,726	7.9
601 South Figueroa Street, Suite 2400
Los Angeles, CA 90017

Notes:
*	Represents less than one percent of our outstanding stock.
(1)
Beneficial ownership is determined in accordance with the rules and regulations of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of May 10, 2002 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite that stockholder’s name.

(2)	Applicable percentage ownership is based on 76,270,290 shares of common stock outstanding as of May 10, 2002.
(3)
Represents 9,110,899 shares held by Michael G. Mohr or Marc L. Andreessen (Trustees), Andreessen 1996 Living Trust, 1,438,000 shares held by the 1996 Andreessen Charitable Remainder Trust, Michael G. Mohr or Marc L. Andreessen (Trustees) and includes 146,051 shares issuable upon exercise of outstanding options held by Mr. Andreessen exercisable within 60 days of May 10, 2002.

(4)
Represents 3,873,453 shares held by Mr. Horowitz individually and 285,000 shares held by the Horowitz Family Limited Partnership. Includes 1,353,334 shares subject to Loudcloud’s right of repurchase as of May 10, 2002 and 343,889 shares issuable upon exercise of outstanding options held by Mr. Horowitz exercisable within 60 days of May 10, 2002.

(5)
Includes 1,219,167 shares subject to Loudcloud’s right of repurchase as of May 10, 2002 and 4,384 shares issuable upon exercise of outstanding options held by Dr. Howes exercisable within 60 days of May 10, 2002.

(6)
Represents 760,301 shares held by Mr. Sherwood individually, 46,949 shares held by Roderick M. Sherwood III & Gretchen W. Sherwood jointly and 71,848 shares held by Gretchen W. Sherwood. Includes 467,941 shares subject to Loudcloud’s right of repurchase as of May 10, 2002 and 95,009 shares issuable upon exercise of outstanding options held by Mr. Sherwood exercisable within 60 days of May 10, 2002.

(7)	Represents 2,754 shares held by Mr. O’Farrell individually and includes 205,841 shares issuable upon exercise of outstanding options held by Mr. O’Farrell exercisable within 60 days of May 10, 2002.
(8)
Represents 22,649 shares held by Ms. Archambeau individually and includes 270,902 shares issuable upon exercise of outstanding options held by Ms. Archambeau exercisable within 60 days of May 10, 2002.

(9)
Represents 201,250 shares held by Mr. Dimitriou individually. Includes 100,000 shares subject to Loudcloud’s right of repurchase as of May 10, 2002 and 110,634 shares issuable upon exercise of outstanding options held by Mr. Dimitriou exercisable within 60 days of May 10, 2002.

(10)	Represents 75,000 shares held by Mr. Campbell individually and includes 22,916 shares issuable upon exercise of outstanding options held by Mr. Campbell exercisable within 60 days of May 10, 2002.
(11)
Represents 186,112 shares held by CKEI, L.L.C. a California limited liability company controlled by Mr. Ovitz and 100,000 shares held Mr. Ovitz individually. Includes 35,416 shares issuable upon exercise of outstanding options held by Mr. Ovitz exercisable within 60 days of May 10, 2002.

(12)
Represents 779,176 shares held by the Rachleff Family Revocable Trust and 7,956,627 shares held by Benchmark Capital Management Co. IV, L.L.C., as nominee for Benchmark Capital Partners IV, L.P., Benchmark Founders’ Fund IV, L.P., Benchmark Founders’ Fund IV-A, L.P., and Benchmark Founders’ Fund IV-B, L.P. Mr. Rachleff is a Managing Member of Benchmark Capital Management Co. IV, L.L.C., the general partner of Benchmark Capital Partners IV, L.P., Benchmark Founders’ Fund IV, L.P., Benchmark Founders’ Fund IV-A, L.P. and Benchmark Founders’ Fund IV-B, L.P. Mr. Rachleff disclaims beneficial ownership of the shares held by Benchmark, except to the extent of his pecuniary interest in the Benchmark funds. Information is based on the Schedule 13G filed with the Commission on or about February 13, 2002 by Benchmark Capital Management Co. IV, L.L.C. and related entities and individuals.

(13)
Includes 3,140,442 shares subject to Loudcloud’s right of repurchase as of May 10, 2002 and includes 1,235,042 shares issuable upon exercise of outstanding options held by all directors and executive officers as a group exercisable within 60 days of May 10, 2002.

(14)
Represents 3,666,921 shares held by Mr. Rhee individually and 250,000 shares held by Rhee Enterprises L.P. Includes 1,219,167 shares subject to Loudcloud’s right of repurchase as of May 10, 2002 and 4,384 shares issuable upon exercise of outstanding options held by Mr. Rhee exercisable within 60 days of May 10, 2002.

(15)
Represents shares held by Benchmark Capital Management Co. IV, L.L.C., as nominee for Benchmark Capital Partners IV, L.P., Benchmark Founders’ Fund IV, L.P., Benchmark Founders’ Fund IV-A, L.P. and Benchmark Founders’ Fund IV-B, L.P. Information is based on the Schedule 13G filed with the Commission on or about February 13, 2002 by Benchmark Capital Management Co. IV, L.L.C. and related entities and individuals.

(16)	Information is based on Amendment No. 1 to Schedule 13G filed with the Commission on or about February 15, 2002 by Amerindo Investment Advisors, Inc.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements, and other information with the SEC. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov). You may also read and copy any document that we file with the SEC at the SEC’s public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference facilities.

We “incorporate by reference” into this proxy statement the information in certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference into this proxy statement the following documents we have previously filed with the SEC:

•	Proxy Statement for our annual meeting of stockholders to be held on June 25, 2002;

•	Annual Report on Form 10-K for the fiscal year ended January 31, 2002, as amended on June , 2002;

•	Quarterly Report on Form 10-Q for the three months ended April 30, 2002; and

•	Current Report on Form 8-K filed on June 17, 2002.

We also incorporate by reference into this proxy statement additional documents that we file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement and the date of the special meeting.

You may request a copy of these filings at no cost by contacting us at the following address:

Loudcloud, Inc.
Jordan J. Breslow
General Counsel and Secretary
599 N. Mathilda Avenue,
Sunnyvale, California 94085
(408) 744-7300

In order to obtain timely delivery, you must request copies of our SEC filings no later than                         , 2002.

You should rely only on the information delivered with, or stated or incorporated by reference in, this proxy statement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this proxy statement is accurate as of any date other than the date on the front of this document.

FUTURE SHAREHOLDER PROPOSALS

Any shareholder proposal for our annual meeting in 2002 must have been sent to Jordan Breslow, our Secretary, at 599 N. Mathilda Avenue, Sunnyvale, California 94085. The deadline for receipt of a proposal to be considered for inclusion in our proxy statement was January 25, 2002. Proposals submitted by stockholders must comply with Rule 14a-8 of Regulation 14A of the SEC’s Proxy Rules and must contain certain information specified by our bylaws. On request, the Secretary will provide a copy of our bylaws containing procedural requirements for submitting proposals.

EXPERTS

The consolidated financial statements of Loudcloud, Inc. at January 31, 2002 and 2001 and for the period from September 9, 1999 (inception) through January 31, 2000, appearing in this Proxy Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt the Company’s ability to continue as a going concern as described in Note 13 of the consolidated financial statements) included herein or incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

GENERAL INFORMATION

The above Notice of Special Meeting of Stockholders and Proxy Statement are sent by order of our board of directors.

Marc Andreessen
Chairman of the Board

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Pages
Loudcloud, Inc.’s unaudited condensed consolidated interim financial statements from Loudcloud, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2002.	F-2 through F-9

Loudcloud, Inc.’s audited consolidated financial statements from Loudcloud, Inc.’s Form 10-K/A for the year ended January 31, 2002.	F-10 through F-32

LOUDCLOUD, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	April 30, 2002	January 31, 2002
	(unaudited)	(A)
ASSETS
Current assets:
Cash and cash equivalents	$76,948	$91,415
Short-term investments	—	3,288
Accounts receivable, net	10,891	11,303
Prepaid expenses and other current assets	2,474	3,086

Total current assets	90,313	109,092
Property and equipment, net	35,896	43,090
Restricted cash	16,582	20,935
Other assets	1,343	1,180

Total assets	$144,134	$174,297

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,165	$3,598
Other accrued liabilities	16,354	21,230
Deferred revenue	15,023	16,234
Accrued restructuring costs	14,310	17,081
Capital lease obligations, current portion	1,696	2,021

Total current liabilities	51,548	60,164
Capital lease obligations, net of current portion	17	168
Senior discount notes	52,936	50,536
Deferred revenue	5,531	5,953

Commitments and contingencies

Stockholders’ equity:
Common stock	76	76
Additional paid-in capital	535,430	534,590
Notes receivable from stockholders	(2,942)	(3,022)
Deferred stock compensation	(18,603)	(24,539)
Accumulated deficit	(479,986)	(449,606)
Accumulated other comprehensive income (loss)	127	(23)

Total stockholders’ equity	34,102	57,476

Total liabilities and stockholders’ equity	$144,134	$174,297

(A)
The balance sheet at January 31, 2002 has been derived from the audited consolidated financial statements at that date, but does not include all the information and footnotes required by generally accepted accounting principles for complete financial statements.

See accompanying notes.

LOUDCLOUD, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended April 30,
	2002	2001
Net revenues	$17,438	$11,662
Cost and expenses:
Cost of revenues*	25,267	29,491
Research and development*	3,926	7,283
Sales and marketing*	6,615	11,968
General and administrative*	4,108	5,708
Amortization of deferred stock compensation	5,936	16,900

Total cost and expenses	45,852	71,350

Loss from operations	(28,414)	(59,688)
Interest and other income (expense), net	(1,966)	(625)

Net loss applicable to common stockholders	$(30,380)	$(60,313)

Basic and diluted net loss per share applicable to common stockholders	$(0.46)	$(1.25)

Shares used in computing basic and diluted net loss per share applicable to common stockholders	66,487	48,414

* Excludes amortization of deferred stock compensation of the following:
Cost of revenues	$1,848	$4,953
Research and development	1,255	3,043
Sales and marketing	779	4,587
General and administrative	2,054	4,317

Total amortization of deferred stock compensation	$5,936	$16,900

See accompanying notes.

LOUDCLOUD, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended April 30,
	2002	2001
Operating activities:
Net loss	$(30,380)	$(60,313)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,551	6,332
Accretion on notes payable	1,909	1,741
Accretion on warrants related to senior discount notes	491	260
Amortization of deferred stock compensation	5,936	16,900
Loss on disposal of property and equipment	647	—
Changes in operating assets and liabilities:
Accounts receivable	412	(195)
Prepaid expenses, other current assets and other assets	449	3,021
Accounts payable	567	(4,754)
Other accrued liabilities	(4,876)	4,067
Deferred revenue	(1,633)	2,153
Accrued restructuring costs	(2,771)	—

Net cash used in operating activities	(21,698)	(30,788)
Investing activities:
Purchases of property and equipment	(842)	(5,229)
Maturities and sales of available-for-sale investments	3,288	10,244
Decrease (increase) in restricted cash	4,353	(1,000)

Net cash provided by investing activities	6,799	4,015
Financing activities:
Proceeds from issuance of common stock, net	1,015	162,987
Payments on lease obligations	(638)	(2,723)
Repayment of notes receivable	55	46

Net cash provided by financing activities	432	160,310

Net (decrease) increase in cash and cash equivalents	(14,467)	133,537
Cash and cash equivalents at beginning of period	91,415	43,438

Cash and cash equivalents at end of period	$76,948	$176,975

Supplemental disclosures of cash flow information
Cash paid for interest	$58	$89
Supplemental schedule of noncash investing and financing activities
Equipment purchased under capital lease	$162	$4,037

See accompanying notes.

LOUDCLOUD, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1.    BASIS OF PRESENTATION

The condensed consolidated financial statements have been prepared by Loudcloud, Inc., pursuant to the rules and regulations of the Securities and Exchange Commission and include the accounts of Loudcloud, Inc. and its wholly owned subsidiaries (collectively “Loudcloud” or the “Company”). Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to such rules and regulations. While in the opinion of the Company, the unaudited financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position at April 30, 2002 and the operating results and cash flows for the three months ended April 30, 2002, these financial statements and notes should be read in conjunction with the Company’s audited consolidated financial statements and notes for the year ended January 31, 2002 included in the Company’s Annual Report on Form 10-K filed May 1, 2002 with the Securities and Exchange Commission. The condensed balance sheet at January 31, 2002 has been derived from audited financial statements as of that date.

The results of operations for the three months ended April 30, 2002 are not necessarily indicative of results that may be expected for any other interim period or for the full fiscal year ending January 31, 2003.

NOTE 2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates and Reclassifications

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that materially affect the amounts reported in the consolidated financial statements. Actual results could differ from these estimates. In addition, certain amounts that were previously reported have been reclassified to conform to the current period presentation. The methods, estimates and judgments the Company uses in applying its most critical accounting policies have a significant impact on the results it reports in its financial statements. The U.S. Securities and Exchange Commission has defined the most critical accounting policies as the ones that are most important to the portrayal of the Company’s financial condition and results, and require the Company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, the Company’s most critical accounting policies include: revenue recognition, allowance for doubtful accounts, property and equipment, impairment of long-lived assets and restructuring.

Cash, Cash Equivalents and Short-term Investments

The Company considers all highly liquid investment securities with maturity from the date of purchase of three months or less to be cash equivalents and investment securities with maturity from the date of purchase of more than three months, but less than twelve months, to be short-term investments.

Management determines the appropriate classification of debt and equity securities at the time of purchase and evaluates such designation as of each balance sheet date. To date, all debt securities have been classified as available-for-sale and are carried at fair value with material unrealized gains and losses, if any, included in stockholders’ equity. Interest and dividends on all securities are included in interest income.

Revenue Recognition

The Company generates revenue from the sale of Internet infrastructure services. These services incorporate the hardware, software and networking infrastructure and the provisioning, maintenance and scaling expertise required to support Internet operations. The Company recognizes revenue ratably over the managed services contract period as services are fulfilled, provided the Company has evidence of an agreement, the price of the

LOUDCLOUD, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

services is fixed or determinable, all contracted services are being delivered and payment is reasonably assured. When obligations remain after services are delivered, revenue is only recognized after such obligations are fulfilled. In addition to the sale of Internet infrastructure services, the Company generates revenue from short-term professional service agreements. Revenue from professional services is recognized as work is completed and accepted by the customer.

The Company also generates revenue from the sale of software licenses. License revenue comprises fees for term and perpetual licenses of the Company’s software by corporate and government customers. Revenue from license fees is recognized in accordance with Statement of Position 97-2 (SOP 97-2), “Software Revenue Recognition,” as affected by Statement of Position 98-9 (SOP 98-9), “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions.” Revenue is recognized when persuasive evidence of an arrangement exists, vendor specific objective evidence (VSOE) has been established for all elements, there are no uncertainties surrounding product delivery or acceptance, the fee is fixed or determinable and collectability is probable. When VSOE has been established for maintenance and support, the revenue related to the maintenance and support is recognized over the maintenance term. Generally, if VSOE has been established for a perpetual license, revenue is recognized upon delivery, assuming all other criteria under SOP 97-2 have been met. If a term license is less than 12 months, the license and maintenance fees are recognized over the term.

Amounts billed and/or cash received in excess of revenue recognized are included as deferred revenue in the accompanying balance sheets. The Company generally provides certain guarantees regarding scheduled uptime to its customers on a monthly basis. The Company reduces revenue for credits given for estimated unscheduled downtime on a monthly basis.

Concentrations of Credit Risk and Significant Customers

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, short-term investments, restricted cash and accounts receivable. The Company places all of its cash equivalents, short-term investments and restricted cash with high-credit quality issuers. Carrying amounts of financial instruments held by the Company, which include cash equivalents, short-term investments, restricted cash, accounts receivable, accounts payable and accrued expenses, approximate fair value due to their short duration. The Company performs ongoing credit evaluations of its customers, generally requires customers to prepay services and maintains reserves for potential losses.

For the three months ended April 30, 2002 and 2001, Atriax accounted for 10% and 11% of the Company’s net revenue, respectively. As of April 30, 2002, Consignia accounted for 13% of the Company’s gross accounts receivable balance. On April 5, 2002, Atriax announced that it would cease operations. As a result, the Company does not expect to derive any revenue from Atriax beyond the first quarter of fiscal 2003. Also, the Company had no outstanding receivables due from Atriax as of April 30, 2002.

Comprehensive Loss

The Company’s total consolidated comprehensive net loss was $30.3 million and $60.3 million for the three months ended April 30, 2002 and 2001, respectively. The primary component of the comprehensive net income for the three months ended April 30, 2002 was a gain on foreign currency translation.

NOTE 3.    SEGMENT INFORMATION

Statements of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information,” established standards for reporting information about operating segments in the

LOUDCLOUD, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

Company’s financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the Chief Executive Officer of the Company. The Company is organized geographically between the United States and Europe. While the Chief Executive Officer of the Company evaluates results in a number of different ways, the geographic structure is the primary basis for which allocation of resources and financial performance is assessed. The accounting policies of the line of business operating segments are the same as those described in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2002. The Company has only one operating segment, Internet infrastructure services.

	Three Months Ended April 30,
	2002	2001
	(unaudited)
Revenue generated in the United States	$14,830	$11,444
Revenue generated in Europe	2,608	218

Revenue as reported	$17,438	$11,662

Net long-lived assets by geographic location were as follows:

	As of April 30, 2002	As of January 31, 2002
	(unaudited)
United States	$32,763	$40,206
Europe	3,133	2,884

Total	$35,896	$43,090

NOTE 4.    NET LOSS PER SHARE

The Company follows the provisions of Statement of Financial Accounting Standards No. 128, “Earnings Per Share.” Basic and diluted net loss per share is computed by dividing the consolidated net loss by the weighted average number of common shares outstanding during the period less outstanding nonvested shares. Outstanding nonvested shares are not included in the computation of basic and dilutive consolidated net loss per share until the time-based vesting restrictions have lapsed. The following table presents the calculation of basic and diluted net loss per share (in thousands, except per share data):

	Three Months Ended April 30,
	2002	2001
	(unaudited)
Numerator:
Consolidated net loss applicable to common stockholders	$(30,380)	$(60,313)

Denominator:
Weighted-average shares of common stock outstanding	77,146	63,457
Weighted-average non-vested shares	(10,659)	(15,043)

Denominator for basic and diluted consolidated net loss per share applicable to common stockholders	66,487	48,414

Basic and diluted	$(0.46)	$(1.25)

LOUDCLOUD, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

NOTE 5.    RESTRUCTURING COSTS

In May 2001, the Company announced a restructuring program to improve utilization of its existing technology and infrastructure. This restructuring program included a worldwide workforce reduction, consolidation of the resulting excess facilities and an accrual for excess and obsolete equipment. As a result of the restructuring program, the Company recorded restructuring costs of $30.2 million classified as operating expenses in the quarter ended July 31, 2001.

A summary of the May 2001 restructuring charges is outlined as follows (in millions):

	Total Charge	Noncash Charges	Cash Payments	Restructuring Liabilities at April 30, 2002
Workforce reduction	$5.4	$(2.9)	$(2.4)	$0.1
Consolidation of excess facilities	20.6	—	(7.7)	12.9
Disposal of property and equipment	4.2	—	(3.0)	1.2

Total	$30.2	$(2.9)	$(13.1)	$14.2

In September 2001, the Company announced an organizational realignment to increase overall effectiveness and operational efficiencies. The organizational realignment included hiring in key areas, such as direct sales representatives and specific technology positions, and the elimination of some other positions. As a result of the organizational realignment, the Company recorded a reorganization charge of $1.3 million, which was classified as an operating expense. All of the costs associated with the September 2001 organizational realignment were workforce related. As of April 30, 2002, the Company had made cash payments related to the September 2001 reorganization charge of $1.2 million.

NOTE 6.    CONTINGENCIES

The Company is currently defending a consolidated securities class action lawsuit related to its initial public offering. Beginning in August 2001, multiple lawsuits were filed in the U.S. District Courts for the Southern District of New York and the Northern District of California, claiming that the Company, certain of its officers, directors and the underwriters of its initial public offering violated federal securities laws by providing materially false and misleading information in its prospectus. These lawsuits were brought as a class action on behalf of all purchasers of the Company’s common stock from March 8, 2001 to May 1, 2001 and seek damages in unspecified amounts. Recently, these lawsuits were all consolidated in the Northern District of California. The Company strongly denies these allegations and will defend itself vigorously; however, the outcome of litigation is inherently uncertain, and there can be no assurance that the Company will not be materially affected. In addition, the Company anticipates that it will incur ongoing litigation expenses in connection with this consolidated lawsuit.

NOTE 7.    RECENT ACCOUNTING PRONOUNCEMENTS

In June 2001, the FASB issued Statements of Financial Accounting Standards No. 141 (SFAS 141), “Business Combinations,” and No. 142 (SFAS 142), “Goodwill and Other Intangible Assets.” SFAS 141 supersedes APB Opinion No. 16, “Business Combinations,” and eliminates the pooling-of-interests method of accounting for business combinations, thus requiring that all business combinations be accounted for using the purchase method. The requirements of SFAS 141 apply to all business combinations initiated after June 30, 2001.

LOUDCLOUD, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

SFAS 142 supersedes APB Opinion No. 17, “Intangible Assets,” and provides that goodwill and other intangible assets that have an indefinite useful life will no longer be amortized. However, these assets must be reviewed at least annually for impairment. SFAS 142 applies to all business combinations completed after June 30, 2001. The Company did not enter into any business combinations prior to January 31, 2002. The Company adopted SFAS 141 and 142 as of February 1, 2002.

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which applies to financial statements issued for fiscal years beginning after December 15, 2001. SFAS 144 supersedes FASB Statement 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and portions of APB Opinion 30, “Reporting the Results of Operations.” SFAS 144 provides a single accounting model for long-lived assets expected to be disposed of and significantly changes the criteria for classifying an asset as held-for-sale. This classification is important because held-for-sale assets are not depreciated and are stated at the lower of fair value or carrying amount. SFAS 144 also requires expected future operating losses from discontinued operations to be displayed in the period(s) in which the losses are actually incurred, rather than when the amount of the loss is estimated, as presently required. The Company adopted SFAS 144 as of February 1, 2002.

In November 2001, the Emerging Issues Task Force (“EITF”) released Issue No. 01-09, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Product,” which applies to annual or interim financial statement periods beginning after December 15, 2001. The release provides that cash consideration (including sales incentives) that we give to our customers or resellers should be accounted for as a reduction of revenue unless we receive a benefit that is identifiable and that can be reasonably estimated. The Company adopted this new release as of February 1, 2002.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders of Loudcloud, Inc.

We have audited the accompanying consolidated balance sheets of Loudcloud, Inc. as of January 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended January 31, 2002 and 2001 and for the period from September 9, 1999 (inception) through January 31, 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Loudcloud, Inc. at January 31, 2002 and 2001, and the consolidated results of its operations, and its cash flows for the years ended January 31, 2002 and 2001 and the period from September 9, 1999 (inception) through January 31, 2000, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming Loudcloud, Inc. will continue as a going concern. As more fully described in Note 13, Loudcloud, Inc. paid $42 million in cash as part of the consideration to repurchase their 13% Senior Discount Notes, which significantly reduces their funds available for operations. In addition, the funds available for Loudcloud’s operations do not take into consideration the estimated net proceeds of $61.5 million, subject to purchase price adjustments, from the Electronic Data Systems Corporation transaction and estimated cash received from the Frontera transaction of $9.0 million, as these transactions may not close. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 13. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/    ERNST & YOUNG LLP

San Jose, California
February 26, 2002, except
for the last four paragraphs
of Note 13, as to which the
date is June 14, 2002

LOUDCLOUD, INC.

CONSOLIDATED BALANCE SHEETS
(in thousands, except par value per share)

	January 31,
	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$91,415	$43,438
Short-term investments	3,288	10,244
Accounts receivable, net of allowance for doubtful accounts of $915 and $851 at January 31, 2002 and 2001, respectively	11,303	7,558
Prepaids and other current assets	3,086	4,961

Total current assets	109,092	66,201
Property and equipment, net	43,090	53,280
Restricted cash	20,935	26,740
Other assets	1,180	1,991

Total assets	$174,297	$148,212

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,598	$14,147
Accrued compensation	5,659	3,275
Accrued data center facilities costs	7,252	5,000
Other accrued liabilities	8,319	8,473
Deferred revenue	16,234	13,759
Accrued restructuring costs	17,081	—
Capital lease obligations, current portion	2,021	1,904

Total current liabilities	60,164	46,558
Capital lease obligations, net of current portion	168	912
Senior discount notes	50,536	42,151
Deferred revenue	5,953	—

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 15,000 shares authorized at January 31, 2002, no shares issued or outstanding	—	—
Convertible preferred stock, $0.001 par value, issuable in series; none and 27,500 shares authorized at January 31, 2002 and 2001, respectively; none and 26,386 shares issued and outstanding at January 31, 2002 and 2001, respectively	—	26
Common stock, $0.001 par value, 200,000 and 75,000 shares authorized at January 31, 2002 and 2001, respectively; 75,894 and 20,878 shares issued and outstanding at January 31, 2002 and 2001, respectively	76	21
Additional paid-in capital	534,590	393,127
Notes receivable from stockholders	(3,022)	(5,793)
Deferred stock compensation	(24,539)	(89,909)
Accumulated deficit	(449,606)	(238,931)
Accumulated other comprehensive income (loss)	(23)	—

Total stockholders’ equity	57,476	58,591

Total liabilities and stockholders’ equity	$174,297	$148,212

See accompanying notes.

LOUDCLOUD, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Year Ended January 31,		Period from Inception (September 9, 1999) to January 31, 2000
	2002	2001
Net revenue	$56,012	$15,486	$—
Costs and expenses:
Cost of revenue*	109,676	58,083	—
Research and development*	21,033	17,867	1,453
Sales and marketing*	39,560	20,561	710
General and administrative*	18,940	12,056	760
Restructuring costs	31,471	—	—
Amortization of deferred stock compensation	42,666	71,725	2,208

Total costs and expenses	263,346	180,292	5,131

Loss from operations	(207,334)	(164,806)	(5,131)
Interest and other income	5,606	5,431	150
Interest and other expense	(8,947)	(7,045)	—

Net loss	(210,675)	(166,420)	(4,981)
Series C convertible preferred stock deemed non-cash dividend	—	(67,530)	—

Net loss applicable to common stockholders	$(210,675)	$(233,950)	$(4,981)

Basic and diluted net loss per share applicable to common stockholders	$(3.45)	$(165.57)	$(1,815.23)

Shares used in computing basic and diluted net loss per share applicable to common stockholders	61,089	1,413	3

* Excludes amortization of deferred stock compensation of the following:
Cost of revenue	$13,046	$20,062	$—
Research and development	8,537	12,746	1,224
Sales and marketing	8,830	21,026	361
General and administrative	12,253	17,891	623

Total amortization of deferred stock compensation	$42,666	$71,725	$2,208

See accompanying notes.

LOUDCLOUD, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands)

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Notes Receivable from Stockholders	Deferred Stock Compensation	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at inception (September 9, 1999)	—	$—	—	$—	$—	$—	$—	$—	$—	$—
Issuance of common stock for cash in October 1999	—	—	11,375	11	11	—	—	—	—	22
Issuance of Series A convertible preferred stock (less issuance costs of $29) in November 1999	6,880	7	—	—	2,211	—	—	—	—	2,218
Issuance of Series B convertible preferred stock (less issuance costs of $21) in November 1999 and January 2000	12,492	12	—	—	20,967	—	—	—	—	20,979
Issuance of warrant in conjunction with building lease in January 2000	—	—	—	—	5	—	—	—	—	5
Exercise of options to purchase common stock by a consultant	—	—	89	—	4	—	—	—	—	4
Exercise of options to purchase common stock for cash and notes	—	—	4,612	5	404	(181)	—	—	—	228
Deferred stock compensation	—	—	—	—	17,181	—	(17,181)	—
Amortization of deferred stock compensation	—	—	—	—	—	—	2,215	—	—	2,215
Net loss and comprehensive loss								(4,981)		(4,981)

Balance at January 31, 2000	19,372	19	16,076	16	40,783	(181)	(14,966)	(4,981)	—	20,690
Issuance of warrants in conjunction with senior discount notes in February 2000	—	—	—	—	9,827	—	—	—	—	9,827
Issuance of Series C convertible preferred stock (less issuance costs of $140) in June 2000	7,034	7	—	—	119,852	—	—	—	—	119,859
Deemed non-cash dividend on Series C convertible preferred stock	—	—	—	—	67,530	—	—	(67,530)	—	—
Conversion of Series A convertible preferred stock to common stock	(20)	—	20	—	—	—	—	—	—	—
Issuance of common stock to consultants	—	—	20	—	—	—	—	—	—	—
Exercise of options to purchase common stock for cash and notes, net of repurchases	—	—	4,762	5	5,958	(5,680)	—	—	—	283
Repayment of note receivable	—	—	—	—	—	68	—	—	—	68
Deferred stock compensation	—	—	—	—	150,764	—	(150,764)	—	—	—
Amortization of deferred stock compensation	—	—	—	—	—	—	74,234	—	—	74,234
Reversal related to unamortized portion of deferred stock compensation related to terminated employees	—	—	—	—	(1,587)	—	1,587	—	—	—
Components of comprehensive loss:
Net loss	—	—	—	—	—	—	—	(166,420)	—	(166,420)
Unrealized gain on short term investments	—	—	—	—	—	—	—	—	50	50
Total comprehensive loss										(166,370)

LOUDCLOUD, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY—(Continued)
(in thousands)

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Notes Receivable from Stockholders	Deferred Stock Compensation	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at January 31, 2001	26,386	$26	20,878	$21	$393,127	$(5,793)	$(89,909)	$(238,931)	$50	$58,591
Conversion of convertible preferred stock to common stock in connection with the initial public offering	(26,386)	(26)	26,386	26	—	—	—	—	—	—
Issuance of common stock in connection with the initial public offering (less issuance costs of $14,961) in March 2001	—	—	28,750	29	157,510	—	—	—	—	157,539
Issuance of common stock in a private placement in March 2001	—	—	877	1	4,999	—	—	—	—	5,000
Exercise of stock options by employees, net of repurchases	—	—	(2,693)	(3)	(2,431)	2,085	—	—	—	(349)
Issuance of common stock in connection with the Employee Stock Purchase Program	—	—	539	1	1,180	—	—	—	—	1,181
Exercise of common stock warrants	—	—	1,157	1	30	—	—	—	—	31
Repayment of note receivable	—	—	—	—	—	686	—	—	—	686
Amortization of deferred stock compensation	—	—	—	—	—	—	42,666	—	—	42,666
Charge for accelerated vesting of options to terminated employees	—	—	—	—	2,879	—	—	—	—	2,879
Reversal related to unamortized portion of deferred stock compensation related to terminated employees	—	—	—	—	(22,704)	—	22,704	—	—	—
Components of comprehensive loss:
Net loss	—	—	—	—	—	—	—	(210,675)	—	(210,675)
Translation adjustment	—	—	—	—	—	—	—	—	(58)	(58)
Unrealized loss on short-term investments	—	—	—	—	—	—	—	—	(15)	(15)

Total comprehensive loss	—	—	—	—	—	—	—	—	—	(210,748)

Balance at January 31, 2002	—	—	$75,894	76	$534,590	$(3,022)	$(24,539)	$(449,606)	$(23)	$57,476

See accompanying notes.

LOUDCLOUD, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Year Ended January 31,		Period from Inception (September 9, 1999) to January 31, 2000
	2002	2001
Operating activities:
Net loss	$(210,675)	$(166,420)	$(4,981)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	26,943	12,807	78
Accretion on notes payable	6,420	5,953	—
Amortization of warrants related to senior discount notes	1,965	889	—
Charges related to stock awards to consultants and lessor	—	2,604	12
Amortization of deferred stock compensation	42,666	71,725	2,208
Non-cash restructuring charges	2,879	—	—
Changes in operating assets and liabilities:
Accounts receivable	(3,745)	(7,375)	(183)
Prepaids, other current assets and other assets	2,686	(6,054)	(898)
Accounts payable	(10,549)	12,016	2,131
Accrued compensation	2,384	3,139	136
Accrued data center facilities costs	2,252	4,562	438
Other accrued liabilities	(154)	6,414	2,059
Deferred revenue	8,428	13,450	309
Accrued restructuring costs	17,081	—	—

Net cash (used in) provided by operating activities	(111,419)	(46,290)	1,309

Investing activities:
Capital expenditures	(14,105)	(56,476)	(4,281)
Purchases of short-term investments	(3,288)	(16,720)	—
Maturities and sales of short-term investments	10,244	6,476	—
Increase (decrease) in restricted cash	5,805	(26,740)	—

Net cash used in investing activities	(1,344)	(93,460)	(4,281)

Financing activities:
Proceeds from issuance of preferred stock, net of issuance costs	—	119,859	23,197
Proceeds from issuance of common stock, net of repurchases	163,329	283	254
Proceeds from issuance of senior discount notes	—	45,137	—
Principal payments on capital lease obligations	(3,275)	(2,638)	—
Proceeds from repayment of notes receivable	686	68	—

Net cash provided by financing activities	160,740	162,709	23,451

Net increase in cash and cash equivalents	47,977	22,959	20,479
Cash and cash equivalents at beginning of period	43,438	20,479	—

Cash and cash equivalents at end of period	$91,415	$43,438	$20,479

Supplemental schedule of noncash investing and financing activities:
Issuance of warrants in conjunction with senior discount notes	$—	$9,827	$—
Issuance of common stock in exchange for notes receivable	—	5,680	181
Equipment purchased under capital lease	2,648	5,408	—
Series C preferred stock deemed, non-cash dividend	—	67,530	—
Conversion of Series A convertible preferred stock to common stock	—	40	—

Supplemental disclosures:
Cash paid for interest	476	75	—

See accompanying notes.

LOUDCLOUD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of the Company and Significant Accounting Policies

Nature of Operations

Loudcloud, Inc. (“Loudcloud,” “the Company,” “We” or “Our”), was incorporated as VCellar, Inc. on September 9, 1999 in the state of Delaware. The Company is a leading managed services provider, offering a complete solution to enterprise customers for outsourcing global Internet operations. Loudcloud deploys, manages, secures, scales, and monitors e-business systems using its unique Opsware technology, which automates functions otherwise performed manually, delivering higher quality, cost savings, and increased flexibility. The Company manages its systems via a worldwide network of data centers and Loudcloud Operations Centers located in the United States and Europe.

Basis of Presentation

The consolidated financial statements include accounts of the Company and its wholly owned subsidiary. The Company has sales offices throughout the United States and Europe. All significant intercompany balances have been eliminated. Through January 31, 2000, the Company’s activities primarily consisted of establishing its offices, conducting research and development, recruiting management and technical personnel, and obtaining financing. Accordingly, the Company was considered to be in the development stage through January 31, 2000. In February 2000, the Company deployed services for its first customer and therefore emerged from the development stage. See Note 13.

Use of Estimates and Reclassifications

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that materially affect the amounts reported in the consolidated financial statements. Actual results could differ from these estimates. In addition, certain amounts that were previously reported have been reclassified to conform to the current period presentation. The methods, estimates and judgments the Company uses in applying its most critical accounting policies have a significant impact on the results it reports in its financial statements. The U.S. Securities and Exchange Commission has defined the most critical accounting policies as the ones that are most important to the portrayal of the Company’s financial condition and results, and require the Company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, the Company’s most critical accounting policies include: revenue recognition, allowance for doubtful accounts, property and equipment, impairment of long-lived assets and restructuring.

Cash, Cash Equivalents and Short-term Investments

The Company considers all highly liquid investments with maturity from the date of purchase of three months or less to be cash equivalents and investments with maturity from the date of purchase of more than three months, but less than twelve months, to be short-term investments. All cash equivalents and short-term investments are classified as available-for-sale. The cost of securities sold is based upon the specific identification method.

Concentrations of Credit Risk and Significant Customers

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, short-term investments, restricted cash and accounts receivable. The Company places all of its cash equivalents, short-term investments and restricted cash with high-credit quality issuers. Carrying amounts of financial instruments held by the Company, which include cash equivalents, short-

LOUDCLOUD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

term investments, restricted cash, accounts receivable, accounts payable and accrued expenses, approximate fair value due to their short duration. The Company performs ongoing credit evaluations of its customers, generally requires customers to prepay services and maintains reserves for potential losses

For the year ended January 31, 2002, customers Nike and Atriax accounted for 13% and 12% of the Company’s net revenue, respectively. On April 5, 2002, Atriax announced that it would cease operations within a short period of time. As a result, the Company does not expect to derive any revenue from Atriax beyond the first quarter of fiscal 2003. All receivable amounts owed by Atriax as of January 31, 2002 have been subsequently collected. For the year ended January 31, 2001, customers Nike and Rational Software accounted for 23% and 14% of the Company’s net revenues, respectively. As of January 31, 2002, customers Atriax, Consignia and Office of the e-Envoy, accounted for 12%, 13% and 10% of the Company’s accounts receivable balance, respectively. As of January 31, 2001, customer Nike accounted for 24% of the Company’s accounts receivable balance.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated or amortized on a straight-line basis over the estimated useful lives of the assets ranging from approximately two to five years or the applicable lease term, if shorter.

Revenue Recognition

The Company generates revenue from the sale of Internet infrastructure services. These services incorporate the hardware, software and networking infrastructure and the provisioning, maintenance and scaling expertise required to support Internet operations. The Company recognizes revenue ratably over the managed services contract period as services are fulfilled, provided the Company has evidence of an agreement, the price of the services is fixed or determinable, all contracted services are being delivered and payment is reasonably assured. When obligations remain after services are delivered, revenue is only recognized after such obligations are fulfilled. In addition to the sale of Internet infrastructure services, the Company generates revenue from short-term professional service agreements. Revenue from professional services is recognized as work is completed and accepted by the customer.

Some of the Company’s customers are obligated to pay incremental fees once the Company has fulfilled its readiness obligations by preparing the Internet infrastructure if those customers are not ready to launch the site. The incremental fees begin a defined period of time after the operational date and end on the launch date. The managed service period begins on the launch of the site, and thus the length of time or fees charged between the operational date and launch date typically do not affect the fees charged during the managed service period. The Company recognizes revenue between the operational date and launch date, as it represents a separate and distinct earnings process, provided it has evidence of an agreement, the price is fixed or determinable, the Company has fulfilled its obligations and collectibility is reasonably assured.

The Company records bandwidth billings on a gross basis on the indicators in Emerging Issue Task Force No. 99-19 Recording Revenue Gross as a Principal versus Net as an Agent. The Company is the primary obligor as the Company’s customer service agreements identify the Company as the party responsible for the fulfillment of bandwidth services to the Company’s customers. The Company selects the bandwidth providers from numerous potential suppliers. The Company has inventory risk for bandwidth capacity as the Company forecasts, then purchases, total bandwidth capacity for a certain period of time, in order to secure bandwidth capacity, which may be in excess of total actual customer demand during that period of time. The fact that bandwidth

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

capacity is not specifically designated to a particular customer does not mitigate the inventory risk, since the Company forecasts and purchases total bandwidth capacity for a future period of time. The Company has credit risk, as it is responsible for collecting the sales price from a customer, but must pay the amount owed the bandwidth suppliers after the suppliers perform, regardless of whether the sales price is fully collected.

The Company generally guarantees 100% scheduled uptime to its customers on a monthly basis. The Company reduces revenue for credits given for estimated unscheduled downtime on a monthly basis. Amounts billed and/or cash received in excess of revenue recognized are included as deferred revenue in the accompanying balance sheets.

Accounting for Stock-Based Compensation

The Company grants stock options and stock purchase rights for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. As permitted under the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (FAS 123), the Company accounts for stock option grants and stock purchase rights to employees and directors in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB Opinion No. 25) and, accordingly, recognizes no compensation expense for stock option grants or stock purchase rights with an exercise price equal to the fair value of the shares at the date of grant.

Impairment of Long-Lived Assets

The Company continually reviews the carrying value of long-lived assets, including property and equipment to determine whether there are any indications of impairment losses. Recoverability of long-lived assets is measured by a comparison of the carrying amount of an asset to estimated future net cash flows generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Advertising Expenses

All advertising costs are expensed as incurred. Advertising costs were $2.3 million and $629,000 for the years ended January 31, 2002 and 2001, respectively, and were not material for the period from inception (September 9, 1999) to January 31, 2000.

Research and Development Costs

Costs of software developed internally by the Company for use in its operations are accounted for under the American Institute of Certified Public Accountant’s Statement of Position (SOP) 98-1, Accounting for the Costs of Corporate Software Developed or Obtained for Internal Use. Under SOP 98-1, the Company expenses costs of research, including pre-development efforts prior to establishing technological feasibility, and costs incurred for training and maintenance. Software development costs are capitalized when technological feasibility has been established, it is probable that the project will be completed and the software will be used as intended. Costs incurred during the application development stage were insignificant, and accordingly no costs related to internal use software have been capitalized through January 31, 2002.

Other research and development costs were also expensed as incurred. Research and development costs expensed were $21.0 million and $17.9 million for the years ended January 31, 2002 and 2001, respectively, and were $1.5 million for the period from inception (September 9, 1999) to January 31, 2000.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Segment Information

The Company has adopted Statement of Financial Accounting Standards No. 131, Disclosure about Segments of an Enterprise and Related Information, which requires companies to report selected information about operating segments, as well as enterprise-wide disclosures about products, services, geographical areas and major customers. Operating segments are determined based on the way management organizes its business for making operating decisions and assessing performance. The Company has only one operating segment, Internet infrastructure services. Revenue recognized outside of the United States has been less than 10% for each of the years ending January 31, 2002 and 2001. There were no sales in the period from inception (September 9, 1999) to January 31, 2000.

Comprehensive Loss

Under FAS 130, the Company is required to display comprehensive income (loss) and its components as part of the financial statements. Other comprehensive income (loss) includes certain changes in equity, foreign currency translation adjustments and unrealized gains/losses on available-for-sale securities that are excluded from net loss.

Income Taxes

The Company accounts for income taxes using the liability method under which deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets if it is more likely than not that those assets will not be realized.

Recently Issued Accounting Standards

In June 2001, the FASB issued Statements of Financial Accounting Standards No. 141 (SFAS 141), “Business Combinations,” and No. 142 (SFAS 142), “Goodwill and Other Intangible Assets.” SFAS 141 supersedes APB Opinion No. 16, “Business Combinations,” and eliminates the pooling-of-interests method of accounting for business combinations, thus requiring that all business combinations be accounted for using the purchase method. The requirements of SFAS 141 apply to all business combinations initiated after June 30, 2001. SFAS 142 supersedes APB Opinion No. 17, “Intangible Assets,” and provides that goodwill and other intangible assets that have an indefinite useful life will no longer be amortized. However, these assets must be reviewed at least annually for impairment. SFAS 142 applies to all business combinations completed after June 30, 2001. The Company did not enter into any business combinations prior to January 31, 2002. The Company will adopt SFAS 141 and 142 effective as of February 1, 2002 and does not expect that the adoption will have a material impact on its consolidated financial statements.

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which applies to financial statements issued for fiscal years beginning after December 15, 2001. SFAS 144 supersedes FASB Statement 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and portions of APB Opinion 30, “Reporting the Results of Operations.” SFAS 144 provides a single accounting model for long-lived assets we expect to dispose of and significantly changes the criteria for classifying an asset as held-for-sale. This classification is important because held-for-sale assets are not depreciated and are stated at the lower of fair value or carrying amount. SFAS 144 also requires expected future operating losses from discontinued operations to be displayed in the period(s) in which the losses are actually incurred, rather than when the amount of the loss is estimated, as presently required. The Company

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

will adopt SFAS 144 effective February 1, 2002 and does not expect that the adoption will have a material impact on its consolidated financial statements.

In November 2001, the Emerging Issues Task Force (“EITF”) released Issue No. 01-09, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Product,” which applies to annual or interim financial statement periods beginning after December 15, 2001. The release provides that cash consideration (including sales incentives) that we give to our customers or resellers should be accounted for as a reduction of revenue unless we receive a benefit that is identifiable and that can be reasonably estimated. The Company will adopt this new release effective February 1, 2002 and does not expect that the adoption of EITF Issue No. 01-09 will have a material impact on its total net revenue.

2.	Significant Customer Agreement

In August 2001, the Company entered into two agreements with Qwest Communications Corporation (“Qwest”), which included an Ethernet Co-location and Internet Access Service Agreement (“Co-location Agreement”) and a Reseller Agreement. The term of each of the agreements is five years from the effective date of the contracts. Under the Co-location Agreement the Company received a non-refundable prepayment of $7.5 million in consideration for providing services in connection with the provisioning and maintaining of three of Qwest’s data centers and the migration of the Company’s operations into the three data centers. The entire amount is included in deferred revenue and will be recognized as revenue ratably over the period services are provided, commencing upon the deployment of Qwest’s first signed customer at each data center.

Additionally the Co-location Agreement provides that the Company pays rates and charges for space, power and bandwidth. During the first 12 months of the Co-location Agreement, Qwest will provide a reimbursement to the Company for a portion of those costs. Consistent with the Company’s past accounting for these types of charges the amount, net of the cost reimbursement, will be recorded as a cost of revenue.

Pursuant to the Reseller Agreement, the Company provides its managed services to customers that execute customer service agreements with Qwest. In addition, pursuant to the Reseller Agreement, the Company receives a percentage of the monthly fees billed to those customers that have executed customer services agreements with Qwest where the Company shall provide its managed services. The Company will record fees received under this agreement on a net basis based on the indicators in Emerging Issue Task Force 99-19, Recording Revenue Gross as a Principal versus Net as an Agent. The Company is not the primary obligor as the customer service agreements identify Qwest as the party responsible for the fulfillment of bandwidth services. The Company does not have credit risk as Qwest is responsible for collecting the sales price from a customer and the Company receives their fee under the Reseller Agreement regardless of whether the sales price is fully collected. The Company’s fee received under the Reseller Agreement is a fixed percentage of a customer service agreement. As of January 31, 2002, revenue earned for customers signed pursuant to the Reseller Agreement has been insignificant.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.    Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

The following is a summary of securities as of January 31, 2002 and 2001 (in thousands):

	January 31, 2002
	Amortized Cost	Unrealized Gain	Unrealized Loss	Estimated Fair Value
Cash and money market funds	$112,350	$—	$—	$112,350
U.S. Government Agencies	3,303	3	18	3,288

	$115,653	$3	$18	$115,638

Reported as:
Cash and cash equivalents	$91,415	$—	$—	$91,415
Short-term marketable securities	3,303	3	18	3,288
Restricted cash	20,935	—	—	20,935

	$115,653	3	$18	$115,638

	January 31, 2001
	Amortized Cost	Unrealized Gain	Unrealized Loss	Estimated Fair Value
Cash and money market funds	$20,467	$—	$—	$20,467
Commercial paper	33,165	52	(2)	33,215
Certificates of deposit	26,740	—	—	26,740

	$80,372	$52	$(2)	$80,422

Reported as:
Cash and cash equivalents	$43,440	$—	$(2)	$43,438
Short-term marketable securities	10,192	52	—	10,244
Restricted cash	26,740	—	—	26,740

	$80,372	$52	$(2)	$80,422

The approximately $3.3 million and $33.2 million of available-for-sale debt securities as of January 31, 2002 and 2001, respectively, have a contractual maturity of one year or less.

4.    Property and Equipment

Property and equipment consist of the following:

	January 31, 2002	January 31, 2001
	(in thousands)
Computer and other related equipment	$45,829	$43,538
Office equipment, leasehold improvements, furniture, and fixtures	10,894	6,698
Software	26,195	15,929

	82,918	66,165
Less accumulated depreciation and amortization	(39,828)	(12,885)

Property and equipment, net	$43,090	$53,280

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Depreciation and amortization expense amounted to $26.9 million and $12.9 million for the years ended January 31, 2002 and 2001, respectively. As of January 31, 2002 and 2001 property and equipment acquired under capital leases totaled $2.6 million and $5.4 million, respectively, and had related accumulated amortization of $2.7 million and $575,000, respectively. Additionally, the Company has available $6.3 million of equipment lease facilities from its vendors as of January 31, 2002.

5.    Senior Discount Notes

On February 9, 2000, the Company issued 66,000 units at a per unit price of $683.89 of 13% Senior Discount Notes (the Notes) for an aggregate amount of $45.1 million to Morgan Stanley & Co., Inc. The Notes are due in February 2005. In connection with the issuance of these Notes, the Company also issued detachable warrants to purchase an aggregate 1.2 million shares of common stock at an exercise price of $0.02 per share. Of the $45.1 million in gross proceeds, $9.8 million was allocated to additional paid-in capital for the deemed fair value of the warrants and recorded as a discount to the Notes. The discount on the Notes is being amortized to interest expense, using the effective interest method, over the life of the Notes.

At the time of issuance the Notes were sold at a substantial discount from their principal amount at maturity of $66.0 million. Prior to August 15, 2003, no cash interest payments are required; instead, interest will accrete during this period to the aggregate principal amount at maturity. From and after February 15, 2003, the Notes will bear interest at a rate of 13% per annum payable in cash each February 15 and August 15. The Notes are redeemable at the option of the Company, in whole or in part, at any time, at the redemption prices set forth in the indenture agreement relating to the Notes, plus accrued and unpaid interest, if any, to the date of redemption.

The indenture relating to the Notes contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries (as defined in the indenture relating to the Notes) to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, make certain investments, create liens, engage in transactions with stockholders and affiliates, sell assets, and engage in mergers and consolidations. However, these limitations are subject to a number of important qualifications and exceptions.

6.    Commitments

Rent expense was $10.0 million and $5.1 million for the years ended January 31, 2002 and 2001, respectively, and $95,000 for the period from inception (September 9, 1999) to January 31, 2000. The Company leases approximately 75,000 square feet in Sunnyvale, California for its corporate headquarters. The Company issued a letter of credit in connection with this lease, which requires the Company to hold on deposit approximately $2.8 million of restricted cash with the issuer of the letter of credit. In October 2000, the Company agreed to lease approximately 150,000 square feet for general corporate purposes in Sunnyvale, California. The related cost of these leases is approximately $872,000 per month, net of the proceeds received from the subleases. As of January 31, 2002, the Company has subleased approximately 92,000 square feet of the 150,000 square feet and is seeking to sublease the remaining 58,000 square feet. The Company issued a letter of credit of approximately $23.2 million to the lessor in association with these leases in November 2000. This letter of credit is secured by approximately $23.2 million of restricted cash, which is subject to a phased release through June 2003. These amounts are shown as restricted cash, as of January 31, 2002, on the accompanying balance sheet. These leases expire between 2003 and 2005.

In October 2000, the Company agreed to lease 22,000 square feet for general corporate purposes in Chantilly, Virginia. The related cost of this lease is approximately $43,000 per month. The lease expires in December 2005. The Company commenced occupancy in March 2001.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We lease data center space from third parties. A number of data center providers have recently encountered financial difficulties, and the industry has experienced consolidation. Some data center providers require us to enter into contracts for data center space in advance of customer commitments, and to the extent that we are unable to grow our customer base at the rate that we anticipate in the geographic areas in which we have contracted for space, our operating results will suffer.

Future payments under all noncancelable leases entered into as of January 31, 2002 are as follows:

Years ending January 31,	Capital Leases	Operating Leases
	(in thousands)
2003	$2,140	$30,806
2004	188	9,028
2005	—	5,206
2006	—	4,783
2007	—	2,668
Thereafter	—	8,894

Total minimum payments	2,328	$61,385

Less amount representing interest	139

Present value of minimum payments	2,189
Less current portion	2,021

Long-term portion	$168

Future payments under operating leases are shown net of approximately $4.3 million due from noncancelable subleases as of January 31, 2002.

7.    Restructuring Costs

In May 2001, the Company announced a restructuring program to improve utilization of its existing technology and infrastructure. This restructuring program included a worldwide workforce reduction of approximately 122 employees, consolidation of the resulting excess facilities and an accrual for excess and obsolete equipment. As a result of the restructuring program, the Company recorded restructuring costs of $30.2 million classified as operating expenses in the quarter ended July 31, 2001. Included in the $30.2 million was a noncash charge of $2.9 million related to accelerating the vesting of options for certain employees.

A summary of the May 2001 restructuring charges is outlined as follows (in millions):

	Total Charge	Noncash Charges	Cash Payments	Restructuring Liabilities at January 31, 2002
Workforce reduction	$5.4	$(2.9)	$(2.4)	$0.1
Consolidation of excess facilities	20.6	—	(5.9)	14.7
Disposal of property and equipment	4.2	—	(2.1)	2.1

Total	$30.2	$(2.9)	$(10.4)	$16.9

In September 2001, the Company announced an organizational realignment to increase overall effectiveness and operational efficiencies. The organizational realignment included hiring in key areas, such as direct sales

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

representatives and specific technology positions, and the elimination of some other positions. Approximately 66 employees were affected as a result of the reorganizational alignment. As a result of the organizational realignment, the Company recorded a reorganization charge of $1.3 million relating to elimination of some positions, which was classified as an operating expense. All of the costs associated with the September 2001 organizational realignment were workforce related. As of January 31, 2002, the Company had made cash payments related to the September 2001 reorganization charge of $1.1 million.

8.    Stockholders’ Equity

Initial Public Offering

In March 2001, the Company received approximately $163 million in net cash proceeds from the sale of approximately 28.75 million shares of the Company’s common stock in an initial public offering and approximately 877,000 shares of the Company’s common stock in a private placement to Compaq. On March 1, 2001, the Company had entered into an agreement with Compaq under which the Company agreed to sell Compaq $5 million worth of the Company’s common stock at a per share price equal to 95% of the Company’s per share initial public offering price of $6.00. The 5% discount on this issuance will be amortized into cost of revenue over three years. In connection with the Company’s initial public offering, each outstanding share of the Company’s preferred stock was converted into one share of the Company’s common stock.

Stock Split

In February 2001, the holders of a majority of our outstanding stock approved by written consent a reverse stock split of our outstanding common stock and preferred stock pursuant to which every two shares of common stock was combined and exchanged into one share of common stock and every two shares of preferred stock was combined and exchanged into one share of preferred stock. All share and per share information included in these financial statements has been adjusted to reflect this reverse stock split.

Preferred Stock

All outstanding preferred stock converted to common stock upon completion of the initial public offering in March 2001. The Company is authorized to provide for the issuance of up to 15 million shares of undesignated preferred stock, none of which has been issued as of January 31, 2002.

Common Stock

In October 1999, the Company sold at fair market value 11.4 million shares of common stock to founders for cash. The common stock shares vest 25% on the first anniversary of the issuance date with the balance vesting ratably over the remaining period of three years as specified in the purchase agreements. All unvested shares purchased by the founders are subject to repurchase by the Company at the original cost if the founders’ employment is terminated. As of January 31, 2002, 4.7 million shares were subject to repurchase. The sale of common stock to founders at fair market value was accounted for as an increase in equity. The measurement date of the founders stock is not changed solely by the provision that termination of employment reduces the number of shares of stock that may be issued.

Amended and Restated Certificate of Incorporation

In March 2001, the Company amended the Certificate of Incorporation to increase the authorized common stock to 200 million shares.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock Option Plans

In September 1999, the Board of Directors adopted the 1999 Stock Plan (the “1999 Plan”). Under the 1999 Plan, options or stock purchase rights may be granted for common stock, pursuant to actions by the Board of Directors, to eligible participants. A total of 9.6 million shares have been reserved under the 1999 Plan. Options and stock purchase rights vest over a period of time as determined by the Board of Directors, generally four years. The term of the 1999 Plan is ten years.

In August 2000, the Board of Directors adopted the 2000 Stock Plan (the “2000 Plan”). Under the 2000 Plan options or stock purchase rights may be granted for common stock, pursuant to actions by the Board of Directors, to eligible participants. A total of 8.0 million shares were reserved under the 2000 Plan. Options, which are granted as either incentive stock options or nonstatutory stock options, and stock purchase rights are exercisable within the times or upon the events determined by the Board of Directors as specified in each option agreement. Options and stock purchase rights vest over a period of time as determined by the Board of Directors, generally four years. The term of the 2000 Plan is ten years.

In September 2000, the Board of Directors approved the 2000 Incentive Stock Plan. The plan provides for the grant of incentive stock options to the Company’s employees and nonstatutory stock options and stock purchase rights to our employees, directors and consultants. A total of 12.5 million shares of our common stock plus any unissued but reserved shares under the 1999 Stock Plan and the 2000 Stock Plan as of the effective date of the initial public offering and any shares returned to such plans shall be reserved for issuance under the 2000 Incentive Stock Plan. The shares may be authorized, but unissued, or reacquired common stock.

The number of shares reserved for issuance under the Company’s 2000 Incentive Stock Plan will increase annually on the first day of the Company’s fiscal year beginning in 2003 by an amount equal to the lesser of (i) 8% of the outstanding shares of the Company’s common stock on the first day of the year; provided, however, such percentage shall decrease to 6% of the outstanding shares of the Company’s common stock beginning on the first day of the fiscal year beginning in 2007, (ii) 9.0 million shares or (iii) a lesser amount as the Company’s Board of Directors may determine.

The Director Option Program is part of the Company’s 2000 Incentive Stock Plan and provides for the periodic grant of nonstatutory stock options to the Company’s non-employee directors.

2000 Employee Stock Purchase Plan

In September 2000, the Board of Directors approved the 2000 Employee Stock Purchase Plan. A total of 1.5 million shares of the Company’s common stock will be made available for sale under the Purchase Plan. In addition, the Purchase Plan provides for annual increases in the number of shares available for issuance under the Purchase Plan on the first day of the Company’s fiscal year beginning in 2003 in an amount equal to the lesser of (i) 5.0 million shares, (ii) 2% of the outstanding shares of the Company’s common stock on that date, or (iii) a lesser amount determined by the Company’s Board of Directors. The Company’s Board of Directors or a committee of its Board administers the plan.

The Purchase Plan contains consecutive, overlapping 24-month offering periods. Each offering period includes four six-month purchase periods.

The price of common stock is 85% of the lower of the fair market value of the Company’s common stock at the beginning of an offering period or after a purchase period ends. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be re-

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

enrolled in the immediately following offering period. The Company issued 538,524 shares under the Purchase Plan as of January 31, 2002. At January 31, 2002, the Company had 961,476 shares reserved for future issuance.

Series C convertible preferred stock dividend

In June 2000, the Company issued 7.0 million shares of Series C convertible preferred stock for a total purchase price of $120 million. The difference between the deemed fair value of these shares at the issuance date and the actual issuance price has been accounted for as a non-cash deemed dividend totaling $67.5 million in the year ended January 31, 2001.

Warrants

In January 2000, the Company issued a warrant to purchase 5,000 shares of Series B convertible preferred stock with an exercise price of $1.68 per share in connection with the leasing of its new office space. The warrant was exercised in March 2001 when the Company successfully completed its IPO. The Company recorded amortization of the warrant of $5,300 during the year ended January 31, 2000.

In February 2000, in connection with the issuance of the Notes, the Company issued detachable warrants to purchase an aggregate of 1.2 million shares of common stock at an exercise price of $0.02 per share. The warrants expire in February 2010. The deemed fair value of the warrants of $9.8 million was estimated at the date of issuance using the Black-Scholes pricing model with the following assumptions: deemed fair market value of the common stock of $10.80 on the day of issuance, risk free interest rate of 6.0%, contractual life of the warrants of ten years, volatility of 70%, and a dividend rate of zero. The amount represents a discount to the face value of the notes and is being amortized to interest expense, using the effective interest method, over the life of the Notes. These warrants were exercised in full during October 2001.

In February 2001, the Company entered into a marketing alliance agreement with Accenture. Accenture is entitled to receive marketing assistance fees and has been issued a warrant to purchase up to 250,000 shares of the Company’s common stock. Warrants issued to Accenture vest contingently. A specified number of warrants fully vest and become immediately exercisable and non-forfeitable upon the signing of a contract between Loudcloud and a new customer referred to the Company by Accenture. The warrants can be earned through the termination of the agreement in February 2004, and vested warrants expire on February 28, 2006. The Company will record the fair value of each warrant as it vests using the Black-Scholes pricing model. A significant factor in the Black-Scholes pricing model will be the fair value of our stock when the warrants vest compared to the exercise price. The exercise price is $6.00. The fair value of the warrants that vest upon the signing of a customer’s contract will be amortized into operating expenses (marketing expenses) over the life of the contract between the customer and Loudcloud. To date, no warrants have vested. In addition, upon the signing of a contract between Loudcloud and a customer referred from Accenture, Accenture is entitled to receive marketing assistance fees, payable monthly, based on a percentage of amounts payable to us under the contract. The marketing assistance fees will be recognized monthly by us based on the fees due Accenture. We believe that the sales and marketing alliance agreement could result in significant stock-based compensation. Accenture stock-based and cash compensation will be disclosed on a separate line in operating expenses (marketing expenses).

Notes Receivable from Stockholders

The Company has notes receivable outstanding of $3.0 million from employees as of January 31, 2002, issued to finance the purchase of shares of common and the convertible preferred stock of the Company. The notes are full recourse notes that bear interest at a rate of approximately 6% per annum with principal and interest due four years from the original issuance date. The notes were issued from inception (September 9, 1999) to August 2000.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Options to Consultants

As of January 31, 2002, the Company had granted stock purchase rights and options for 122,033 shares of common stock to consultants of which 3,600 remain subject to repurchase at a weighted average exercise price of $1.2967 per share. These options were granted in exchange for consulting services to be rendered and vest over a period of three to four years. These options were exercised by the consultants, but are subject to repurchase.

The unvested shares held by consultants have been and will be marked-to-market using the estimate of fair value at the end of each accounting period pursuant to the FASB’s Emerging Issues Task Force Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods, or Services.

Stock-Based Compensation

Under the Company’s stock option plans, options or stock purchase rights may be granted for common stock, pursuant to actions by the Board of Directors, to eligible participants. Options or stock purchase rights granted are either incentive stock options or nonstatutory stock options and are exercisable within the times or upon the events determined by the Board of Directors as specified in each agreement. Options and stock purchase rights vest over a period of time as determined by the Board of Directors, generally four years. Options and stock purchase rights generally vest with respect to 25% of the shares one year after the option or stock purchase right grant date and the remainder ratably over the following three years.

The following table summarizes all stock option plan activity:

		Options and Stock Purchase Rights Outstanding
	Shares Available	Shares	Weighted Average Exercise Price
Shares Authorized	8,512,500	—	$—
Granted	(4,701,053)	4,701,053	0.09
Exercised		(4,701,053)	0.09

Balance at January 31, 2000	3,811,447	—	—
Shares Authorized	8,103,737	—	—
Granted	(9,277,665)	9,277,665	5.34
Exercised		(5,026,313)	1.20
Repurchases	264,670	—
Cancellations	105,475	(105,475)	9.96

Balance at January 31, 2001	3,007,664	4,145,877	10.23
Shares Authorized	13,500,000	—	—
Granted	(12,438,066)	12,438,066	3.37
Exercised		(19,170)	4.62
Repurchases	2,714,177	—	0.82
Cancellations	2,366,885	(2,366,885)	8.27

Balance at January 31, 2002	9,150,660	14,197,888	4.55

Exercisable at end of period		1,421,839	$7.74

LOUDCLOUD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes significant ranges of outstanding and exercisable options at January 31, 2002:

	Options Outstanding			Options Exercisable
Ranges of Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
$ 1.46–$ 1.46	2,881,018	9.63	$1.46	6,817	$1.46
1.85– 3.60	3,949,930	9.22	2.57	715,689	3.13
3.68– 3.68	3,152,658	9.84	3.68	69,915	3.68
4.00– 8.00	2,990,076	9.11	6.05	207,920	7.46
13.00– 18.00	1,224,206	8.79	16.80	421,498	16.47

	14,197,888	9.38	$4.55	1,421,839	$7.74

There were 7.3 million unvested shares of common stock subject to repurchase as of January 31, 2002. Common stock is subject to repurchase upon termination of the stock purchase right holder’s employment. Such shares are subject to repurchase at their original issuance prices.

As discussed in Note 1, the Company applies APB 25 and related interpretations in accounting for the Company’s option plans. Through January 31, 2001, the Company recorded $168.0 million in deferred compensation for stock purchase rights and stock options to purchase common stock granted at exercise prices deemed to be below the fair value of common stock. Compensation expense of $42.7 and $71.7 million was recognized using the graded vesting method for the years ended January 31, 2002 and 2001, respectively. In addition, the Company reversed $22.7 million from deferred compensation related to employees that were terminated during fiscal 2002. The Company’s policy is to use the graded vesting method for recognizing compensation cost for fixed awards with pro rata vesting. The Company amortizes the deferred stock-based compensation on the graded vesting method over the vesting periods of the applicable stock purchase rights and stock options, generally four years. The graded vesting method provides for vesting of portions of the overall awards at interim dates and results in greater vesting in earlier years than the straight-line method.

As required under SFAS 123, the following pro forma net loss and net loss per share presentations reflect the amortization of the fair value of the stock purchase rights grants and stock options as expense. For purposes of this disclosure, the estimated fair value of the stock purchase rights and stock options is amortized to expense over the stock purchase rights and options’ vesting periods. The fair value of stock purchase rights and options granted during all periods was estimated at the date of the option grant using the Black-Scholes option pricing model with the following assumptions:

	Year Ended January 31,		Inception (September 9, 1999 to January 31, 2000)
	2002	2001
Risk-free interest yield	6.0%	6.0%	6.0%
Expected life (years)	4.0	4.0	4.0
Volatility	157%	70%	70%
Dividend yield	0%	0%	0%

The weighted average grant date fair value was $3.37, $3.88 and $0.02 for stock purchase rights and stock options granted in the years ended January 31, 2002, 2001 and for the period from inception (September 9, 1999) to January 31, 2000, respectively.

LOUDCLOUD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s consolidated pro forma information follows for the years ended January 31, 2002 and 2001 and for the period from inception (September 9, 1999) to January 31, 2000:

	Year Ended January 31,		Inception (September 9, 1999 to January 31, 2000)
	2002	2001
	(in thousands, except per share amounts)
As reported consolidated net loss applicable to common stockholders	$(210,675	$(233,950)	$(4,981)
Consolidated pro forma net loss applicable to common stockholders	(220,360)	(239,100)	(4,997)
As reported consolidated net loss per share applicable to common stockholders—basic and diluted	(3.45)	(165.57)	(1,815.23)
Consolidated pro forma net loss per share applicable to common stockholders—basic and diluted	(3.61)	(169.21)	(1,821.06)

The effects on pro forma disclosures of applying SFAS 123 are not likely to be representative of the effects on pro forma disclosures in future years.

9.    Income Taxes

There is no provision for income taxes because the Company has incurred net operating losses. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	January 31,
	2002	2001
	(in thousands)
Net operating loss carryforwards	$64,000	$26,055
Deferred revenue	8,000	5,000
Non-deductible reserves and accruals	10,500	5,900
Other	2,100	1,545

Total deferred tax assets	84,600	38,500
Valuation allowance	(84,600)	(38,500)

Net deferred tax assets	$—	$—

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by approximately $46.1 million and $37.3 million during the years ended January 31, 2002 and 2001, respectively.

As of January 31, 2002, the Company had net operating loss carryforwards for federal income tax purposes of approximately $171 million, which expire in the years 2020 through 2022, and federal research and development tax credits of approximately $400,000, which expire in the years 2020 through 2022. In addition, the Company had state net operating loss carryforwards of approximately $100 million, which expire in the years 2010 through 2012, and state research and development credits of approximately $350,000, which do not expire.

LOUDCLOUD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Utilization of the Company’s net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation may result in the expiration of the net operating loss and tax credit carryforwards before utilization.

10.    Net Loss Per Share

The Company follows the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share. Basic and diluted net loss per share is computed by dividing the consolidated net loss by the weighted average number of common shares outstanding during the period less outstanding nonvested shares.

Outstanding nonvested shares are not included in the computation of basic consolidated net loss per share until the time-based vesting restrictions have lapsed.

	Year Ended January 31,		Inception (September 9, 1999) to January 31, 2000
	2002	2001
	(in thousands, except per share amounts)
Consolidated net loss applicable to common stockholders (numerator)	$(210,675)	$(233,950)	$(4,981)

Shares used in computing historical basic and diluted consolidated net loss per share applicable to common stockholders (denominator):
Weighted average common shares outstanding	73,805	19,006	10,348
Less weighted average shares subject to repurchase	(12,716)	(17,593)	(10,345)

Denominator for basic and diluted consolidated net loss per share	61,089	1,413	3

Historical basic and diluted consolidated net loss per shareapplicable to common stockholders	$(3.45)	$(165.57)	$(1,815.23)

The Company has excluded the impact of all convertible preferred stock, shares of common stock subject to repurchase, warrants for convertible preferred stock and common stock from the calculation of historical diluted consolidated net loss per common share because all such securities are antidilutive for all periods presented. The total number of shares excluded from the calculations of historical diluted consolidated net loss per share was 7.6 million, 43.2 million and 35.4 million for the years ended January 31, 2002, 2001 and for the period from inception (September 9, 1999) to January 31, 2000, respectively.

11.    Legal Proceedings

The Company is currently a defendant in multiple lawsuits filed beginning in August 2001 claiming that it, certain of its officers, directors and the underwriters of its initial public offering violated federal securities laws by providing materially false and misleading information in its prospectus. These lawsuits, which are pending in the U.S. District Courts for the Southern District of New York and the Northern District of California, are being brought as a class action on behalf of all purchasers of the Company’s common stock from March 8, 2001 to May 1, 2001, and seek damages in unspecified amounts. The Company strongly denies these allegations and will defend itself vigorously; however, litigation is inherently uncertain and there can be no assurance that the Company will not be materially affected. In addition, the Company anticipates that it will incur associated litigation expenses in connection with these lawsuits.

LOUDCLOUD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12.    Quarterly Results (Unaudited)

The table below sets forth selected unaudited financial data for each quarter of the last two years.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except per share amounts)
Year ended January 31, 2002
Net revenue	$11,662	$14,088	$14,316	$15,946
Restructuring charges	—	30,162	1,309	—
Amortization of deferred stock compensation	16,900	10,282	8,174	7,310
Loss from operations	(59,688)	(75,789)	(39,718)	(32,139)
Net loss	(60,313)	(75,987)	(40,722)	(33,653)
Basic and diluted net loss per share applicable to common stockholders	$(1.25)	$(1.19)	$(0.62)	$(0.51)

Year ended January 31, 2001
Net revenue	$86	$1,855	$4,613	$8,932
Amortization of deferred stock compensation	5,846	18,518	26,714	20,647
Loss from operations	(13,793)	(34,403)	(58,529)	(58,081)
Net loss	(14,601)	(34,842)	(58,164)	(58,813)
Series C convertible preferred stock deemed non-cash dividend	—	(67,530)	—	—
Net loss applicable to common stockholders	(14,601)	(102,372)	(58,164)	(58,813)
Basic and diluted net loss per share applicable to common stockholders	$(1,175.98)	$(2,647.32)	$(58.93)	$(12.83)

Basic and diluted net losses per share are computed independently for each of the quarters presented. Therefore, the sum of the quarters may not be equal to the full year net loss per share amounts.

13.    Subsequent Events

2000 Employee Stock Purchase Plan

In February 2002, an additional 1.5 million shares were added to the available shares for issuance under the Employee Stock Purchase Plan pursuant to the annual increase provisions of the Purchase Plan.

Frontera Acquisition

In February 2002, the Company entered into an agreement to acquire Frontera Corporation, a privately held managed services provider located in southern California, for consideration consisting solely of the Company’s common stock. The acquisition is valued at approximately $8 million to $9 million. Management believes that the Company will receive approximately $9.0 million of cash if the Frontera transaction closes. The closing of the acquisition is expected to occur in the second quarter of fiscal 2003 and is subject to customary closing conditions, including Frontera stockholder approval and regulatory approvals.

Repurchase of 13% Senior Discount Notes due 2005

On June 14, 2002, the Company repurchased their 13% Senior Discount Notes due 2005 for $42.0 million of cash and $3.0 million by the issuance of the Company’s common stock.

LOUDCLOUD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Electronic Data Systems Corporation

On June 14, 2002, the Company entered into an agreement to sell all of the assets and certain liabilities relating to its managed service business to Electronic Data Systems Corporation (EDS) for estimated net proceeds of $61.5 million, subject to purchase price adjustments depending on the occurrence of certain events, plus the assumption of certain liabilities. EDS and the Company also entered into a three-year license agreement whereby EDS will license from the Company for a fee Opsware Automation Technologies, subject to a minimum commitment by EDS of $52 million. The license is limited to use of Opsware by EDS to manage its internal operations and to provide managed services to its customers. The license is non-transferable and all rights, title and interest in Opsware remain with the Company. The Company must develop specified features and functionality under the license agreement.

The approval of the sale of the managed services business requires the vote of holders of a majority of Loudcloud’s outstanding common stock and various other customary conditions to closing. In addition, the asset purchase agreement may be terminated in certain circumstances.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed above the Company paid $42 million in cash as part of the consideration to repurchase their 13% Senior Discount Notes due 2005 in June 2002, which significantly reduces their funds available for operations. In addition, the funds available for Loudcloud’s operations do not take into consideration the estimated net proceeds of $61.5 million, subject to a purchase price adjustment, from the EDS transaction and estimated cash received from the Frontera transaction of $9.0 million, as these transactions may not close. These conditions raise substantial doubt about the Company’s ability to continue as a going concern if the preceding transactions do not close. Management believes that upon the closing of the EDS transaction, the Frontera acquisition and the restructuring of its operations which will be required to develop, market and sell Opsware software, the Company will have sufficient funds for the operation of the Software Business. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Annex A

EXECUTION COPY

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of the 14th day of June, 2002, by and between Loudcloud, Inc., a Delaware corporation (“Seller”), Loudcloud UK, Ltd., a UK private limited company (the “Selling Subsidiary”), Electronic Data Systems Corporation, a Delaware corporation (“Parent”), EDS Information Services, L.L.C., a Delaware limited liability company (“EIS”), and EDS Resource Management Corporation (“ERMC”) (Parent, EIS and ERMC are collectively referred to as the “Buyer”).

W I T N E S S E T H:

WHEREAS, Seller is in the business of providing managed Internet services to third party customers (the “Managed Services Business”);

WHEREAS, Seller no longer intends to operate the Managed Services Business and intends to focus on licensing its software to third party customers, system integrators and hosting service providers (the “Software Business”);

WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase and acquire from Seller, the assets of the Managed Services Business and related liabilities, all as more particularly described below, on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the respective agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

ACQUISITION OF TRANSFERRED ASSETS; ASSUMPTION OF LIABILITIES

1.1    Purchase and Sale of Assets.    Seller hereby agrees to sell and assign, and to cause the Selling Subsidiary to sell and assign, to Buyer, and Buyer hereby agrees to purchase and assume from Seller, all of Seller’s and the Selling Subsidiary’s right, title and interest in and to the assets primarily used to conduct the Managed Services Business, including, but not limited to, the following (the “Transferred Assets”):

(a)    Seller’s rights and obligations under all customer contracts, customer service agreements (including customers acquired pursuant to reseller agreements), and professional services agreements, including all amendments thereto and change orders thereunder, associated with the Managed Services Business as listed on Schedule 1.1(a) hereto (the “Customer Contracts”);

(b)    all accounts receivable related to the Managed Services Business that are outstanding on the Closing Date as described in Schedule 1.1(b) (the “Accounts Receivable”);

(c)    all prepaid expenses related to the Managed Services Business, including but not limited to prepaid ad valorem taxes and equipment leases;

(d)    Seller’s rights and obligations under all leases and subleases of real property (and any related licenses, permits and easements including reciprocal parking easements, to the extent transferable), in each case together with all Seller’s leasehold interest thereunder in all buildings, fixtures and improvements erected thereon and all contracts primarily related to the operation, maintenance, repair and replacement related thereto, listed in Schedule 1.1(d) (the “Transferred Leases”);

(e)    Seller’s rights and obligations under all contracts for the purchase of raw materials, commodities, supplies, products, equipment or other personal property or tangible or intangible property, or for the receipt of services, including any reseller agreements or any license, royalty, assignment, indemnification or other agreement with respect to any intangible property provided by third parties related to the Managed Services Business (other than Retained Third Party Rights) as described in Schedule 1.1(e) (the “Vendor Contracts”) (collectively with the Customer Contracts, the “Transferred Contracts”);

(f)    all furniture, trade fixtures, equipment and other tangible personal property necessary to conduct the Managed Services Business as described in Schedule 1.1(f) (the “Transferred Fixed Assets”);

(g)    original or electronic or hard copies of all books, records, files (including without limitation Transferred Contracts and Transferred Leases), papers, operating guidelines and practices, sales and promotional data, advertising materials, customer lists, operating expense data, supplier lists and other similar property (“Books and Records”) related to the Managed Services Business (the “Transferred Books and Records”);

(h)    any other asset or right of Seller primarily related to the Managed Services Business or required for the operation of the Managed Services Business as a going concern that is not a Retained Asset; and

(i)    any assets transferred in accordance with Sections 4.3 and 4.8 (or referenced in the related schedules thereto) of this Agreement.

1.2    Retained Assets.    Seller and the Selling Subsidiary shall retain all of the assets that are not included in the Transferred Assets (the “Retained Assets”) including:

(a)    all cash and cash equivalents of Seller and the Selling Subsidiary, including restricted cash, securities, bank accounts and deposits, security deposits, investments in money market funds, commercial paper, certificates of deposit, treasury bills and accrued interest thereon;

(b)    all ownership rights of Seller and the Selling Subsidiary in all U.S. and foreign patents and patent applications, trademarks and trademark registrations, copyright registrations, trade name registrations, service marks and service mark registrations, logos and any applications or pending applications related to any of the foregoing, all confidential information, trade secrets, compilations, know-how, drawings, techniques, and processes, and all invention disclosures and common law trademarks, service marks, copyrights, trade names, domain names and domain name registrations (each, an “Intellectual Property Right”) owned or controlled by Seller and the Selling Subsidiary, pursuant to license or otherwise and whether or not used in the Managed Services Business (collectively, “Seller Intellectual Property Rights”);

(c)    all ownership rights of Seller and the Selling Subsidiary in all computer software, including without limitation the software related to the Opsware automation technology, and database software and all representations thereof, including any Intellectual Property Rights related to any of the foregoing (“Software”), whether developed by Seller, the Selling Subsidiary or any other person, and all rights of Seller and the Selling Subsidiary in licenses, royalties, assignments, indemnifications or other agreements with respect to Intellectual Property Rights provided by third parties related to the Software Business or required for the operation of the Software Business as a going concern (“Retained Third Party Rights”);

(d)    all contracts of Seller and the Selling Subsidiary that are not Transferred Contracts, including any license agreements, consulting contracts, nondisclosure agreements, contracts of general business insurance and directors’ and officers’ insurance in respect of the Managed Services Business, the Transferred Assets, the Software Business and the Retained Assets and any reimbursement for, or other benefit associated with, prepaid insurance, and other agreements related to the Software Business (“Retained Contracts”);

(e)    all corporate charters, minute books, stock records and corporate seals of Seller and the Selling Subsidiary, and all Books and Records of Seller and the Selling Subsidiary that are not Transferred Books and Records;

(f)    any refunds, deductions, credits or other assets or rights (including interest thereon or claims therefor) with respect to any Taxes (other than prepaid taxes described in Section 1.1(c)) (x) paid or incurred in connection with or otherwise attributable to (i) the ownership or the operations of the Managed Services Business or the Transferred Assets; (ii) the employment of the Transferred Employees and (iii) the exercise at any time of Seller stock options and/or stock appreciation rights granted to the Transferred Employees on or prior to the Closing Date, in each case on or prior to the Closing Date and (y) arising out of or related to the Retained Liabilities;

(g)    any rights (including rights of Seller and the Selling Subsidiary to indemnification and any policy of insurance) and claims and recoveries under litigation of Seller and the Selling Subsidiary against third parties arising out of or relating to any matter that is a Retained Liability;

(h)    any assets of Seller or the Selling Subsidiary that are transferred or otherwise disposed of by Seller or the Selling Subsidiary in the ordinary course of the Managed Services Business before 12:01 a.m. Central Time on the Closing Date;

(i)    all rights to recover damages or other payments from defaulting parties under terminated customer service agreements and professional service agreements prior to the Closing Date, including without limitation those terminated agreements specified in Schedule 1.2(i);

(j)    all furniture, trade fixtures, equipment and other tangible personal property necessary to conduct the Software Business; and

(k)    all other assets of Seller that are not otherwise defined as Transferred Assets or in clauses (a) through (j) of this Section 1.2.

1.3    Assumption of Liabilities.    Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing, to assume all debts, obligations, contracts and liabilities of Seller and the Selling Subsidiary of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise) relating to or arising out of the conduct of the Managed Services Business, including the Total MSB Liabilities used to determine the Final MSB Closing Net Assets (the “Final MSB Liabilities”), but excluding the Retained Liabilities (the “Assumed Liabilities”), as follows:

(a)    all liabilities and obligations of Seller associated with the Managed Services Business and the Transferred Assets, including without limitation those liabilities associated with accruals of deferred revenue;

(b)    all liabilities that arise under or relate to any Environmental Law and which relate in any way to the Managed Services Business (as currently or previously conducted), the Transferred Assets or any activities or operations occurring or conducted at the facilities or real property subject to the Transferred Leases (including, without limitation, offsite disposal), except in each case, for liabilities occurring on or before the Closing Date and to the extent caused or contributed to by Seller or the Selling Subsidiary or any of their affiliates or sublessees (other than Buyer);

(c)    except as set forth in Section 6.2(d) and for liabilities set forth in Section 1.4(d), all liabilities and obligations relating to any services rendered by Seller in the operation of the Managed Services Business on or prior to the Closing Date, including without limitation warranty obligations, service credits and liabilities and obligations arising out of any action, suit, investigation or proceeding relating to or arising out of the Managed Services Business or the Transferred Assets;

(d)    all liabilities and obligations that arise out of or relate to the Transferred Employees to the extent attributable to the Transferred Employees’ employment after the Closing Date and any other liability assumed by Buyer pursuant to Section 4.3 or 4.12; and

(e)    any and all Taxes attributable to or incurred in connection with (i) the ownership or operations of the Managed Services Business or the Transferred Assets after the Closing Date, and (ii) the employment of the Transferred Employees after the Closing Date.

1.4    Retained Liabilities.    Except as and to the extent otherwise expressly provided in this Agreement, Buyer has not agreed to pay or discharge any obligation or liability, and shall not be required to assume any liability or obligation, direct or indirect, absolute or contingent, of Seller, the assumption of which by Buyer is not expressly provided for in this Agreement (the “Retained Liabilities”). Without limiting the foregoing, Buyer shall not assume, and Seller shall retain, pay and discharge, any and all liabilities and obligations, direct or indirect, absolute or contingent, relating to:

(a)    any and all Taxes attributable to or incurred in connection with (i) the ownership or the operations of the Managed Services Business or the Transferred Assets on or prior to the Closing Date, (ii) the employment of the Transferred Employees on or prior to the Closing Date, and (iii) the exercise at any time of stock options and/or stock appreciation rights granted by Seller or any of its Affiliates to the Transferred Employees on or prior to the Closing Date;

(b)    except as set forth in Sections 1.3(d) and (e), 4.3 and 4.12, any and all obligations and liabilities of Seller with respect to benefits and other liabilities accrued prior to, on or after the Closing Date with respect to any of the Plans and any and all other liabilities and obligations whatsoever payable with respect to any employee benefit plan, including severance pay, termination pay, retention pay, salary continuation and similar obligations, welfare benefit plans or programs, qualified or non-qualified benefit plans or arrangements or any other employee benefit plans, programs, agreements, policies or arrangements maintained by Seller, whether accrued prior to, on or following the Closing Date and all other liabilities and obligations that arise out of or relate to the Transferred Employees to the extent attributable to the Transferred Employees’ employment on or prior to the Closing Date and not otherwise expressly assumed by Buyer herein;

(c)    all liabilities associated with the Software Business and the Retained Assets;

(d)    all liabilities of Seller related to litigation that is pending as of the Closing Date, including those matters set forth in Schedule 1.4(d);

(e)    all liabilities that arise under or relate to any Environmental Law and which relate in any way to the Managed Services Business (as currently or previously conducted), the Transferred Assets or any activities or operations occurring or conducted at the facilities or real property subject to the Transferred Leases (including, without limitation, offsite disposal); provided that such liabilities shall only be Retained Liabilities to the extent caused or contributed to by Seller or the Selling Subsidiary or any of their affiliates or sublessees (other than Buyer); and

(f)    vacation liabilities accrued through the Closing Date with respect to Transferred Employees.

1.5    Payment Procedures.    (a)    Upon the terms and subject to the conditions set forth in this Agreement, Buyer agrees to (i) pay Seller for the Transferred Assets the Adjusted Base Consideration, in cash, payable by wire transfer to such account as Seller shall designate to Buyer in writing within 3 business days prior to the Closing and (ii) assume the Assumed Liabilities. For purposes hereof, the Adjusted Base Consideration shall mean Sixty-Three Million Five Hundred Thousand Dollars ($63,500,000) (the “Base Consideration”), as adjusted in accordance with Section 1.5(b). At Closing, Buyer shall retain Three Million Dollars ($3,000,000) (the “Holdback”) from the Adjusted Base Consideration; provided that Seller shall have the right to substitute for the Holdback a $4,000,000 irrevocable standby letter of credit in favor of Buyer, which shall be issued by a bank reasonably acceptable to Buyer and contain such terms and conditions as are reasonably acceptable to Buyer. The Holdback will be retained by Buyer pending distribution as provided in Section 1.5(c).

(b)    The Base Consideration shall be subject to adjustment as set forth in Schedule 1.5(b) hereto.

(c)    No later than 3 business days prior to the Closing Date, Seller shall deliver to Buyer a projected balance sheet of the Managed Services Business as of the Closing Date conforming in presentation in all material respects to the Seller MSB Balance Sheet, provided that such projected balance sheet shall be for informational purposes only and shall not form the basis of any liability of Seller whatsoever. No later than 20 days after the Closing Date, Seller shall deliver to Buyer a balance sheet of the Managed Services Business as of the Closing Date (the “Seller MSB Balance Sheet”). The Seller MSB Balance Sheet shall present, in accordance with generally accepted accounting principles applied on a basis consistent with

Seller’s historical accounting policies, (i) the total assets (“Total MSB Assets”) and total liabilities (“Total MSB Liabilities”) of the Managed Services Business as of the Closing Date and (ii) the “Seller MSB Closing Net Assets,” consisting of the Total MSB Assets less the Total MSB Liabilities as of the Closing Date. Upon review of the Seller MSB Balance Sheet, if Buyer objects to any amounts reflected on the Seller MSB Balance Sheet or believes that any adjustment to the Seller MSB Balance Sheet is necessary to reflect the assets and liabilities of the Managed Services Business as of the Closing, Buyer shall have 90 days after its receipt of the Seller MSB Balance Sheet to give written notice (the “Buyer Notice”) to Seller specifying in reasonable detail Buyer’s objections. If Buyer delivers a Buyer Notice to Seller, Seller shall have 45 days after its receipt of the Buyer Notice to review Buyer’s objections and notify Buyer (the “Seller Notice”) of any disputed amounts (the “Disputed Amounts”). All items and amounts shown on the Seller MSB Balance Sheet as to which neither Buyer nor Seller raise an objection, and any objections raised by Buyer in its Buyer Notice that are not Disputed Amounts, shall be final, binding and conclusive on the parties (the “Final MSB Closing Net Assets”). With respect to the Disputed Amounts, the parties shall negotiate in good faith during the 15 day period (the “Resolution Period”) after the date of Buyer’s receipt of the Seller Notice to resolve any such dispute. If the parties are unable to resolve all such disputes within the Resolution Period, then within 5 days after the expiration of the Resolution Period, all disputes shall be submitted to the San Jose, California office of Deloitte & Touche LLP and, if such party is unwilling to so serve, the parties may agree upon an alternative national firm of auditors or, absent such agreement, petition any court with jurisdiction to appoint another national firm of auditors who do not serve as either party’s principal independent accountants (the “Independent Accountant”). The Independent Accountant shall be engaged to provide a final and conclusive resolution of all unresolved disputes within 30 days after such engagement. The determination of the Final MSB Closing Net Assets by the Independent Accountant shall be final, binding and conclusive on the parties hereto. The fees and expenses of the Independent Accountant shall be borne equally by the parties. If the Final MSB Closing Net Assets:

(i)    exceed 110% of the Seller MSB Closing Net Assets, the Adjusted Base Consideration shall be increased by an amount by which the Final MSB Closing Net Assets exceed 110% of the Seller MSB Closing Net Assets and Buyer shall remit the amount of such excess, together with the full amount of the Holdback (including interest on the Holdback from the Closing Date to the date of such payment at the closing 90-day LIBOR rate published by Bloomberg on the Closing Date to Seller within 3 business days of the final determination;

(ii)    are greater than or equal to 90% of the Seller MSB Closing Net Assets and less than or equal to 110% of the Seller MSB Closing Net Assets, the Adjusted Base Consideration shall be unchanged, and Buyer shall remit the full amount of the Holdback (including interest on the Holdback from the Closing Date to the date of such payment at the Closing 90-day LIBOR rate published by Bloomberg on the Closing Date) to Seller within 3 business days of the final determination; or

(iii)    are less than 90% of the Seller MSB Closing Net Assets, the Adjusted Base Consideration shall be reduced by an amount (the “Applicable Amount”) equal to the difference obtained by subtracting the Final MSB Closing Net Assets from the product of 0.9 multiplied by the Seller MSB Closing Net Assets and (x) if the Applicable Amount is less than the amount of the Holdback, Buyer shall remit to Seller within 3 business days of the final determination an amount equal to the difference between the Holdback and the Applicable Amount (together with interest on the amount of such difference from the Closing Date to the date of such payment at Closing 90-day LIBOR rate published by Bloomberg on the Closing Date) and (y) if the Applicable Amount exceeds the amount of the Holdback, Buyer shall retain the Holdback and Seller shall remit to Buyer within 3 business days of the final determination the amount by which the Applicable Amount exceeds the amount of the Holdback.

1.6    Closing.    The closing of the transactions contemplated herein (the “Closing”) shall take place within 2 business days after the satisfaction or waiver of all of the conditions to closing set forth in Article 5, or at such other date as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of Buyer in Plano, Texas, or at such other location as the parties hereto agree.

1.7    Collateral Documents.    At the Closing, the following documents shall also be delivered (the “Collateral Documents”):

(a)    general conveyance instrument(s) executed by Seller or the Selling Subsidiary, as the case may be, transferring to Buyer title to the Transferred Assets;

(b)    an assignment to Buyer of all Seller’s and the Selling Subsidiary’s right, title and interest in, and an assumption by Buyer of all Seller’s and Selling Subsidiary’s obligations and liabilities with respect to, the Transferred Contracts and Transferred Leases, consistent with the terms of this Agreement;

(c)    such other instruments of transfer and assignment in respect of the Transferred Assets and Assumed Liabilities as may be required and are consistent with the terms of this Agreement;

(d)    certified copies of minutes or resolutions of the Board of Directors and/or the shareholders of Seller authorizing the transactions contemplated herein;

(e)    subject to Section 4.10, the Sublease; and

(f)    subject to Section 4.10, the Guaranty.

No document or transaction described in Article 1 shall be deemed to have been executed or delivered until all transactions, payments and documents contemplated hereunder are completed.

1.8    Transfer and Other Taxes.

(a)    Buyer shall be responsible for and shall pay all sales, use, value-added, stamp, duty, transfer or other similar Tax (“Transfer Taxes”) arising out of or in connection with the sale of the Transferred Assets to Buyer pursuant to this Agreement. The party which has the primary responsibility under Applicable Law for the collection and remittance of any particular Transfer Tax shall prepare and timely file the relevant Tax Return, collect the proper Tax from Buyer and pay the Transfer Taxes shown on such Tax Return. Upon notification from Seller of the proper Tax amount owed, Buyer shall remit payment to Seller in immediately available funds within ten days after receipt of such notice. The parties shall cooperate with each other to the extent reasonably necessary to file all relevant Tax Returns. Seller and the Selling Subsidiary shall, at Buyer’s sole cost and expense, cooperate with any reasonable request of Buyer to take any action reasonably necessary in order to minimize such Transfer Taxes.

(b)    Each party hereto shall notify the other party in writing of any claim or demand for any Transfer Taxes promptly after obtaining knowledge thereof. Neither Seller (nor the Selling Subsidiary) nor Buyer shall initiate any claim or proceeding for a refund of any Transfer Taxes without the prior written consent of the other party (which consent shall not unreasonably be withheld, conditioned or delayed). Buyer may handle any such claim or proceeding where it is the responsible person for such Transfer Tax. Seller (and the Selling Subsidiary) and Buyer shall cooperate in good faith in the defense, prosecution, compromise or settlement of any claim, demand or proceeding involving Transfer Taxes (a “Contest”), except that neither party shall have the right to agree to a settlement or compromise of a Contest without the prior written consent of the other (which consent shall not unreasonably be withheld, conditioned or delayed). Notwithstanding the foregoing, a party may settle or compromise a Contest involving Transfer Taxes if it pays 100% of, and waives all rights to be indemnified by the other party for, such Transfer Taxes.

(c)    As provided in Section 1.4(a), Seller and the Selling Subsidiary shall be liable for (and shall be entitled to any refunds of) any and all Taxes attributable to or incurred in connection with (i) the ownership or the operations of the Managed Services Business and the Transferred Assets on or prior to the Closing Date, (ii) the employment of the Transferred Employees on or prior to the Closing Date and (iii) the exercise at any time of stock options and/or stock appreciation rights granted by Seller or any of its Affiliates to the Transferred Employees on or prior to the Closing Date. As provided in Section 1.3(e), Buyer shall be liable for (and shall be entitled to any refunds of) any and all Taxes attributable to or incurred in connection with

(i) the ownership or the operations of the Managed Services Business and the Transferred Assets after the Closing Date, and (ii) the employment of the Transferred Employees after the Closing Date. For purposes of this subsection, the portion of Taxes attributable to periods on or prior to the Closing Date and to periods after the Closing Date, respectively, shall be determined on the basis of an interim closing of the books of Seller and the Selling Subsidiary, except that Taxes imposed on a periodic basis (such as property taxes) shall be allocated to such periods on a daily basis.

(d)    In the case of an audit or administrative or judicial proceeding that relates to a period ending on or before the Closing Date, Seller shall have the sole right, at its expense, to control the conduct of such audit or proceeding; provided, however, that Seller shall not, without the written consent of Buyer (which consent shall not unreasonably be withheld, conditioned or delayed), consent to or otherwise concede any proposed adjustment which may have a materially adverse effect on the Taxes of Buyer for taxable periods or portions thereof ending after the Closing Date. Buyer shall control the defense and settlement of any contest relating to taxable periods or portions thereof that begin on or after the Closing Date, provided, however, that Buyer shall not, without the written consent of Seller (which consent shall not unreasonably be withheld, conditioned or delayed), consent or otherwise concede any proposed adjustment that may have a materially adverse effect on the Taxes of Seller for taxable periods or portions thereof ending on or before the Closing Date.

1.9    Allocation of Purchase Price.    Seller (and the Selling Subsidiary) and Buyer shall agree to allocate the Purchase Price among the Transferred Assets for all tax purposes (including in preparing all relevant tax returns, information reports, and other tax documents and forms) in accordance with an allocation to be mutually agreed to as soon as practicable after the Closing Date. Each party hereto agrees that they will adopt and utilize the allocation so agreed to for purposes of all Tax Returns filed by Buyer, Seller and the Selling Subsidiary. Each party hereto agrees to prepare and timely file all applicable Internal Revenue Service and applicable State tax forms relating to such purchase price allocation, to cooperate with the other party in the preparation of such forms, and to furnish the other party with a copy of such forms prepared in draft, within a reasonable period before the filing due date thereof. Neither Buyer nor Seller and the Selling Subsidiary will assert that such purchase price allocation was not separately bargained for at arm’s-length and in good faith. Each party hereto recognizes that the Purchase Price does not include Buyer’s acquisition expenses and that Buyer will allocate such expenses appropriately. If, within a reasonable period of time after the Closing Date, Seller and Buyer are unable, in good faith, to reach an agreement as to the allocation of the purchase price, Seller and Buyer may each use their own respective allocation methodologies and statements for purposes of the Tax Returns and proceedings contemplated by this paragraph.

1.10    Assignment of Contracts and Rights.    Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Transferred Asset or any right thereunder if an attempted assignment, without the consent of a third party, would constitute a breach or in any way adversely affect the rights of Buyer, Seller or the Selling Subsidiary thereunder. Without limiting the foregoing, Seller shall not assign and Buyer shall not be obligated to assume Seller’s rights and obligations under the agreements specified in Schedule 1.10 unless and until the counterparties to such agreements agree to amend or waive the provisions of such agreements in the manner specified in Schedule 1.10. If such consents, amendments or waivers described in this Section 1.10 are not obtained, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement.

1.11    Taking of Necessary Action; Further Action.    If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Buyer with full right, title and possession to the Transferred Assets, property, rights, privileges, powers and franchises of Seller relating to the Managed Services Business, or for the assumption by Buyer of the Assumed Liabilities, Seller and Buyer are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that, except as disclosed in the Schedules hereto:

2.1    Corporate Status.    Seller is a corporation duly authorized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and carry out the transactions contemplated herein. The Selling Subsidiary is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry out the transactions involving such subsidiaries contemplated herein.

2.2    Authorization.    The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate or other action on the part of Seller and the Selling Subsidiary, other than approval by the stockholders of Seller, and this Agreement constitutes a legal, valid, and binding obligation of Seller and the Selling Subsidiary, enforceable in accordance with its terms. Each other document or instrument to be delivered by Seller and the Selling Subsidiary pursuant to this Agreement, when executed and delivered, will be duly authorized by all necessary corporate or other action on the part of Seller and the Selling Subsidiary and each will constitute a legal, valid, and binding obligation of Seller and the Selling Subsidiary, enforceable in accordance with its terms. The resolutions of the Board of Directors of Seller and the approval by a majority of the holders of its shares of common stock are the only corporate actions necessary to approve this Agreement and the transactions contemplated herein. The board of directors of Seller has duly adopted resolutions approving this Agreement and the transactions contemplated herein and such resolutions are in effect on the date hereof and will be in effect on the Closing Date.

2.3    Noncontravention.    Except as disclosed in Schedule 2.3, no consent or approval of any third party (each, a “Consent”) is required in order for Seller to enter into and perform this Agreement, except for such consents or approvals as would not, individually or in the aggregate, have a Seller Material Adverse Effect. For purposes of the Agreement, a “Seller Material Adverse Effect” means a material adverse effect on the business and financial condition of the Managed Services Business, except any such effect resulting from or arising in connection with (i) this Agreement, the transactions contemplated herein or any announcement hereof, including without limitation Seller’s failure to enter into new Customer Contracts, renew expiring Customer Contracts or obtain consents to assign Customer Contracts after the date of such announcement or (ii) changes or conditions affecting the Internet services industry generally. Neither the execution or delivery by Seller of this Agreement or any other document to which it is a party, nor the performance of its obligations hereunder or thereunder will result in a breach of the Certificate of Incorporation or bylaws of Seller.

2.4    Governmental Consents.    Neither the execution or delivery by Seller of this Agreement or any other document to which it is a party, nor the performance of its obligations hereunder or thereunder, will: (i) require Seller to obtain the consent of, or deliver any notice, filing or application to, any governmental, administrative or regulatory authority (whether federal, state, local or foreign) with respect to the transfer of the Transferred Assets, the assumption of the Assumed Liabilities, or the performance of any obligations under any other document, other than (a) filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), (b) compliance with any state bulk sales law, any factory closing law or any similar law or (c) any failure to obtain such consent of or make such filing with any governmental, administrative or regulatory authority which would not have a Seller Material Adverse Effect; or (ii) at Closing violate any Law binding on Seller, except for any such violations as would not have a Seller Material Adverse Effect.

2.5    Absence of Certain Changes.    Except as disclosed in Schedule 2.5 or in any Seller SEC Reports, since April 30, 2002, Seller has conducted the Managed Services Business in the ordinary course consistent with past practice, and, there has not occurred:

(a)    any change, event or condition (whether or not covered by insurance) that has resulted in a Seller Material Adverse Effect;

(b)    any acquisition, sale or transfer of any material asset of Seller related to the Managed Services Business other than in the ordinary course of business;

(c)    any settlement or compromise of any material pending or threatened suit, action or claim which would negatively affect the operation of the Managed Services Business or the Transferred Assets or the transactions contemplated by this Agreement;

(d)    any material amendment or termination of, or material default caused by Seller under, any Material Contract to which Seller is a party or by which it is bound, related to the Managed Services Business or the Transferred Assets that has not been cured or waived;

(e)    any material increase in or modification of the compensation or benefits payable or to become payable by Seller to any Transferred Employees other than in the ordinary course of business;

(f)    any material increase in any liability or any incurrence of any material liability by Seller that will be Assumed Liabilities, other than in the ordinary course of business;

(g)    any material agreement entered into, by Seller, including the acquisition or disposition of any assets, or any waiver, amendment, termination or cancellation of any Material Contract by Seller, or any relinquishment of any material rights thereunder by Seller, or of any other material right or debt owed to Seller, to the extent that any of the foregoing are materially related to the Managed Services Business, other than in each such case actions taken in the ordinary course of business; or

(h)    the entering into of any Material Contract between Seller and any officer, director, shareholder or affiliate of Seller with respect to the Managed Services Business.

2.6    Absence of Undisclosed Liabilities.    To Seller’s knowledge, there are no material liabilities of Seller related to the Managed Services Business and the Transferred Assets of any kind whatsoever, whether accrued, contingent, absolute, asserted, unasserted, determined, determinable or otherwise, no existing condition, situation or set of circumstances which could reasonably be expected to result in a Seller Material Adverse Effect, and no liabilities that may restrict in any material respect the transfer and/or assignment of the Transferred Assets to Buyer.

2.7    Financial Statements.    Seller’s audited balance sheet as of January 31, 2002, and the related audited statements of income and cash flows for the year then ended set forth in Seller’s Annual Report on Form 10-K for the year ended January 31, 2002, and Seller’s unaudited balance sheet as of April 30, 2002, and the related unaudited statements of income and cash flows for the three months then ended set forth in Seller’s Quarterly Report on Form 10-Q for the three months ended April 30, 2002, fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of Seller in all material respects as of the dates thereof and its results of operations and cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to normal, recurring year-end adjustments).

2.8    Material Contracts.    Seller has performed all of the material obligations required to be performed by it according to each material Transferred Contract (the “Material Contracts”), is entitled to all material benefits under the terms and conditions of such Material Contracts and, is not alleged to be in material default in any respect of any such Material Contract. To the knowledge of Seller, each of the Material Contracts is in full force and effect. Each Material Contract is valid and binding on Seller, and there exists no material default or event of default or event, occurrence, condition or act, with respect to Seller or to Seller’s knowledge, with respect to the other contracting party, which, with the giving of notice or the lapse of time would become a material default or event of default under any Material Contract, except any such defaults, events, occurrences, conditions or acts which would not have a Seller Material Adverse Effect. True, correct and complete copies of all Material Contracts have been delivered to Buyer.

2.9    Litigation.    Other than as set forth in Schedule 2.9 or the Seller SEC Reports, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation (“Action”) (or to Seller’s knowledge, any basis therefore) in respect of the Managed Services Business or the Transferred Assets, pending before any agency, court or tribunal, foreign or domestic by or against Seller of which Seller has been given notice, or, to the knowledge of Seller, threatened by or against Seller or relating to any of its properties or any of its officers or directors (in their capacities as such) that would reasonably be expected to be material to the Managed Services Business and the Transferred Assets. There is no judgment, decree or order against Seller or any of its directors or officers (in their capacities as such) related to the Managed Services Business, that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would be reasonably be expected to be material to the Managed Services Business or the Transferred Assets.

2.10    Compliance with Laws and Court Orders.    Seller has complied with, is not in violation of or, to the knowledge of Seller, is not under investigation with respect to, and has not received any notices and to the knowledge of Seller has not been threatened to be charged with violation with respect to any United States federal, state, local or foreign statute, law, rule, regulation, judgment, injunction, order or decree (“Law”) applicable to the Managed Services Business or the Transferred Assets (“Applicable Law”), except for violations which have not had and would not reasonably be expected to be material to the Managed Services Business and the Transferred Assets. There is no settlement agreement, judgment, injunction, order or decree to which Seller is a party, which materially affects or could reasonably be expected to materially affect, the Transferred Assets or Managed Services Business as currently conducted.

2.11    Accounts Receivable.    The Accounts Receivable bought hereunder represent bona fide claims against debtors of the Managed Services Business for sales and other charges.

2.12    Sufficiency of Transferred Assets.    Except for the Seller Intellectual Property Rights to be licensed under the Opsware License Agreement and the Opsware Maintenance Agreement to be entered into by Buyer and Seller and as set forth in Schedule 2.12, the direct or indirect right, title and interest in and to all of the Transferred Assets on the Closing Date as contemplated hereunder are and shall be at the Closing Date all the rights, title and interest used by Seller to conduct the Managed Services Business, as of the Closing Date.

2.13    [intentionally omitted]

2.14    Intellectual Property.     (a)     To Seller’s knowledge and except as would not have a Seller Material Adverse Effect, (i) Seller has not infringed upon or misappropriated any Intellectual Property Rights of any third party; (ii) no third party has infringed upon or misappropriated any Seller Intellectual Property Rights owned by Seller and used in the Managed Services Business; and (iii) in the preceding three years, Seller has not received any written charge, complaint, claim, demand, or notice alleging any such infringement or misappropriation referred to in clause (i).

(b)    Seller possesses all right, title and interest in or has the right to use the Seller Intellectual Property Rights used in the Managed Services Business free and clear of any lien, pledge, claim, charge, action, suit, proceeding, hypothecation, security interest, preemptive right, right of first refusal or other right or restriction or encumbrance of any kind, other than licenses or escrow arrangements entered into by Seller (a “Lien”). The Seller Intellectual Property Rights owned by Seller and used in the Managed Services Business are not subject to any outstanding injunction, judgment, order, decree or ruling; no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of Seller, is threatened which challenges the legality, validity, enforceability, use or ownership of the Seller Intellectual Property Rights owned by Seller and used in the Managed Services Business.

(c)    Seller is not and will not be, as a result of the execution and delivery of this Agreement or the performance of Seller’s obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Seller Intellectual Property Rights used in the Managed Services Business, except any breach which would not, individually or in the aggregate, have a Seller Material Adverse Effect.

2.15    Employees.    (a)    Except as set forth in Schedule 2.15, Seller has not entered into any collective bargaining agreements with respect to its employees; there is no labor strike, dispute, slowdown or work stoppage or lockout pending or, to Seller’s knowledge, threatened against or affecting the Managed Services Business; to Seller’s knowledge, no union organizational campaign is in progress with respect to its employees and no question concerning representation exists respecting such employees; there is no unfair labor practice charge or complaint against the Managed Services Business or Seller with respect to the Managed Services Business pending, or, to Seller’s knowledge, threatened before the National Labor Relations Board; and Seller has received no notice of the intent of any federal, state or local agency responsible for the enforcement of labor or employment Law to conduct any formal compliance review (other than routine investigation of individual charges and complaints or other non-material compliance reviews) with respect to or relating to the Managed Services Business and to Seller’s knowledge no such review is in progress.

(b)    Except as set forth in Schedule 2.15, Seller has complied in all material respects with the requirements of the Worker Adjustment and Retraining Notification Act (“WARN Act”) with respect to its employees.

2.16    Employee Benefits.    All contributions with respect to all Plans of Seller or any ERISA Affiliate that are subject to Section 412 of the Internal Revenue Code of 1986, as amended (the “Code”), or ERISA Section 302 have been or will be timely made and there is no lien under Section 412(n) of the Code. To Seller’s knowledge, neither Seller nor any ERISA Affiliate contribute to or are required to contribute to a “multi-employer plan,” as such term is defined in ERISA Section 3(37). For purposes hereof, “Plan” shall mean “employee benefit plan” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). An “ERISA Affiliate” of any entity means any other entity which, together with such entity would be treated as a single employer under Section 414 of the Code.

2.17    Title to Transferred Assets.    Seller or the Selling Subsidiary have a good, valid title to, or in the case of leased assets, valid leasehold interests in, the Transferred Assets, free and clear of all Liens on Seller’s or the Selling Subsidiary’s interest therein, except for Liens imposed pursuant to equipment financing arrangements and such other Liens which arise in the ordinary course of business and do not materially impair Seller’s or the Selling Subsidiary’s ownership or use of such assets as presently used. All the Transferred Fixed Assets are in all material respects, reasonable wear and tear excepted, in good operating condition and repair and are adequate for the uses to which they are put, and are not in need of replacement, maintenance or repair except for routine and not materially deferred replacement, maintenance and repair.

2.18    Taxes.    (a)    Seller and the Selling Subsidiary have timely filed all material Tax Returns required to have been filed by them with respect to the Managed Services Business or the Transferred Assets (and all such Tax Returns are true, correct and complete in all material respects), and have timely paid all material Taxes due to any taxing authority with respect to all taxable periods ending on or prior to the Closing Date, or otherwise attributable to all periods on or prior to the Closing Date. Seller and the Selling Subsidiary have not received any notice that the Internal Revenue Service or any other taxing authority has asserted against Seller or the Selling Subsidiary any deficiency in Taxes or claim for additional Taxes in connection with the Managed Services Business or Transferred Assets for any tax period. Seller and the Selling Subsidiary have timely withheld and paid over all material Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or any third party involved in the Managed Services Business. There are no liens for Taxes upon the Managed Services Business or the Transferred Assets, other than liens for Taxes not yet due and payable or being contested in good faith. There are no pending and, to the knowledge of Seller, threatened, examinations, audits, actions, proceedings, investigations, legal proceedings, disputes, or claims against the Seller or the Selling Subsidiary with respect to any Taxes relating to the Managed Services Business or the Transferred Assets. No written claims have been made by any taxing authority that as a result of the ownership or operation of the Managed Services Business or the Transferred Assets, Seller or the Selling Subsidiary is (or may be) required to file Tax Returns in any jurisdiction in which they do not already file Tax Returns.

(b)    For purposes of this Agreement, “Tax” or “Taxes” means all taxes imposed of any nature including federal, state, local or foreign net income, alternative or add-on minimum, profits, windfall profits or excess profits, franchise, license, environmental, capital stock, unemployment, transfer, registration, estimated, gross income, adjusted gross income or gross receipts, employment related (including employee withholding or employer payroll, social security, national insurance contributions, FICA or FUTA), real or personal property or ad valorem, sales or use, utility user, telecommunications, excise, stamp or duty, any withholding or back up withholding, value added, severance, prohibited transaction, premiums, occupation, together with any interest and any bond, penalty, addition to tax or additional amount required or imposed by any governmental authority responsible for the imposition of any such tax. For purposes of this Agreement, “Tax Return” means all returns, reports, forms or other information required to be filed with respect to any Tax or Taxes.

2.19    No Broker.    Seller has not retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement.

2.20    Environmental Matters.    (a)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate a Seller Material Adverse Effect and in connection with the Managed Services Business and the Transferred Assets, Seller has (i) not placed, held, located, released, transported or disposed of any Hazardous Substance (as defined below) on, under, from or at any of the properties leased by it and/or occupied by it, except in the ordinary course of its business and in accordance with applicable Environmental Laws, (ii) no knowledge of the presence of any Hazardous Substances that have been released into the environment on, in, under or at any of the properties leased and/or occupied by it or (iii) not received any written notice (A) of any violation of any applicable statute, law, ordinance, regulation, rule, judgment, decree or order of any governmental entity relating to any matter of pollution, protection of the environment or environmental regulation or control or regarding any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including petroleum and petroleum products, natural gas, synthetic gas and any mixture thereof (such statutes, laws, ordinances, regulations, rules, judgments, decrees or orders, collectively, “Environmental Laws”) that has not been resolved or settled with the relevant governmental entity, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any governmental entity or any third party in connection with any such violation, (C) requiring the response to or remediation of Hazardous Substances at or arising from any of the properties leased and/or occupied by it or any other properties, (D) alleging non-compliance by Seller with the terms of any permit required under any Environmental Law in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment of a material amount for response to or remediation of Hazardous Substances at or arising from any of the properties leased and/or occupied by it or any other properties. For purposes of this Agreement, the term “Hazardous Substance” shall mean any material, substance or waste defined or regulated as toxic, hazardous, radioactive, ignitable, corrosive or reactive under any applicable Environmental Law, including without limitation any petroleum and petroleum products, natural gas, synthetic gas, and any mixtures thereof, radon and asbestos.

(b)    Prior to the Closing Date, Seller has provided Buyer with true and correct copies of all environmental and health and safety assessments, audits, investigations, sampling or similar reports in the possession of Seller and relating to the Managed Services Business, the Transferred Leases or the conduct of the Managed Services Business by Seller.

(c)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, Seller has (i) obtained and is in material compliance with all authorizations required under Environmental Laws in connection with the current use or lease of the premises underlying the Transferred Leases; and (ii) submitted all reports, notices and filings required under Environmental Laws in connection with the operation of the Managed Services Business.

(d)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, as related to the Managed Services Business, Seller has not entered into or received, nor is in default under, nor, to Seller’s knowledge, are any of the premises underlying the Transferred Leases subject to, any consent decree, compliance order, administrative order, judgment, order, writ, injunction, or decree of any Governmental Entity in connection with the violation of or compliance with any Environmental Laws relating to the premises underlying the Transferred Leases.

(e)    The representations and warranties contained in this Section 2.20 are the sole and exclusive representations and warranties relating to environmental matters contained in this Agreement.

2.21    Seller SEC Reports.    Seller has timely filed and made available to Buyer all forms, proxy statements, registration statements, reports, schedules, and other documents required to be filed by Seller with the Securities and Exchange Commission (“SEC”) pursuant to federal securities Laws since January 31, 2002 (the “Seller SEC Reports”) . The Seller SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the federal securities Laws and other Applicable Law and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

3.1    Corporate Status.    EDS and ERMC are corporations and EIS is a limited liability company, in each case duly authorized, validly existing, and in good standing under the laws of the State of Delaware and each has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein.

3.2    Authorization.    The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of Buyer, and this Agreement constitutes a legal, valid, and binding obligation of Buyer, enforceable in accordance with its terms. Each other document or instrument to be delivered by Buyer pursuant to this Agreement, when executed and delivered, will be duly authorized by all necessary corporate action on the part of Buyer and each will constitute a legal, valid, and binding obligation of Buyer, enforceable in accordance with its terms.

3.3    Noncontravention.    No consent or approval of any third party is required in order for Buyer to enter into and perform this Agreement, except for such consents or approvals as would not, individually or in the aggregate, have a Buyer Material Adverse Effect. For purposes of the Agreement, a “Buyer Material Adverse Effect” means a material adverse effect on the business and financial condition of Buyer. Neither the execution or delivery by Buyer of this Agreement or any other document to which it is a party, nor the performance of its obligations hereunder or thereunder will result in a breach of the Certificate of Incorporation or bylaws of Buyer.

3.4    Governmental Consents.    Neither the execution or delivery by Buyer of this Agreement or any other document to which it is a party, nor the performance of its obligations hereunder or thereunder, will: (i) require Buyer to obtain the consent of, or deliver any notice, filing or application to, any governmental, administrative or regulatory authority (whether federal, state, local or foreign) with respect to the purchase of the Transferred Assets, the assumption of the Assumed Liabilities, or the performance of any obligations under any other document, other than (a) filings pursuant to the HSR Act or any such consent of or filing with any governmental, administrative or regulatory authority as to which the failure to obtain or make would not have a Buyer Material Adverse Effect; or (ii) at Closing violate any Law binding on Buyer, except for any such violations as would not have a Buyer Material Adverse Effect.

3.5    No Broker.    Buyer has not retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement.

3.6.    Financing.    Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

3.7.    Litigation.    There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

3.8.    Inspections; No Other Representations.    Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Transferred Assets as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer acknowledges that Seller has given Buyer complete and open access to the key employees, documents and facilities of the Managed Services Business. Buyer will undertake prior to Closing such further investigation and request such additional documents and information as it deems necessary. Buyer acknowledges that Seller makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Managed Services Business or the future business and operations of the Managed Services Business or (ii) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Managed Services Business, except as expressly set forth in this Agreement.

3.9.    Disclosure Documents.    None of the information provided by Buyer in writing for inclusion in the Seller proxy materials for use in obtaining stockholder approval of the transactions contemplated herein (the “Seller Proxy Materials”) or any amendment or supplement thereto, at the time the Seller Proxy Materials or any amendment or supplement thereto is first filed with the SEC and published, sent or given to stockholders of Seller and at the time the stockholders vote on approval of the transactions contemplated herein, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. If at anytime prior to the stockholder meeting any event with respect to Buyer or with respect to any written information supplied by Buyer for inclusion in the Seller Proxy Materials shall occur that is required to be described in an amendment of, or a supplement to, such document, Buyer shall promptly give written notice of such event to the Seller.

3.10.    Buyer SEC Reports.    Buyer has timely filed and made available to Seller all forms, proxy statements, registration statements, reports, schedules, and other documents required to be filed by Buyer with the SEC pursuant to federal securities Laws since December 31, 2001 (the “Buyer SEC Reports”) . The Buyer SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the federal securities Laws and other Applicable Law and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

ARTICLE 4

COVENANTS

4.1    Public Disclosure.    The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated herein and, except for any press releases and public statements the making of which may be required by applicable law or any listing agreement with any national securities exchange or dealer quotation system, will not issue any such press release or make any such public statement prior to such consultation.

4.2    Reasonable Best Efforts; Further Assurance.    Subject to the terms and conditions of this Agreement, Buyer and Seller will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Seller and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good title to the Transferred Assets, including without limitation to cooperate in seeking to obtain any contractual consents, waivers or amendments from third parties to facilitate the transfer of Transferred Assets.

4.3    Employee Matters.

(a)    On or prior to the Closing Date, Buyer shall offer employment to all employees of the Managed Services Business set forth in Schedule 4.3(a) (the “Business Employees”). The employees who accept and commence employment with Buyer are hereinafter collectively referred to as the “Transferred Employees.” Employment with Buyer of Transferred Employees shall be effective as of the day following the close of business on the Closing Date. Seller will not take, and will cause each of its subsidiaries not to take, any action which would impede, hinder, interfere or otherwise compete with Buyer’s effort to hire any Transferred Employees.

(b)    Offers to Business Employees shall be at salary or wage and benefit levels that are substantially comparable in the aggregate to the wage and benefits protection made available by Buyer to similarly situated employees of Buyer and for comparable positions without relocation, provided that the annual base salary of each Transferred Employee shall be no less than such person’s annual base salary on the date hereof.

(c)    For a period of twelve months following the Closing Date, Buyer shall provide severance benefits to Transferred Employees no less favorable than those provided by Seller as described on Schedule 4.3(c); provided, however, that eligibility for any severance benefits shall be determined pursuant to Buyer’s severance plan.

(d)    Buyer or one of its affiliates will recognize all service of the Transferred Employees with Seller or any of its subsidiaries for purposes of eligibility, vesting and future benefit accruals only under those employee benefit plans in which the Transferred Employees are enrolled by Buyer or one of its affiliates immediately after the Closing Date. Buyer shall cause all pre-existing condition exclusions under any medical and dental plans made available by Buyer to Transferred Employees to be waived in respect of such employees. Buyer will take into account expenses incurred by Transferred Employees under Seller’s medical and dental plans during the year that includes the Closing Date for purposes of satisfying deductible provisions of Buyer’s medical and dental plans, to the extent applicable, in which Transferred Employees participate for such year.

(e)    (i)    Effective as of the Closing Date, Seller shall amend the defined contribution plan in which Transferred Employees participate (the “Seller Savings Plan”) to cause the account balances of each Transferred Employee thereunder to vest as of the Closing Date, to the extent permitted by law, and to cause their active participation in the Seller Savings Plan to cease as of the Closing Date.

(ii)    On or as soon as practicable after the Closing Date, (i) Seller shall take any steps necessary to permit the Transferred Employees to receive a distribution of their accrued benefits from the Seller Savings Plan as a result of the transactions contemplated by this Agreement, provided the terms of such plan would permit such a distribution, and (ii) the EDS 401(k) Plan shall permit direct transfers (if elected by Transferred Employees) pursuant to Section 401(a)(31) of the Code of pre-tax account balances and outstanding loan balances, if applicable, of Transferred Employees from the Seller Savings Plan to the EDS 401(k) Plan. The EDS 401(k) Plan shall provide that (i) Transferred Employees shall be eligible to participate in the EDS 401(k) Plan as of the Closing Date and (ii) the EDS 401(k) shall take into account the Transferred Employees’ past service with Seller for purposes of eligibility and vesting in the EDS 401(k) Plan.

(iii)    Subject to Buyer determining in good faith that it is legally permitted to do so, Seller and Buyer shall treat Buyer as a “successor employer” and Seller as a “predecessor” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code with respect to Transferred Employees for purposes Taxes imposed under the United States Federal Unemployment Tax Act (“FUTA”) or the United States Federal Insurance Contributions Act (“FICA”).

4.4    Access to Books and Records.    Upon reasonable request and during normal business hours:

(a)    Buyer will allow Seller and its agents and representatives reasonable access during the period after the Closing to the books and records relating to transactions and events involving the Transferred Assets occurring (i) prior to the Closing, or (ii) on or after the Closing but relating to or arising out of transactions or events occurring prior to Closing. Seller and its agents may examine and copy such records as reasonably required.

(b)    Seller shall afford Buyer and its agents and representatives reasonable access during the period prior to the Closing Date to Seller’s properties, books, contracts, commitments, personnel and records and, during such period, Seller shall furnish promptly to Buyer all other information concerning its business, properties and personnel as Buyer may reasonably request, provided that no investigation pursuant to this Section 4.4 shall affect or modify any representation or warranty given by Seller.

(c)    Promptly following the execution of this Agreement, Buyer shall have the right, at Buyer’s sole expense, to perform a Phase I environmental assessment of the Sublease Premises and the Chantilly, Virginia property listed on Schedule 1.1(d). Seller shall provide Buyer and its designated environmental consultants reasonable access during normal business hours, and otherwise reasonably cooperate, so that they may to conduct such Phase I assessments.

4.5    Confidentiality.    Except as otherwise expressly provided in this Agreement, Buyer and Seller each agree that all confidential information communicated to it by and about the other, whether before or after the Closing Date, will be and will be deemed to have been received in strict confidence, and each of Buyer and Seller agrees to use the same means as it uses to protect its own confidential information, but in no event less than reasonable means, to prevent the disclosure and to protect the confidentiality thereof. Except as otherwise expressly provided in this Agreement, no such information will be disclosed by the recipient party without the prior written consent of the other party. The foregoing will not prevent either party from disclosing information that belongs to such party or (a) is already known by the recipient party without an obligation of confidentiality, (b) is publicly known or becomes publicly known through no unauthorized act of the recipient party, (c) is rightfully received from a third party without an obligation of confidentiality, (d) is independently developed without use of the other party’s confidential information or (e) is disclosed without similar restrictions to a third party by the party owning the confidential information. If confidential information is required to be disclosed pursuant to a requirement of a governmental authority, such confidential information may be disclosed pursuant to such requirement so long as the party required to disclose the confidential information, to the extent possible, provides the other party with timely prior notice of such requirement and coordinates with such other party in an effort to limit the nature and scope of such required disclosure.

4.6    Non-Solicitation.    Buyer agrees that for a period beginning on the date of this agreement and ending on the first anniversary of the Closing, Buyer and the officers, directors, employees and other agents of Buyer will not, without the prior written consent of Seller, directly or indirectly solicit or encourage any employee of Seller, other than Transferred Employees, to leave Seller’s employ for alternative employment with Buyer or its affiliates. This provision shall not apply to any newspaper or Internet help wanted advertisement, or any search firm engagement which, in any such case, is not directed or focused on personnel employed by Seller, nor shall it prohibit any executive search or similar business controlled by Buyer or by any of its affiliates from engaging in its business in the ordinary course in a manner consistent with past practices on behalf of clients other than Buyer, provided that such business is not directly or indirectly provided with the name of, or other information regarding, employees of Seller by employees, directors or consultants of Buyer involved in the negotiations or due diligence conducted in connection with this Agreement or any of the transactions contemplated hereby.

4.7    Other Offers.    From the date hereof until the Closing Date, Seller and the officers, directors, employees, affiliates, representatives (including financial and legal advisors) and other agents of Seller shall immediately cease any discussions with any party other than Buyer regarding any Acquisition Proposal, and shall not, directly or indirectly, (i) take any action to solicit, initiate or encourage an Acquisition Proposal or (ii) engage in negotiations with, or disclose any nonpublic information relating to Seller to any third party regarding or to facilitate an Acquisition Proposal, provided, that if Seller receives an unsolicited Acquisition Proposal and the board of directors determines, after seeking advice of counsel, that the exercise of its fiduciary duties under Applicable Law so requires and that such Acquisition Proposal is or is reasonably likely to lead to a Superior Proposal, Seller may directly or indirectly through advisors, agents or other intermediaries, engage in negotiations or discussions with the party that made such Acquisition Proposal and furnish to such party nonpublic information relating to Seller or any of its subsidiaries pursuant to an appropriate confidentiality agreement. Seller will promptly notify Buyer after receipt of any Acquisition Proposal and will inform Buyer of the material terms of such Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any offer or proposal for a merger or other business combination involving the Company or the Managed Services Business or any acquisition of all or a substantial portion of the assets of the Managed Services Business other than the transactions contemplated by this Agreement. For purposes hereof, a “Superior Proposal” is an Acquisition Proposal that the board of directors reasonably concludes is reasonably likely (i) to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person or entity making the proposal, and (ii) if consummated, to result in a transaction more favorable to Seller’s stockholders than the transactions contemplated by this Agreement.

4.8    Conduct of Managed Services Business.    Except as set forth in Schedule 4.8, from the date hereof until the Closing Date, Seller shall conduct the Managed Services Business in the ordinary course and in substantially the same manner as it has prior to the date of this Agreement and agrees, with respect to the Managed Services Business and other than in the ordinary course of business, not to enter into any material agreements or take any other significant actions without the prior written consent of Buyer, which consent shall not unreasonably be withheld, conditioned or delayed, provided that Buyer’s consent shall not be required for Seller to enter into new customer service agreements or professional services agreements in the ordinary course of business, and such agreements shall be added to Schedule 1.1(a) (Customer Contracts) upon written notice to Buyer of the effective date thereof and counterparty thereto and shall be taken into account for purposes of the purchase price adjustment described in Schedule 1.5(b) hereto. Seller shall use its reasonable best efforts to preserve intact the Managed Services Business and the business organizations and relationships and goodwill of Seller with third parties with respect to the Managed Services Business and keep available through the Closing the services of the Transferred Employees. Without limiting the generality of the preceding sentence and except as otherwise expressly provided in this Agreement, as set forth in Schedule 4.8 or as would not reasonably be expected to result in a Seller Material Adverse Effect, from the date hereof until the Closing Date:

(a)    Seller shall use its reasonable best efforts to: (i) (A) maintain the assets that are used in the Managed Services Business in the ordinary course of business consistent with past practice in good operating order and condition, reasonable wear and tear excepted (except that Seller may permit the expiration of equipment leases and return of the leased equipment in accordance with the terms of such leases), (B) promptly repair, restore or replace any such assets in the ordinary course of business consistent with past practice, (C) upon any damage, destruction or loss to any of the assets, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition thereof before such event, and (D) obtain, prior to the Closing Date, all Consents; (ii) comply with all Applicable Law; and (iii) promptly notify Buyer in writing of: (A) any action, event, condition or circumstance, or group of actions, events, conditions or circumstances, that results in, or would reasonably be expected to result in, a Seller Material Adverse Effect; (B) the commencement of any proceeding by or against Seller, or any threat, claim, action, suit, inquiry, proceeding, notice of violation, demand letter, subpoena, government audit or disallowance that would reasonably be expected to result in a proceeding by or against Seller relating to the Managed Services Business or the transactions contemplated by this Agreement; or (C) the occurrence of any breach by Seller of any representation or warranty, or any covenant or agreement, contained in this Agreement that results in, or would reasonably be expected to result in, a Seller Material Adverse Effect, it being understood that the giving of any such notice under this clause (iii) and the occurrence of such event shall not give rise to any right of termination under Article 7 and shall not affect Seller’s ability to cure any of the foregoing.

(b)    Without Buyer’s prior consent, Seller shall not and shall not agree to: (i) purchase or otherwise acquire material assets with respect to the Managed Services Business from any third party other than in the ordinary course of business; (ii) amend or modify in any material respect or terminate any Transferred Contract, Transferred Lease or any other contract entered into by Seller after the date hereof which, if in existence on the date hereof, would be required to be set forth in Schedule 1.1(a), 1.1(d) or 1.1(e); (iii) except in the ordinary course of the Managed Services Business, waive, cancel or take any other action materially impairing any of its rights relating to the Managed Services Business; or (iv) authorize any increase in the rate or terms of compensation payable or to become payable to the Transferred Employees, or any increase in or additional employment benefit, including pension, profit sharing, bonus incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan, agreement or arrangement applicable to the Transferred Employees.

4.9    Opsware System Integrator Arrangements.    Seller and Buyer agree, subject to Applicable Law, to (i) collaborate in marketing efforts (including any press releases and other public or customer announcements or marketing initiatives) relating to Seller’s Opsware automation technology and (ii) negotiate in good faith an agreement containing the terms and conditions set forth in Exhibit A and other mutually satisfactory terms and conditions, provided that the entry into such agreement shall not be an obligation of the parties hereunder nor a condition to the Closing.

4.10    Sublease; Guaranty.    Simultaneous with the Closing and assuming Buyer and Seller reach agreement on the terms, Buyer shall enter into a sublease agreement as outlined in Schedule 4.10 (the “Sublease”) relating to certain office space located at 599 North Mathilda Avenue, Sunnyvale, California (the “Facility”) leased by Seller from Sequoia Del Rey, LLC under that certain lease agreement dated January 31, 2000 (the “Prime Lease”). If Buyer and Seller enter into the Sublease at the Closing, Buyer agrees to execute and deliver to the lessor under the Prime Lease a guaranty in substantially the form contained on Schedule 4.10, with such changes requested by the lessor on the Prime Lease as are reasonably acceptable to Buyer (the “Guaranty”). The term of such Sublease shall not exceed the earlier to occur of the Guaranty Period or the expiration or earlier termination of the Prime Lease for the Facility. Subject to the preceding sentence, the Guaranty Period shall be for the period commencing on the commencement date of the Sublease and terminating on the later of (i) the second anniversary of the Sublease commencement date and (ii) the last day of any holdover by Subtenant in the Sublease Premises.

4.11    Filings; Other Actions; Notification.

(a)    Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

(b)    (i)    Without limiting the foregoing, Buyer and Seller shall each promptly file or cause to be filed with the FTC and the U.S. Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereunder; (ii) Buyer and Seller shall comply in a timely manner with any request under the HSR Act for additional information, documents, or other material received by such party or any of its affiliates or subsidiaries from the FTC or the Department of Justice or other Governmental Entity in respect of such filings; and (iii) Seller and Buyer shall cooperate in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act with respect to any such filing or the Merger; provided, however, that nothing in this Section 4.11 shall require, or be construed to require, Buyer to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Closing Date, any assets, businesses, or interests in any assets or businesses of Seller, or any of its affiliates or to agree to any material changes or restriction in the operations of any such assets or businesses, if in Buyer’s reasonable judgment such sale, agreement to sell, material change, or restriction would materially and adversely interfere with Buyer’s business or the benefits expected by Buyer from the transactions contemplated hereunder.

(d)    Seller shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of approving the transactions contemplated herein. The board of directors of Seller shall, subject to their fiduciary duties under Applicable Law as advised by counsel, recommend approval of the transactions contemplated herein by Seller’s stockholders. In connection with such meeting, Seller (i) will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Seller Proxy Materials for such meeting as may be required under Applicable Law, (ii) will use its reasonable best efforts to obtain the necessary approval by its stockholders of the transactions contemplated herein and (iii) will otherwise comply with all legal requirements applicable to such meeting. Seller will use reasonable best efforts to afford Buyer a reasonable opportunity to review and comment on the information regarding Buyer contained in the Seller Proxy Materials prior to any filing thereof with the SEC and prior to the date on which such materials are first published, sent or given to Seller’s stockholders.

(e)    Each party shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notice or other communications received by Seller or Buyer, as the case may be, from any third party and/or any Governmental Entity with respect to the transactions contemplated herein.

4.12.    WARN Act.    The parties agree to cooperate in good faith to determine whether any notification may be required under the WARN Act as a result of the transactions contemplated by this Agreement. Buyer will be responsible for providing any notification that may be required under the WARN Act with respect to any Business Employees. Seller will be responsible for providing any notification that may be required under the WARN Act with respect to any employees that are not Business Employees. For the first 90 days following the Closing Date, Buyer shall not engage in any action that triggers obligations under the WARN Act for Seller.

4.13.    License.    The terms of the license from Seller to Buyer set forth in Exhibit B shall come into full force and effect immediately upon the Closing without any further action by either party.

4.14.    Non-Competition.    Seller agrees that for a period ending on the earlier of (i) the 3rd anniversary of the Closing Date and (ii) the consummation of any Seller Change of Control, Seller will not engage directly or indirectly as a stockholder in any corporation or joint stock association that is engaged in the business of managing on a turnkey basis the Internet operations and associated infrastructure of third parties as provided by Seller’s Managed Services Business as of the date hereof (the “Business”); provided that the foregoing shall not prevent Seller from licensing its intellectual property to any third party or performing integration and consulting services for or on behalf of any reseller, software licensee or end-user of its products, and provided further that nothing herein shall prohibit the acquisition by Seller of not more than 10% of the voting power of any business that competes with the Business. For purposes hereof, a “Seller Change of Control” means a merger or consolidation of Seller with or into any other entity or a sale, lease, conveyance or other disposition of all or substantially all of the assets of Seller, unless the stockholders of Seller immediately prior to such transaction hold at least 50% of the outstanding voting power of the surviving, resulting or, in the case of an asset disposition, acquiring corporation in such transaction by virtue of their ownership of stock in Seller, provided, that a transaction or series of transactions covered by Rule 13e-3 under the Securities Exchange Act of 1934 after which the officers and directors of Seller as of the date hereof own, in the aggregate, a majority of the outstanding equity securities of Seller shall not constitute a Seller Change of Control.

4.15    Alternative Structure.    During the period between the signing of this Agreement and the Closing, Buyer and Seller agree to consider, in good faith, and use reasonable efforts to structure, the sale of the UK operations of the Managed Services Business as a sale of Seller’s stock in the Selling Subsidiary to Buyer in a manner that will provide for Buyer and Seller economic and tax effects and protections from liabilities at least as favorable as the effects and protections hereunder, and to cooperate in good faith to implement such alternative structure and amend this Agreement in a manner mutually acceptable to Buyer and Seller and in a manner that contains representations and warranties that are customary for such stock sale.

4.16    Insurance.    In the event that Buyer reasonably incurs any expense or loss arising out of any occurrence related to the conduct of the Managed Services Business on or prior to the Closing for which Buyer reasonably believes Seller may have available fully-paid insurance coverage, then, upon timely request from Buyer, Seller shall use its reasonable efforts to file such claim with its insurance carrier, obtain any recovery and remit such proceeds to Buyer, provided that Seller shall not required to (i) pursue any such claim if it reasonably determines that such claim is not covered by available insurance, (ii) purchase any additional coverage (including any tail), maintain any coverage or take any action reasonably like to result in an increase in Seller’s insurance premiums, (iii) pay any deductibles or co-insurance payments in respect of such recovery or (iii) incur any other obligation that has the economic effect of self-insurance.

ARTICLE 5

CONDITIONS OF CLOSING

5.1.    Mutual Conditions of Closing.    The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

(a)    any applicable waiting period under the HSR Act relating to the transactions contemplated herein shall have expired or been terminated;

(b)    no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing;

(c)    Seller’s stockholders shall have approved the transactions contemplated herein in accordance with Applicable Law;

(d)    the Opsware License Agreement and the Opsware Maintenance Agreement entered into as of the date hereof and in the forms attached hereto as Exhibit C and Exhibit D respectively, shall be in full force and effect and shall not have been terminated; and

(e)    the consents or releases (“Required Consents”) to the consummation of the transactions contemplated herein identified in Schedule 5.1(e) shall have been obtained.

5.2    Conditions of Closing in Favor of Buyer.    The sale and purchase of the Transferred Assets and the completion of the transactions contemplated herein are subject to the following terms and conditions for the exclusive benefit of Buyer, to be performed or fulfilled at or prior to the Closing, unless otherwise waived in whole or in part by Buyer:

(a)    (i) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto shall be true at and as of the Closing Date, as if made at and as of such date, with only such exceptions as would not in the aggregate have a Seller Material Adverse Effect and (iii) Buyer shall have received a certificate signed by the Chief Financial Officer of Seller to the foregoing effect;

(b)    No Seller Material Adverse Effect shall have occurred; and

(c)    Buyer shall have received from Davis Polk & Wardwell, outside counsel to Seller, an opinion dated as of the Closing Date in the form attached hereto as Exhibit E.

5.3    Conditions of Closing in Favor of Seller.    The sale and purchase of the Transferred Assets and the completion of the transactions contemplated herein are subject to the following terms and conditions for the exclusive benefit of Seller, to be performed or fulfilled at or prior to the Closing Date, unless otherwise waived in whole or in part by Seller:

(a)    (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) Seller shall have received a certificate signed by an authorized signatory of Buyer reasonably satisfactory to Seller to the foregoing effect; and

(b)    There shall have been obtained from all appropriate governmental authorities or third parties such licenses, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by Buyer to permit the transfer of the Transferred Assets contemplated herein.

ARTICLE 6

SURVIVAL; INDEMNIFICATION

6.1    Survival.    The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement shall survive the Closing until the first anniversary of the Closing Date; provided that (i) the covenants, agreements, representations and warranties contained in Article 1 and Sections 3.8, 4.3, 4.4, 4.5, 4.6, 4.10, 4.12, 4.13, 4.16, 6.2, 6.3 and 6.4 shall survive indefinitely or until such provisions expire by their terms and (ii) the representations and warranties contained in Section 2.14 shall not survive the Closing. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice providing details of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

6.2    Indemnification Obligations of Seller.    In accordance with and subject to the provisions of this Article 6, Seller shall indemnify Buyer and its affiliates, officers, directors, and employees (each, a “Buyer Indemnified Party”), against and hold them harmless from all losses, damages, liabilities, claims, judgments, settlements, fines, costs and expenses (including reasonable attorneys’ fees) (“Losses”) of every nature whatsoever by reason of or arising in connection with:

(a)    any breach of (i) any of the representations or warranties or (ii) any of the covenants or obligations of Seller contained in this Agreement;

(b)    any Retained Liabilities and any action, suit, claim, proceedings, whether in equity or at law, or any governmental investigation initiated against Buyer based on or arising out of any Retained Liabilities;

(c)    any Taxes for which Seller or the Selling Subsidiary are liable pursuant to Section 1.4(a) of this Agreement;

(d)    all liabilities relating to any services rendered by Seller under Customer Contracts on or prior to the Closing Date, including without limitation warranty obligations, service credits and liabilities and obligations arising out of any action, suit, investigation or proceeding relating to or arising out of such services, in excess of Seller’s accrual for such matters as reflected in the Final MSB Liabilities, provided that Seller shall only be liable pursuant to this Section 6.2(d) if Seller or Buyer has received a written claim from the customer as to such liability on or before the 90th day after the Closing Date, or, in the case of any agreements deemed to be Customer Contracts pursuant to Schedule 4.8, Section 1, on or before the 120th day after the Closing Date;

(e)    for a period ending 18 months after the Closing Date, any direct damages sustained by Buyer (other than amounts payable by Buyer to third parties for which Seller defends and indemnifies Buyer as provided in Section 12.1 of the Opsware License Agreement) as a result of a claim that Seller’s Technology (as defined in the Opsware License Agreement) infringes any patent in any country, any copyright in a country that adheres to the Berne Convention, or any trade secret, in the event that Seller is unable, at its expense, using commercially reasonable efforts, to (1) procure for Buyer the right or license to continue to use the Technology free of the infringement claim, or (2) replace or modify the Technology to make it non-infringing, provided that the replacement Technology substantially conforms to Seller’s then-current specification for the Technology; and

(f)    for a period of 18 months after the Closing Date, any action, suit or proceeding by a stockholder of Seller against Buyer related to or arising out of this Agreement, provided that (i) Seller shall not be required to indemnify the Buyer Indemnified Parties for any such action, suit or proceeding based on actions or omissions of any Buyer Indemnified Party (including any information provided by a Buyer Indemnified Party for inclusion in a press release or the Seller Proxy Materials) and (ii) any such action, suit or proceeding shall be a considered a Third Party Claim subject to Sections 6.7 and 6.8 below, except that notwithstanding Section 6.7, all incremental expenses of counsel incurred in defending any such action, suit or proceeding on behalf of the Buyer Indemnified Parties (whether incurred by counsel for Seller or counsel for any Buyer Indemnified Party) shall be paid by Buyer.

Seller shall not be liable for indemnification pursuant to (i) paragraphs 6.2(a)(i), 6.2(d), 6.2(e) or 6.2(f) or (ii) paragraph 6.2(b), but solely with respect to Retained Liabilities set forth in Section 1.4(c), unless the aggregate amount of liability with respect to matters referred to in clauses (i) and (ii) exceeds $500,000 and then only to the extent of such excess, and Seller’s maximum liability for all such matters shall not exceed $27,000,000.

6.3    Indemnification Obligations of Buyer.    In accordance with and subject to the provisions of this Article 6, Buyer shall indemnify Seller and its affiliates, officers, directors, employees and shareholders (each, a “Seller Indemnified Party”) against and in respect of all Losses of every nature by reason of or in connection with:

(a)    any breach of (i) any representations and warranties or (ii) any of the covenants or obligations of Buyer under this Agreement;

(b)    any Assumed Liabilities and any action, suit, claim, proceedings, whether in equity or at law, or any governmental investigation initiated against Seller based on or arising out of any Assumed Liabilities or the operations of the Managed Services Business; and

(c)    any Taxes and any Transfer Taxes for which, in either case, Buyer is liable pursuant to Sections 1.3(e) and/or 1.8 of this Agreement.

Buyer shall not be liable for indemnification pursuant to paragraph 6.3(a)(i) unless the aggregate amount of liability with respect to such matters exceeds $500,000 and then only to the extent of such excess, and Buyer’s maximum liability for all such matters shall not exceed $27,000,000.

6.4    Exclusive Remedy.    From and after the Closing Date, the provisions of this Article 6 shall constitute the exclusive remedy of each party to this Agreement for monetary damages in respect of a breach by the other party of the representations, warranties, covenants and obligations made by such other party hereunder and in respect of Seller’s indemnities of the Buyer Indemnified Parties contained in Sections 6.2(d), (e) and (f). The provisions of this Article 6 shall apply to any Claim for breach of any covenant, obligation, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant to this Agreement (other than a claim for specific performance or injunctive relief) and all such Claims shall be subject to the limitations and other provisions contained in this Article 6.

6.5    Notice of Claim.

(a)    In the event that Seller or Buyer (the “Indemnified Party”) shall become aware of any claim, liability, demand, proceeding or other matter (a “Claim”) in respect of which a Seller Indemnified Party or a Buyer Indemnified Party, as the case may be, shall be entitled to seek to be indemnified by Seller, or Buyer, as the case may be (the “Indemnifying Party”), pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

(i)    the factual basis for the Claim; and

(ii)    the amount of the Claim, if known.

The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

6.6    Direct Claims.    With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 90 days to make such investigation of the Claim as it considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 90-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration as provided herein.

6.7    Third Party Claims; Procedure and Defense.

(a)    The Indemnifying Party may assume the defense of any Third Party Claim, at its expense. If the Indemnifying Party so assumes the defense of a Claim, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to defend the Claim, within 30 days after receiving the Indemnified Party’s notice. An Indemnified Party may conduct the defense of a Claim until such time as the Indemnifying Party assumes the defense of such Claim, but such Indemnified Party may not (x) take any action that would materially prejudice the assertion of any reasonable defense by the Indemnifying Party or (y) settle such Claim without the Indemnifying Party’s written consent, which consent shall not unreasonably be withheld, conditioned or delayed.

(b)    Notwithstanding the Indemnifying Party’s assumption of defense of a Claim hereunder, the Indemnified Party shall have the right to participate in (but not control) the investigation and defense thereof, with separate counsel chosen by such Indemnified Party, at the Indemnified Party’s expense unless:

(i)    the Indemnifying Party shall have agreed to pay such fees and expenses;

(ii)    the Indemnifying Party shall have failed to assume the defense of such Claim as provided herein; or

(iii)    in the reasonable judgment of such Indemnified Party, based upon advice of its counsel, a conflict of interest exists between the Indemnifying Party and such Indemnified Party with respect to such Claim (in which case, such Indemnified Party shall have the right to notify the Indemnifying Party that such Indemnified Party elects to employ one (but not more than one) separate counsel at the Indemnifying Party’s expense).

6.8    Settlement of Third Party Claims.    If the Indemnifying Party fails to assume control of the defense of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defense of any Third Party Claim, neither party shall:

(a)    settle or compromise any Third Party Claim, or consent to the entry of any judgment relating thereto, that does not include as an unconditional term thereof the grant by the claimant or plaintiff to each other party of a release from any and all liability in respect thereof; or

(b)    settle or compromise any Third Party Claim, or consent to the entry of any judgment relating thereto, that would materially and adversely affect the other party, without the prior written consent of the other party; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

6.9    Co-operation.    The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available). Failure by the Indemnified Party to co-operate fully with the Indemnifying Party in the defense of a Claim shall constitute a breach hereunder and may be submitted to arbitration by the Indemnifying Party hereunder.

6.10    Arbitration.

(a)    Any dispute or controversy arising out of or relating to this Agreement that the parties are unable to resolve through informal discussions or negotiations shall be settled by binding arbitration in accordance with Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”), as modified and supplemented by the procedures set forth below. Judgment upon the award rendered by the arbitrator may be entered in and enforced by any court having jurisdiction thereof.

(b)    The parties shall attempt to select by agreement a single neutral arbitrator to hear the dispute, controversy or claim. If the parties fail to agree on a single neutral arbitrator within 30 days after the filing of the demand for arbitration, each party shall select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. In such case, any decision of a majority of the arbitrators shall be conclusive and binding upon both parties.

(c)    Pending the arbitrators’ determination of the merits of a dispute, claim or controversy, either party may apply to any court having jurisdiction to seek injunctive or other extraordinary relief.

(d)    The arbitration proceeding shall take place in Denver, Colorado.

(e)    Neither party shall be entitled to any punitive or exemplary damages whatsoever. The arbitrators will not have authority to award damages other than the types allowed by this Agreement.

(f)    Upon the request of a party, the arbitrators’ award shall include written findings of fact and conclusions of law.

(g)    Each party shall bear its own attorneys’ fees and its own costs and expenses, including filing fees, and one half of the total of the arbitrators’ fees and other administrative fees of arbitration (excluding filing fees).

(h)    Other than in actions seeking injunctive or extraordinary relief as a remedy, or in any action necessary to enforce the award of the arbitrators, the provisions of this Section are a complete defense to any legal proceeding instituted in any court or before any government authority with respect to any dispute, controversy, or claim arising out of or related to this Agreement, including its creation, validity, interpretation, breach, or termination, or any transactions contemplated herein. The provisions of this Section will survive the expiration or termination of this Agreement for any reason.

ARTICLE 7

TERMINATION

7.1    Termination.    This Agreement may be terminated at any time prior to Closing:

(a)    By the mutual written consent of Buyer and Seller;

(b)    By either Buyer or Seller, if the transactions contemplated herein are not consummated on or before October 31, 2002 (or such later date as may be agreed upon by the parties hereto), unless the failure of the Closing to have occurred by such date shall be due in whole or in part to a breach by the party or parties seeking to terminate this Agreement of its obligations under this Agreement.

(c)    By either Buyer or Seller, if any government authority of competent jurisdiction shall have issued or entered an order, writ, injunction or decree or any law or regulation shall be enacted or become applicable which shall have the effect of prohibiting or making illegal the transactions contemplated herein and such order, writ, injunction, decree, law or regulation shall have become final and non-appealable.

(d)    By either Buyer or Seller, if Seller’s stockholders shall have failed to approve the transactions contemplated herein at a meeting duly held in accordance with Section 4.11(d); or

(e)    By either Buyer or Seller, if Seller determines to enter into an agreement with respect to a Superior Proposal, provided that Seller may terminate this Agreement pursuant to this paragraph 7.1(e) only if Seller has complied in all material respects with Section 4.7.

7.2    Obligations Upon Termination.    All obligations of the parties hereunder shall cease upon any termination pursuant to Section 7.1, provided, however, that the obligations under Sections 4.1, 4.5, 6.10 and 8.2 of this Agreement shall survive without limitation and the obligations under Section 4.6 of this Agreement shall survive until the first anniversary of the date of such termination. The provisions of this paragraph shall survive any termination hereof pursuant to Section 7.1.

ARTICLE 8

MISCELLANEOUS

8.1    Notices.    All notices, requests, demands, and other communications required or permitted to be given hereunder shall be deemed to have been duly given when received and shall be addressed as follows:

If to Buyer:

Electronic Data Systems Corporation
5400 Legacy Drive, Mailstop H3-5F-22
Plano, Texas 75024
Attn:
Fax: (972)

with a copy to:

Electronic Data Systems Corporation
5400 Legacy, Mailstop H3-3A-05
Plano, Texas 75024
Attn: General Counsel
Fax: (972) 605-5610

If to Seller:

Loudcloud, Inc.
599 N. Mathilda Avenue
Sunnyvale, CA 94085
Attn: General Counsel
Fax: (408) 744-7384

with a copy to:

Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, CA 94025
Attn: David W. Ferguson
Fax: 650-752-2111

Each party may change the address to which such communications are to be directed to it by giving written notice to the other parties in the manner provided in this Section 8.1.

8.2    Expenses.    Each party shall pay and discharge all liabilities and expenses that it incurred or that were incurred on its behalf in connection with this Agreement and all related documents, including, but not limited to, all fees and expenses of agents, representatives, counsel, and accountants, and all amounts payable with respect to any claim for fees or commissions (if any) with respect to the transactions contemplated by this Agreement. Notwithstanding the foregoing, Seller agrees to pay Buyer a fee in immediately available funds equal to $2,000,000 promptly, but in no event later than two business days, after the termination of this Agreement pursuant to Section 7.1(e).

8.3    Governing Law; Entire Agreement.    This agreement shall be governed by the laws of the State of New York, without regard to any conflicts of law principles that would compel the application of the laws of another jurisdiction. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument. The article and section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation hereof. This Agreement and the schedules and exhibits referred to herein and all other instruments executed and delivered pursuant hereto, set forth the entire agreement and understanding of the parties with respect to the transactions contemplated herein and supersede all prior agreements and understandings relating to the subject matter hereof. All of the schedules and exhibits attached hereto are incorporated herein by reference and made a part hereof for all purposes.

8.4    Amendments and Waivers.    This Agreement shall not be changed, modified, or amended except by a writing signed by all the parties hereto, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to be charged. Any waiver hereunder shall be effective only with respect to the specific instance involved and shall not impair or affect any rights of such party hereunder in any other respect at any other time. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as set forth in Section 6.4, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

8.5    Successors and Assigns.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto except that Buyer shall be permitted to assign all or some of its obligations and benefits under this Agreement as the same is related to the Transferred Assets, Transferred Employees and/or the Assumed Liabilities to any of its direct or indirect wholly-owned subsidiaries.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this instrument on the date first above written.

LOUDCLOUD, INC.
/s/ BENJAMIN A. HOROWITZ By:
President and CEO Its:

LOUDCLOUD UK, LTD.
/s/ BENJAMIN A. HOROWITZ By:
Director Its:

ELECTRONIC DATA SYSTEMS CORPORATION
/s/ JEFF KELLY By:
President, Hosting Services Its:

EDS INFORMATION SERVICES L.L.C.
/s/ JEFF KELLY By:
Authorized Agent Its:

EDS RESOURCE MANAGEMENT CORPORATION
/s/ JEFF KELLY By:
Authorized Agent Its:

Collateral Document 1
Bill of Sale and Assignment of Rights

1.    For consideration, the receipt and sufficiency of which is hereby acknowledged, Loudcloud, Inc. (“Seller”) and Loudcloud UK, Ltd. (the “Selling Subsidiary”) hereby transfers to EDS Information Services, L.L.C. and EDS Resource Management Corporation (“Buyer”) all of Seller’s right, title and interest in and to assets used to conduct the Managed Services Business, including, but not limited to, the following:

(a)    Seller and the Selling Subsidiary hereby sell, transfer, assign and deliver to Buyer all of the right, title and interest of Seller and the Selling Subsidiary in, to and under the Transferred Assets; provided that no sale, transfer, assignment or delivery shall be made of any or any material portion of any of the Transferred Contracts if an attempted sale, assignment, transfer or delivery, without the consent of a third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer, Seller or the Selling Subsidiary thereunder.

(b)    Buyer does hereby accept all the right, title and interest of Seller and the Selling Subsidiary in, to and under all of the Transferred Assets (except as aforesaid) and Buyer assumes and agrees to pay, perform and discharge promptly and fully when due all of the Assumed Liabilities and to perform all of the obligations of Seller and the Selling Subsidiary to be performed under the Transferred Contracts except to the extent liabilities thereunder constitute Retained Liabilities.

2.    Buyer shall not assume any liabilities or obligations of Seller, the Transferred Assets or the Managed Services Business, other than the Assumed Liabilities, and shall not be responsible in any way, for any liabilities or obligations of Seller, the Transferred Assets or the Managed Services Business, other than the Assumed Liabilities, whether such liabilities are direct or indirect, contingent or otherwise. Except as otherwise expressly stated in the Agreement, Buyer shall not assume any liability for Taxes (as defined in the Agreement) with respect to periods ending on or prior to the Closing Date. Capitalized terms not otherwise defined herein shall have the same meanings as such terms have in the Agreement.

3.    Seller hereby appoints Buyer as Seller’s attorney-in-fact to demand, receive, and collect for its own use and benefit the Accounts Receivable. Seller further authorizes Buyer to do all things legally permissible that may be required to recover and collect the Accounts Receivable, but without cost, expense, or damages to Seller.

Executed on                          , 2002, at             .

LOUDCLOUD, INC.	ELECTRONIC DATA SYSTEMS CORPORATION
By: ____________________________________	By: ___________________________
Its: ____________________________________	Its: ____________________________
LOUDCLOUD UK, LTD.	EDS INFORMATION SERVICES L.L.C.
By: ___________________________________	By: ____________________________
Its: ___________________________________	Its: _____________________________
EDS RESOURCE MANAGEMENT CORPORATION
By: _____________________________
Its: ______________________________

Collateral Document 2
Seller’s Board Resolution

Exhibit A
System Integrator Term Sheet

Attached.

Exhibit B
License

Attached.

Exhibit C
Form of Opsware License Agreement

Attached.

Exhibit D
Form of Opsware Maintenance Agreement

Attached.

Exhibit E
Form of Opinion of Davis Polk & Wardwell

1.    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as presently conducted.

2.    The Company has all requisite corporate power and authority, including required stockholder approval, to execute, deliver and perform the Agreement and to consummate the transactions contemplated thereby. The Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company in accordance with its terms.

ANNEX B

June 14, 2002

Board of Directors
Loudcloud, Inc.
599 North Mathilda Avenue
Sunnyvale, California 94086

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to Loudcloud, Inc. (the “Company”) of the consideration to be received by the Company pursuant to the terms of the Asset Purchase Agreement, dated as of June 14, 2002 (the “Purchase Agreement”), by and among the Company, Loudcloud UK, Ltd., (“Company Sub”), Electronic Data Systems, Inc. (“Parent”), EDS Information Services, L.L.C. (“EIS”) and EDS Resource Management Corporation (“ERMC”) (Parent, EIS and ERMC are collectively referred to as the “Purchaser”). The Purchase Agreement provides for, among other things, the sale (the “Transaction”) of the assets primarily used to conduct the business of providing managed Internet services to third party customers (the “Business”) by the Company and Company Sub to the Purchaser in exchange for the aggregate payment of $63,500,000 in cash, subject to adjustments as set forth in the Purchase Agreement (the “Consideration”).

In arriving at our opinion, we have reviewed the Purchase Agreement and certain related documents, as well as certain publicly available business and financial information relating to the Company. We have also reviewed certain other information relating to the Company and the Business, including financial forecasts of the Business, provided to or discussed with us by the Company, and have met with the management of the Company to discuss the business and prospects of the Company and the Business. We have also considered certain financial data of the Company and the Business and certain stock market data of the Company, and we have compared those data with similar data for other publicly held companies in businesses we deemed similar to those of the Company and the Business, as applicable, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts for the Business that we have reviewed, we have been advised, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Business. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Business (including, without limitation, the Transferred Assets and the Assumed Liabilities (as such terms are defined in the Purchase Agreement)), nor have we been furnished with any such evaluations or appraisals. We have assumed, with your consent, that in the course of obtaining any necessary regulatory and third party approvals and consents for the Transaction, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company or the contemplated benefits of the Transaction. We have assumed that the Transaction will be consummated in accordance with the terms described in the Purchase Agreement, without any further amendments thereto, without waiver by any party of any of the conditions to its obligations thereunder and without any material decrease in the consideration to be received by the Company as a result of the indemnification provisions thereof. Pursuant to our discussions with you, in rendering our opinion we did not take into account the financial terms of the Opsware License Agreement attached as Exhibit D to the Purchase Agreement. Our opinion is necessarily based upon information made available to us as of the date hereof, and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the relative merits of the Transaction as compared to other business strategies that

Board of Directors
Loudcloud, Inc.
June 14, 2002

might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Transaction. In connection with our engagement, we were not requested to and did not solicit indications of interest from third parties regarding the possible acquisition of all or a part of the Business. We are not expressing any opinion herein as to the price at which shares of Company common stock have traded or may trade at any future time or any effect of the announcement, pendency or consummation of the Transaction on the Company.

We have acted as financial advisor to the Company solely in connection with providing this opinion to the Board of Directors of the Company. We will receive a fee for rendering this opinion. We and our affiliates have in the past provided financial and investment banking services to Parent and its affiliates and may in the future provide financial and investment banking services to the Company and Parent and their respective affiliates unrelated to the Transaction for which we have received, and expect to receive, compensation. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and Parent for our and such affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the Company is fair to the Company, from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

B-2

Annex C

CERTIFICATE OF AMENDMENT

OF

THE AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION

OF

LOUDCLOUD, INC.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

* * * * *

LOUDCLOUD, INC., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Article I of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

The name of the Corporation is Opsware Inc.

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by the President and Chief Executive Officer of the Corporation on this          day of             , 2002.

Loudcloud, Inc.

By:

	Name:	Benjamin A. Horowitz
	Title:	President and Chief Executive Officer

LOUDCLOUD

599 NORTH MATHILDA AVENUE
SUNNYVALE, CALIFORNIA 94085

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
LOUDCLOUD, INC.
FOR THE SPECIAL MEETING OF STOCKHOLDERS ON [date], 2002

The undersigned hereby constitutes and appoints Marc L. Andreessen and Benjamin A. Horowitz, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Special Meeting of Stockholders to be held at                                         , California, on                 ,                     , 2002 at           a.m., local time, and at any adjournments thereof, on all matters coming before said meeting.

(TO BE CONTINUED AND SIGNED ON REVERSE SIDE.)

Please date, sign and mail your proxy card as soon as possible.

Special Meeting of Stockholders of
LOUDCLOUD, INC.

                    , 2002

\/    Please Detach and Mail in the Envelope Provided    \/

A	Please mark your votes as in this example.
☒
1.      SALE OF OUR MANAGED SERVICES BUSINESS PURSUANT TO THE ASSET PURCHASE AGREEMENT DATED AS OF JUNE 14, 2002 BETWEEN US, OUR SUBSIDIARY, LOUDCLOUD UK, LTD. AND ELECTRONIC DATA SYSTEMS CORPORATION, EDS INFORMATION SERVICES, L.L.C. AND EDS RESOURCE MANAGEMENT CORPORATION.
FOR ☐	AGAINST ☐	ABSTAIN ☐

2. AMENDMENT OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CHANGE OUR NAME TO OPSWARE INC.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE ACCOMPANYING NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT FOR THE                         , 2002 SPECIAL MEETING OF STOCKHOLDERS

Stockholder Signature(s):	Stockholder Printed Name(s):	Date:

NOTE:
Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. If a corporation, please sign in full corporate name as President or other authorized officer. If a partnership, please sign in partnership name by authorized person.